Filed Pursuant to Rule 424(b)(3)

File No. 333-255312

PROSPECTUS

102,204,552 Shares of Common Stock

This prospectus relates to the offering and resale by the selling stockholders (the “Selling Stockholders”) identified herein of up to 102,204,552 shares of the common stock, par value $0.001 (the “common stock”) of Innovative Payment Solutions, Inc. (“IPSI,” the “Company,” “we,” “our,” or “us”), a Nevada corporation, which includes: (i) 39,977,779 shares of common stock, consisting of (a) 30,333,334 shares of common stock issued in a private placement transaction that closed on March 16, 2021 (the “March Private Placement”), (b) 5,066,667 shares of common stock issued on February 19, 2021 to a Selling Stockholder upon conversion of a 12.5% Original Issue Discount Convertible Note issued on February 3, 2021 in the aggregate principal amount of $228,000 at a conversion price of $0.05 per share (the “February 3rd Note”) which February 3rd Note was sold in a private placement transaction that closed on February 3, 2021 (the “February 3rd Private Placement”), (c) 4,577,778 shares of common stock issued to a Selling Stockholder on February 16, 2021, upon the conversion of a 12.5% Original Issue Discount Convertible Note in the aggregate principal amount of $206,000, at a conversion price of $0.05 per share (the “Second February 16th Note”), which was sold in a private placement transaction that closed on February 16, 2021 (the “Second February 16th Private Placement”); (ii) 14,989,333 shares of common stock issuable upon conversion of three 12.5% Original Issue Discount Convertible Notes in the aggregate principal amount of $2,044,000, plus $204,400.00 of interest to be accrued through the maturity date thereof, with a conversion price of $0.15 (as adjusted from an original conversion price of $0.23 per share, pursuant to the terms of such note for subsequent equity sales, the “Initial February 16th Notes”) issued in a private placement transaction that closed on February 16, 2021 (the “Initial February 16th Private Placement”) (the Initial February 16th Notes, the Second February 16th Note and the February 3rd Note being collectively referred to as the “Notes”); (iii) 47,237,440 shares of common stock underlying sixteen (16) five-year warrants, which includes (a) 15,166,668 shares of common stock issuable upon the exercise of warrants issued in the March Private Placement having an exercise price of $0.15 per share (the “March Warrants”), (b) 2,426,667 shares of common stock issuable upon the exercise of warrants issued to the placement agent in the March Private Placement having an exercise price of $0.1875 per shares (the “Placement Agent Warrants”), (c) 8,886,958 shares of common stock issuable upon the exercise of warrants issued in the Initial February 16th Private Placement having an exercise price of $0.15 per share (as adjusted from an original exercise price of $0.23 per share, pursuant to the terms of such warrants for subsequent equity sales the “Initial February 16th Warrants”), (d) 4,577,778 shares of common stock issuable upon the exercise of warrants issued in the Second February 16th Private Placement having an exercise price of $0.05 per share (the “Second February 16th Warrants”), (e) 15,244,446 shares of common stock issuable upon the exercise of warrants issued in the February 3rd Private Placement having an exercise price of $0.05 per share (the “February 3rd Warrants”), and (f) 934,923 shares of common stock issuable upon exercise of warrants issued on July 31, 2020, with an exercise price of $0.05 per share (the “July Warrants”), in a private placement transaction that closed on July 31, 2020 (the “July Private Placement”) (the March Warrants, the Initial February 16th Warrants, the Second February 16th Warrants, the February 3rd Warrants, the Placement Agent Warrants and the July Warrants, being collectively referred to as the “Warrants” and such shares as described in (i)-(iii), being collectively referred to as the “Shares”). We are registering the Shares pursuant to the registration rights agreements (“Registration Rights Agreements” and each a “Registration Rights Agreement”) that we entered into with certain of the Selling Stockholders on June 30, 2020, February 3, 2021, February 16, 2021 and March 11, 2021 and the engagement agreement that we entered into with the placement agent for the March Private Placement. See the section of this prospectus entitled “The Private Placements” for a description of the Private Placements, and the section of this prospectus entitled “Selling Stockholders” for additional information regarding the Selling Stockholders.

We are not selling any Shares in this offering. We, therefore, will not receive any proceeds from the sale of the Shares by the Selling Stockholders. However, we may receive gross proceeds upon the exercise of the Warrants if exercised for cash.

The Selling Stockholders may sell the Shares described in this prospectus in a number of different ways and at varying prices. The prices at which the Selling Stockholders may sell the Shares in this offering will be determined by the prevailing market price for the shares of our common stock or in negotiated transactions. See “Plan of Distribution” for more information about how the Selling Stockholders may sell the Shares being registered pursuant to this prospectus. The Selling Stockholders each may be deemed an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended. The Selling Stockholders have informed us that they do not currently have any agreement or understanding, directly or indirectly, with any person to distribute the Shares.

We have agreed to pay the expenses of the registration of the shares of our common stock offered and sold under the registration statement by the Selling Stockholders. The Selling Stockholders will pay any underwriting discounts, commissions and transfer taxes applicable to the shares of common stock sold by it.

Our common stock issued is traded on the OTCQB under the symbol “IPSI.” On April 12, 2021, the last reported sale price of our common stock on the OTCQB was $0.0929.

Investing in our securities involves various risks. See “Risk Factors” beginning on page 7 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 26, 2021

The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the common stock offered under this prospectus. The registration statement, including the exhibits, can be read on our website and the website of the Securities and Exchange Commission. See “Where You Can Find More Information.”

Information contained in, and that can be accessed through, our web site www.ipsipay.com shall not be deemed to be part of this prospectus or incorporated herein by reference and should not be relied upon by any prospective investors for the purposes of determining whether to purchase the Shares offered hereunder.

i

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains, in addition to historical information, certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), that includes information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation and availability of resources. Such forward-looking statements include those that express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. These forward-looking statements are based on our current expectations and projections about future events and they are subject to risks and uncertainties known and unknown that could cause actual results and developments to differ materially from those expressed or implied in such statements.

In some cases, you can identify forward-looking statements by terminology, such as “may,” “should,” “would,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “continue,” “plan,” “potential” and similar expressions. Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus or incorporated herein by reference.

You should read this prospectus and the documents we have filed as exhibits to the registration statement, of which this prospectus is part, completely and with the understanding that our actual future results may be materially different from what we expect. You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of those documents.

Risks, uncertainties and other factors that may cause our actual results, performance or achievements to be different from those expressed or implied in our written or oral forward-looking statements may be found in this prospectus under the heading “Risk Factors.”

Forward-looking statements speak only as of the date they are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of the information presented in this prospectus particularly our forward-looking statements, by these cautionary statements.

INDUSTRY AND MARKET DATA

This prospectus contains estimates and other statistical data made by independent parties and by us relating to market size and growth and other data about our industry. We obtained the industry and market data in this prospectus from our own research as well as from industry and general publications, surveys and studies conducted by third parties. This data involves a number of assumptions and limitations and contains projections and estimates of the future performance of the industries in which we operate that are subject to a high degree of uncertainty, including those discussed in “Risk Factors.” We caution you not to give undue weight to such projections, assumptions and estimates. Further, industry and general publications, studies and surveys generally state that they have been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe that these publications, studies and surveys are reliable, we have not independently verified the data contained in them. In addition, while we believe that the results and estimates from our internal research are reliable, such results and estimates have not been verified by any independent source.

ii

PROSPECTUS SUMMARY

Company Overview

We are a provider of next generation digital payment solutions and services to businesses and consumers. Our business model has substantially changed during the course of 2020. We have focused on developing a technology driven digital infrastructure via our IPSIPay Platform and IPSIPay applications and have plans to launch various digital payment cryptocurrency products, including, IPSI Pay, IPSI Stable Coin, IPSI Wallet and IPSI Payroll, using blockchain technology. We are developing a flexible ecosystem that will enable businesses and customers to adopt and utilize IPSI Pay prepaid card services, integrated payment service solutions in the U.S. and Mexico, transfer money to and from the U.S. swiftly and at minimal cost compared to traditional money transfer service providers, utilizing stable dollar backed digital coins thus allowing small businesses and consumers to have access to various payment routes previously not available to them. We also intend to use our kiosk payment system and service in the U.S.

Our initial introduction into virtual payment services was launched in the Mexican market in the third quarter of 2014 where we had an integrated network of kiosks, terminals and payment channels that enabled consumers to deposit cash, convert it into digital form and remit the funds to any merchant in our network swiftly and securely. We helped consumers and merchants connect more efficiently in markets and consumer segments that are largely cash-based and lack convenient alternatives to pay for services in physical, online or mobile environment.

On August 5, 2019, we entered into a Stock Purchase Agreement (“Vivi SPA”) with Vivi Holdings to sell to Vivi Holdings, our Mexican operations for 2,250,000 shares of common stock of Vivi Holdings (the “Stock Sale”), of which nine percent (9%) was allocated to the following: Gaston Pereira (5%), Andrey Novikov (2.5%), and Joseph Abrams (1.5%). The sale of the Mexican operations pursuant to the Vivi SPA was closed on December 31, 2019 after the receipt of a final fairness opinion and the approval of our shareholders. We no longer have any business operations in Mexico and our business is now focused on our U.S. operations based in Northridge, California.

Our Strategy

We offer a simple payment solution for consumers and businesses. We have plans to roll out 50 kiosks in Southern California to provide digital payments for the unbanked and underbanked using self-service kiosks and an E wallet ecosystem. The kiosks are currently located in our warehouses in Southern California awaiting re-engineering and installation. Due to measures imposed by the local governments in areas affected by COVID-19, businesses have been suspended due to quarantine intended to contain this outbreak and many people have been forced to work from home in those areas. As a result, installation of our network of kiosks, terminals and payment channels in Southern California has been delayed, which has had an adverse impact on our business and financial condition and has hampered our ability to generate revenue and access usual sources of liquidity on reasonable terms. During this delay, we decided to reengineer our kiosks to provide for additional functionality and features.

Our mission is to leverage our four-years of experience that we had with our Mexican kiosks and build out a U.S. only kiosk network in Southern California that will allow the majority of the Southern California market to transfer money to Mexico at a lower cost than their current options and make payments to Mexican vendors as well.

The launch of the kiosks in Southern California will be directed toward the heavily trafficked Mexican grocery stores, convenience stores, check cashing businesses, and gas stations. Our goal is to develop a distribution network of kiosks that allow our clients to enhance their customer experience by combining mobile and hardware interfaces, such as IPSI Wallet, our mobile wallet under development, coupled with self-service kiosks into a seamless customer centric ecosystem.

Business Model

Our primary source of revenue is expected to come from commissions and fees from money transfers. We also expect to derive revenue from a second screen on the kiosks which will be an ad driven revenue producer. Over the last 4 years we established the model, with over $11,000,000 in revenue 2019 and 2 million Mexican subscribers using the kiosks regularly. This experience and the vending partnerships established in those machines should facilitate the roll-out of our company owned machines in Southern California. This coupled with U.S. vending additions such as micro loans, money transmitting opportunities (a $30 Billion business), lotto tickets, and the built- in Mexican vendors, gives us what we believe to be the total solution for the Mexican consumer population in Southern California. After the launch of 50 kiosks in a small, designated Los Angeles area, we anticipate having a sophisticated distribution network of over 500 kiosks in California, Texas and Florida. With this initial launch in Southern California, we will own the first 50 machines and the retailer will receive 20% of the fees as rent. Alternatively, we may sell the kiosks to retailers for a unit price of $6,000 and in return receive 30% of the revenues.

Distribution Network

We are developing a distribution network along several verticals; 1) An agent network of independent businesses with high customer traffic in which our kiosks will be deployed generating additional revenue for them; and 2) Retailers that wish to decongest long lines and shift service payments to self-service kiosks.

Marketing

We participate in special local events and exhibitions and provide promo materials to distribute to retailers. We intend to direct advertisements to the mainly Spanish speaking customers in Southern California, along with our Spanish speaking employees that can educate and demonstrate services at the kiosks. We expect this will add tremendously to acceptance and word of mouth advertising in the respective neighborhoods.

Competition

The payment service business is highly competitive and continued growth depends on our ability to compete effectively. Although we don’t face direct competition in the form of kiosks, companies like Western Union, Money Gram and Wells Fargo, dominate the money remittance and wiring business. However, with the E wallet, our customer has the ability to deposit money into the kiosks and consequently create their own digital wallet bank on our network.

Government and Environmental Regulation and Laws

Currently our business is not impacted by government regulation. We may in the future be subject to a variety of regulations aimed at preventing money laundering and financing criminal activity and terrorism, financial services regulations, payment services regulations, consumer protection laws, currency control regulations, advertising laws and privacy and data protection laws and therefore expect to experience periodic investigations by various regulatory authorities in connection with the same, which may sometimes result in monetary or other sanctions being imposed on us. Many of these laws and regulations are constantly evolving and are often unclear and inconsistent with other applicable laws and regulations, making compliance challenging and increasing our related operating costs and legal risks. In particular, there has been increased public attention and heightened legislation and regulations regarding money laundering and terrorist financing. We may have to make significant judgment calls in applying anti-money laundering legislation and risk being found in non-compliance with such laws.

The regulatory regime governing blockchain technologies, cryptocurrencies, digital assets, utility tokens, security tokens and offerings of digital assets is uncertain, and new regulations or policies may materially adversely affect our development and the value. Regulation of digital assets, like IPSI Stable Coin, cryptocurrencies, blockchain technologies and cryptocurrency exchanges, is currently undeveloped and likely to rapidly evolve as government agencies take greater interest in them. Regulation also varies significantly among international, federal, state and local jurisdictions, and is subject to significant uncertainty. Various legislative and executive bodies in the United States and in other countries may in the future adopt laws, regulations, or guidance, or take other actions, which may severely impact the permissibility of digital assets generally and the technology behind them or the means of transaction or in transferring them. In addition, any violations of laws and regulations relating to the safeguarding of private information in connection with IPSI Stable Coin, IPSI Pay, IPSI Payroll and/or IPSI Wallet could subject us to fines, penalties or other regulatory actions, as well as to civil actions by affected parties. Any such violations could adversely affect the ability of the Company to maintain IPSI Stable Coin, IPSI Pay, IPSI Payroll and/or IPSI Wallet, which could have a material adverse effect on our operations and financial condition. Failure by us to comply with any laws, rules and regulations, some of which may not exist yet or are subject to interpretation and may be subject to change, could result in a variety of adverse consequences, including civil penalties and fines.

Human Capital/Employees

As of December 31, 2020, Innovative Payment/Solutions had 2 full time employees, which are its chief executive officer and chief technology officer and 5 consultants. None of our employees is represented by a labor union, and we consider our employee relations to be good.

The principal purposes of our 2018 Equity Incentive Plan (the “Plan”) is to attract, retain and motivate selected employees, consultants and directors through the granting of stock-based compensation awards and cash-based performance bonus awards.

Our Corporate History and Background

We were incorporated on September 25, 2013 under the laws of the State of Nevada originally under the name Asiya Pearls, Inc. On May 27, 2016, Asiya Pearls, Inc. filed a Certificate of Amendment to its Articles of Incorporation to change its name from Asiya Pearls, Inc. to QPAGOS.

Qpagos Corporation was incorporated on May 1, 2015 under the laws of Delaware under the name Qpagos Corporation as the holding company for its two 99.9% owned operating subsidiaries, QPagos, S.A.P.I. de C.V. (“Qpagos Mexico”) and Redpag Electrónicos S.A.P.I. de C.V. (“Redpag”). Each of these entities were incorporated in November 2013 in Mexico. Qpagos Mexico was formed to process payment transactions for service providers it contracts with as well as provide electronic payment solutions to multiple clients in several industry segments, including retail, financial transportation, and government; and Redpag was formed to deploy and operate kiosks as a distributor of Qpagos Mexico.

On August 31, 2015, QPAGOS Corporation entered into various agreements with the shareholders of Qpagos Mexico and Redpag to give effect to a reverse merger transaction (the “Reverse Merger’’). Pursuant to the Reverse Merger, the majority of the shareholders of Qpagos Mexico and Redpag effectively received shares in Qpagos Corporation, through various consulting and management agreements entered into with Qpagos Corporation and sold an effective 99.996% and 99.990% of the outstanding shares in Qpagos Mexico and Redpag, respectively to Qpagos Corporation. The series of transactions closed effective August 31, 2015. Upon the close of the Reverse Merger, Qpagos Corporation became the parent of Qpagos Mexico and Redpag and assumed the operations of these two companies as its sole business.

On May 12, 2016, Qpagos Corporation entered into an Agreement and Plan of Merger (the “Merger Agreement”) with QPAGOS and QPAGOS Merge, Inc., a Delaware corporation and wholly owned subsidiary of QPAGOS (“Merger Sub”). Pursuant to the Merger Agreement, on May 12, 2016 Qpagos Corporation and Merger Sub merged (the “Merger”), and Qpagos Corporation continued as the surviving corporation of the Merger and became a wholly owned subsidiary of QPAGOS. As a result of the Merger, each outstanding share of Qpagos Corporation common stock was converted into the right to receive two shares of QPAGOS common stock as set forth in the Merger Agreement. Under the terms of the Merger Agreement, we issued, and Qpagos Corporation stockholders received in a tax-free exchange, shares of our common stock such that Qpagos Corporation stockholders owned approximately 91% of our company immediately after the Merger. In addition, each outstanding warrant of Qpagos Corporation was assumed by us and converted into a warrant to acquire a number of shares of our common stock equal to twice the number of shares of common stock of Qpagos Corporation subject to the warrant immediately before the effective time of the Merger at an exercise price per share of Company common stock equal to 50% of the warrant exercise price for Qpagos Corporation common stock. There were no options outstanding in Qpagos Corporation prior to the merger.

On November 1, 2019, we changed our name from QPAGOS to Innovative Payment Solutions, Inc. On November 1, 2019, we also filed a Certificate of Change with the Secretary of State of the State of Nevada to effect a reverse split of our common stock at a ratio of 1-for-10 (the “Reverse Stock Split”), effective on November 1, 2019. As a result of the Reverse Stock Split, each ten (10) pre-split shares of common stock outstanding were automatically combined into one (1) new share of common stock. Unless otherwise stated, all share and per shares numbers in this prospectus have been adjusted to reflect the Reverse Stock Split.

On December 31, 2019, we consummated the disposal of Qpagos Corporation, including the two Mexican subsidiaries, Qpagos Mexico and Redpag, in exchange for 2,250,000 shares of common stock of Vivi Holdings, of which nine percent (9%) was allocated to the following: Gaston Pereira (5%), Andrey Novikov (2.5%), and Joseph Abrams (1.5%). The Vivi SPA was closed on December 31, 2019 after the satisfaction of customary conditions, the receipt of a final fairness opinion and the approval of our shareholders. We no longer have any business operations in Mexico and have retained our U.S. operations based in Northridge, California.

Corporate Information

Our principal offices are located at 19355 Business Center Drive, #9, Northridge, CA, 91324, and our telephone number at that office is (818) 864-8404. Our website address is www.ipsipay.com. Information contained in our website does not form part of this prospectus and is intended for informational purposes only.

Available Information

We have included our website address as a factual reference and do not intend it to be an active link to our website. We make available on our website, www.ipsipay.com., our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act. These reports are available free of charge through the investor relations page of our internet website as soon as reasonably practicable after those reports are filed with the SEC.

Summary Risk Factors

Our business faces significant risks and uncertainties of which investors should be aware before making a decision to invest in our common stock. If any of the following risks are realized, our business, financial condition and results of operations could be materially and adversely affected. The following is a summary of the more significant risks relating to the Company. A more detailed description of our risk factors set forth under the caption “Risk Factors” in this prospectus.

Risks Relating to our Company

●	We have had very limited operations to date with our new business model.

●	We may continue to generate operating losses and experience negative cash flows and it is uncertain whether we will achieve profitability.

●	The COVID-19 pandemic has caused a delay in our roll out plans which has negatively impacted our ability to generate revenue and operations and our results of operations.

●	If we cannot establish profitable operations, we will need to raise additional capital to fully implement our business plan, which may not be available on commercially reasonable terms, or at all, and which may dilute your investment.

●	We have identified material weaknesses in our internal controls, and we cannot provide assurances that these weaknesses will be effectively remediated or that additional material weaknesses will not occur in the future.

●	Servicing our debt requires a significant amount of cash and certain covenant restrictions under our indebtedness may limit our ability to operate our business.

●	We will be dependent on technology networks and systems to process, transmit and securely store electronic information and we could be subject to liability if our technology systems fail to be secure.

Risks Relating to our Kiosk Business

●	The payment services industry is highly competitive, and many of our competitors are larger and have greater financial and other resources.

●	There is uncertainty as to market acceptance of our technology and services.

●	We rely on an outside vendor for the supply of key kiosk parts and the partial or complete loss of this supplier could cause customer supply or production delays and as a result potentially a loss of revenues.

●	We are subject to the economic risk and business cycles of our merchants and agents and the overall level of consumer spending.

●	A decline in the use of cash as a means of payment may result in a decline in the use of our kiosks and terminals.

●	Our business operations are geographically concentrated and could be significantly affected by any adverse change in the regions in which we operate.

●	We are not currently subject to extensive government regulation; however, we could be subject to extensive government regulation once we implement our cryptocurrency operations, and there can be no guarantee that new regulations applicable to our business will not be enacted.

Risks Related to our Plans to Launch Various Digital Payment Cryptocurrency Products

●	There can be no assurance that we will be successful in developing digital payment cryptocurrency products.

●	We will be dependent upon the growth of the blockchain industry in general, as well as the networks on which we will rely to operate IPSI Stable Coin and IPSI Wallet, all of which is subject to a high degree of uncertainty.

●	The regulatory regime governing blockchain technologies, cryptocurrencies, digital assets, utility tokens, security tokens and offerings of digital assets is evolving and uncertain, and new regulations or policies may materially adversely affect our development.

General Risk Factors

●	The laws and regulations regarding our industry is constantly evolving and failure to comply may adversely impact our business.

●	Our systems and the systems of our third-party providers may fail due to factors beyond our control, which could interrupt our service, cause us to lose business and increase our costs.

●	Unauthorized disclosure of data, whether through cybersecurity breaches, computer viruses or otherwise, could expose us to liability, protracted and costly litigation and damage our reputation.

●	We may not be able to successfully protect the intellectual property we license or own and may be subject to infringement claims.

●	Certain of our officers may have a conflict of interest.

Risks Relating to our Securities

●	There is currently a limited public trading market for our common stock and an active market may never develop.

●	Our stock price has fluctuated in the past, has recently been volatile and may be volatile in the future, and as a result, investors in our common stock could incur substantial losses.

●	Because our common stock may be a “penny stock,” it may be more difficult for investors to sell shares of our common stock, and the market price of our common stock may be adversely affected.

●	Our investors’ ownership may be diluted in the future.

THE OFFERING

Issuer:	Innovative Payment Solutions, Inc., a Nevada corporation

Securities offered by the Selling Stockholders	102,204,552 shares of our common stock, including (i) 39,977,779 shares of common stock, (ii) 14,989,333 shares of common stock issuable upon conversion of the Notes, and (iii) 47,237,440 shares of common stock issuable upon exercise of the Warrants.

Total Common Stock outstanding after this offering	440,043,533 shares of common stock; assuming all of the Shares offered in this offering are issued including Shares issuable upon conversion of the Notes and exercise of the Warrants.

Use of Proceeds	We will not receive any proceeds from the sale of the Shares covered by this prospectus. However, we may receive gross proceeds upon the exercise of the Warrants if exercised for cash. See “Use of Proceeds.”

Risk Factors	Investing in our securities involves a high degree of risk. For a discussion of factors to consider before deciding to invest in our securities, you should carefully review and consider the “Risk Factors” section of this prospectus beginning on page 7 of this prospectus.

RISK FACTORS

Investing in our common stock involves a high degree of risk, and you should be able to bear the complete loss of your investment. You should carefully consider the risks described below, the other information in this prospectus and the documents incorporated by reference herein when evaluating our company and our business. If any of the following risks actually occur, our business could be harmed. In such case, the trading price of our common stock could decline and investors could lose all or a part of the money paid to buy our common stock

Risks Relating to our Company

We have had very limited operations to date with our new business model.

In December 2019, we sold our Mexican operations and are now focused on operations in the United States. To date, as a result of COVID-19 business closures, the installation of our network of kiosks, terminals and payment channels in Southern California has been delayed, and we have not yet installed any kiosks in the United States. As such, we have a very limited operating history. We have yet to demonstrate our ability to overcome the risks frequently encountered in the payment services industry in the United States and are still subject to many of the risks common to early stage companies, including the uncertainty as to our ability to implement our business plan, market acceptance of our proposed business and services, under-capitalization, cash shortages, limitations with respect to personnel, financing and other resources and uncertainty of our ability to generate revenues. There is no assurance that our activities will be successful or will result in any revenues or profit, and the likelihood of our success must be considered in light of the stage of our development. There can be no assurance that we will be able to consummate our business strategy and plans, or that financial, technological, market, or other limitations may not force us to modify, alter, significantly delay, or significantly impede the implementation of such plans. We have insufficient results for investors to use to identify historical trends. Investors should consider our prospects considering the risks, expenses and difficulties we will encounter as an early-stage company. Our revenue and income potential is unproven and our business model is continually evolving. We are subject to the risks inherent to the operation of a new business enterprise and cannot assure you that we will be able to successfully address these risks.

We may continue to generate operating losses and experience negative cash flows and it is uncertain whether we will achieve profitability.

For the years ended December 31, 2020 and 2019, we incurred a net loss of $5,444,544 and $3,729,106, respectively. We have an accumulated deficit of $27,629,575 through December 31, 2020. We expect to continue to incur operating losses until such time, if ever, as we are able to achieve sufficient levels of revenue from operations. There can be no assurance that we will ever generate significant sales or achieve profitability. Accordingly, the extent of future losses and the time required to achieve profitability, if ever, cannot be predicted at this point.

We also expect to experience negative cash flows for the foreseeable future as we fund our operating losses. Although we believe our existing cash and cash equivalents will be sufficient for the near term, in the long term we may not generate significant revenues or raise additional financing in order to achieve and maintain profitability. Our failure to achieve or maintain profitability would likely negatively impact the value of our securities and financing activities.

The COVID-19 pandemic has caused a delay in our roll out plans which has negatively impacted our ability to generate revenue and operations and results of operations.

The COVID-19 pandemic has required our management to focus their attention primarily on responding to the challenges presented by the pandemic, including implementing our new business strategy as quickly and efficiently as possible, and adjusting our operations to address changes in the virtual payments industry. Due to measures imposed by the local governments in areas affected by COVID-19, businesses have been suspended due to quarantine intended to contain this outbreak and many people have been forced to work from home in those areas. As a result, installation of our network of kiosks, terminals and payment channels in Southern California has been delayed, which has had an adverse impact on our business and financial condition and has hampered its ability to generate revenue and access usual sources of liquidity on reasonable terms.

We may need additional funding and may be unable to raise capital when needed, which would force us to delay, reduce or eliminate our product development programs or commercialization efforts.

As of December 31, 2020, we had cash and cash equivalents of $94,703. Subsequent to December 31, 2020, we raised an additional $4,550,000 from the sale of our securities. We believe that based on our current operating plan, our existing cash and cash equivalents will be sufficient to enable us to fund our operations for the near term and our debt and other obligations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.” However, we believe we will need additional funds to fully implement our business plan. Additional equity or debt financing, may not be available on acceptable terms, if at all, particularly in the current economic environment. If adequate funds are not available, we may be required to delay, reduce the scope of or eliminate, one or more of our new products in development.

Until such time, if ever, as we can generate substantial product revenues, we will be required to finance our cash needs through public or private equity offerings, debt financings and corporate collaboration and licensing arrangements. If we raise additional funds by issuing equity securities, our stockholders may experience dilution. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. Any debt financing or additional equity that we may raise may contain terms, such as liquidation and other preferences, that are not favorable to us or our stockholders. If we raise additional funds through collaboration and licensing arrangements with third parties, it may be necessary to relinquish valuable rights to our technologies, research programs or product candidates or grant licenses on terms that may not be favorable to us.

If we cannot establish profitable operations, we will need to raise additional capital to fully implement our business plan, which may not be available on commercially reasonable terms, or at all, and which may dilute your investment.

Achieving and sustaining profitability will require us to increase our revenues and manage our operating and administrative expenses. We cannot guarantee that we will be successful in achieving profitability. If we are unable to generate sufficient revenues to pay our expenses and our existing sources of cash and cash flows are otherwise insufficient to fund our activities, we will need to raise additional funds to continue our operations and in order to fully implement our business plan. If we do not generate such revenue from operations, we may be forced to limit our expansion. Furthermore, if we issue equity or debt securities to raise additional funds, our existing stockholders, may experience dilution, and the new equity or debt securities may have rights, preferences and privileges senior to those of our existing stockholders. If we are unsuccessful in achieving profitability, and we cannot obtain additional funds on commercially reasonable terms or at all, we may be required to curtail significantly or cease our operations, which could result in the loss to investors of their investment in our securities.

We have identified material weaknesses in our internal controls, and we cannot provide assurances that these weaknesses will be effectively remediated or that additional material weaknesses will not occur in the future. If our internal control over financial reporting or our disclosure controls and procedures are not effective, we may not be able to accurately report our financial results, prevent fraud, or file our periodic reports in a timely manner, which may cause investors to lose confidence in our reported financial information and may lead to a decline in our stock price.

Our management is responsible for establishing and maintaining adequate internal control over our financial reporting, as defined in Rule 13a-15(f) under the Exchange Act. We have identified material weaknesses in our internal controls with respect to our segregation of duties and our limited resources and our insufficient controls over review of accounting for certain complex transactions therefore our disclosure controls and procedures are not effective in providing material information required to be included in our periodic SEC filings on a timely basis and to ensure that information required to be disclosed in our periodic SEC filings is accumulated and communicated to our management to allow timely decisions regarding required disclosure about our internal control over financial reporting. Due to limited staffing, we are not always able to detect errors or omissions in financial reporting. If we fail to comply with the rules under Sarbanes-Oxley related to disclosure controls and procedures in the future, or, if we continue to have material weaknesses and other deficiencies in our internal control and accounting procedures and disclosure controls and procedures, our stock price could decline significantly and raising capital could be more difficult. If additional material weaknesses or significant deficiencies are discovered or if we otherwise fail to address the adequacy of our internal control and disclosure controls and procedures our business may be harmed. Moreover, effective internal controls are necessary for us to produce reliable financial reports and are important to helping prevent financial fraud. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our securities could drop significantly.

To date we have not successfully generated sufficient revenue to pay our operating expenses and have relied on proceeds from recent note issuances to pay the deficiency.

As of December 31, 2020, we had outstanding convertible debt in the principal amount of $903,641, net of unamortized discount of $980,852, pursuant to the terms of various notes that we issued. Subsequent to December 31, 2020, we issued unsecured convertible notes in the aggregate principal amounts of $1,788,500. At March 29, 2021, our only remaining debt was convertible debt in the principal amount of $2,044,000. To date, we have not generated sufficient revenue to pay the balances owed under these notes and provide sufficient working capital to run our business. The outstanding principal amount of the notes is convertible at any time and from time to time at the election of the holder after certain periods of time into shares of our common stock at discounts to the market price of our common stock. In addition, upon the occurrence and during the continuation of an Event of Default (as defined in the notes), the notes each will become immediately due and payable and we have agreed to pay additional default interest rates. Upon conversion of these notes, our current shareholders will suffer dilution, which could be significant.

Servicing our debt requires a significant amount of cash. Our ability to generate sufficient cash to service our debt depends on many factors beyond our control.

Our ability to make payments on and to refinance our debt, to fund planned capital expenditures and to maintain sufficient working capital depends on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We cannot assure you that our business will generate sufficient cash flow from operations or from other sources in an amount sufficient to enable us to service our debt or to fund our other liquidity needs. If our cash flow and capital resources are insufficient to allow us to make scheduled payments on our debt, we may need to seek additional capital or restructure or refinance all or a portion of our debt on or before the maturity thereof, any of which could have a material adverse effect on our business, financial condition or results of operations. We cannot assure you that we will be able to refinance any of our debt on commercially reasonable terms or at all, or that the terms of that debt will allow any of the above alternative measures or that these measures would satisfy our scheduled debt service obligations. If we are unable to generate sufficient cash flow to repay or refinance our debt on favorable terms, it could significantly adversely affect our financial condition and the value of our outstanding debt. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. There can be no assurance that we will be able to obtain any financing when needed.

Covenant restrictions under our indebtedness may limit our ability to operate our business.

The notes contain, and our future indebtedness agreements may contain covenants that restrict our ability to finance future operations or capital needs or to engage in other business activities. The Notes restrict our ability to:

●	incur, assume or guarantee or suffer to exist any indebtedness for borrowed money of any kind, including, but not limited to, a guarantee, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom other than Permitted Indebtedness (as defined in the notes);

●	repurchase capital stock;

●	repay any Indebtedness (as defined in the notes) other than certain secured notes which are no longer outstanding or Permitted Indebtedness or make other restricted payments including, without limitation, paying dividends and making investments;

●	create liens;

●	sell or otherwise dispose of assets; and

●	enter into transactions with affiliates.

●	In addition, the notes contain price protection anti-dilution provisions that will discourage financing at prices below the conversion price of the notes and will result in a decrease in the conversion price of the notes if we should issue securities below such price.

Our failure to fulfill all of our registration requirements may cause us to suffer liquidated damages, which may be very costly.

Pursuant to the terms of certain Registration Rights Agreements that we entered into in connection with the private placements described elsewhere in this prospectus, and our issuance of common stock, notes and warrants in relation thereto, we are required to file a registration statement with respect to securities issued to the note and warrant holders within a certain time period, the registration statement must be declared effective within a certain specified time period and we must maintain the effectiveness of such registration statement. If we fail to do so we could be required to pay liquidated damages. There can be no assurance as to when this registration statement will be declared effective or that we will be able to maintain the effectiveness of any registration statement, and therefore there can be no assurance that we will not incur damages under the various Registration Rights Agreements.

We will be dependent on technology networks and systems to process, transmit and securely store electronic information and we could be subject to liability if our technology systems fail to be secure.

We could be held liable for damages or our reputation could suffer from security breaches or disclosure of confidential information or personal data. We will be dependent on technology networks and systems to process, transmit and securely store electronic information and to communicate with our kiosks, with our partners and with our customers. Security breaches of this infrastructure could lead to shutdowns or disruptions of our systems and potential loss or unauthorized disclosure of confidential information or data, including personal data. The theft and/or unauthorized use or publication of our, or our customers’, confidential information or other proprietary business information as a result of such an incident could adversely affect our competitive position and reduce marketplace acceptance of our services. Any failure in the networks or computer systems used by us or our customers could result in a claim for substantial damages against us and significant reputational harm, regardless of our responsibility for the failure. In addition, the Company will have access to or are required to manage, utilize, collect and store sensitive or confidential customer or employee data, including personal data. As a result, we are subject to numerous U.S. and non-U.S. laws and regulations designed to protect this information, such as various U.S. federal and state laws governing the protection of personal data. If any person, including any of our employees, negligently disregards or intentionally breaches controls or procedures with which we are responsible for complying with respect to such data, or otherwise mismanages or misappropriates that data, or if unauthorized access to or disclosure of data in our possession or control occurs, we could be subject to liability and penalties in connection with any violation of applicable privacy laws and/or criminal prosecution, as well as significant liability to our customers or our customers’ clients’ for breaching contractual confidentiality and security provisions or privacy laws. The loss or unauthorized disclosure of sensitive or confidential customer or employee data, including personal data, whether through breach of computer systems, systems failure, employee negligence, fraud or misappropriation, or otherwise, could damage our reputation and cause us to lose customers. Similarly, unauthorized access to or through our information systems and networks or those we develop or manage for our customers, whether by our employees or third parties, could result in negative publicity, legal liability and damage to our reputation, which could in turn harm our business, results of operations, or financial condition.

Risks Related to our Kiosk Business

The payment services industry is highly competitive, and many of our competitors are larger and have greater financial and other resources.

The payment services industry is highly competitive, and the implementation of our new business strategy and growth depends on our ability to compete effectively with both traditional and non-traditional payment service providers. Although we do not currently face direct competition from any competitor in exactly the same kiosk-based line of business as ours, we currently expect to face competition from a variety of financial and non-financial business groups which include retail banks, non-traditional payment service providers, such as retailers, like 7-Eleven and Walmart which provide mobile top-up services, and mobile network operators, traditional kiosk and terminal operators and electronic payment system operators, as well as other companies that provide various forms of payment services, including electronic payment and payment processing services. Competitors in our industry seek to differentiate themselves by offering features and functionalities such as speed, convenience, network size, accessibility, hours of operation, reliability and price. A significant number of these competitors have greater financial, technological and marketing resources than we have, operate robust networks and are highly regarded by consumers.

There is uncertainty as to market acceptance of our technology and services.

We have conducted our own research of the markets for our services; however, because we are a new entrant into the market, we cannot guarantee market acceptance of our services and have somewhat limited information on which to estimate our anticipated level of sales. Our services require consumers and service providers to adopt our technology. Our industry is susceptible to rapid technological developments and there can be no assurance that we will be able to match any new technological advances. If we are unable to match the technological changes in the needs of our customers the demand for our products will be reduced.

We rely on an outside vendor for the supply of key kiosk parts and the partial or complete loss of this supplier could cause customer supply or production delays and, as a result, potentially a loss of revenues.

We currently rely on a vendor to manufacture substantial portions of critical hardware that are used with or included in our kiosks. Although we do not believe the contract is material to us because there are other vendors that could supply the hardware required for the kiosks, we do not have a contract with any other vendors and therefore, if our present vendor was to delay or terminate its performance, our business could be disrupted.

Although we may add or change our vendors in the future, our reliance on vendors is expected to continue and involves other risks, including our limited control over the availability of components, delivery schedules, pricing and product quality. We may also experience delays, additional expenses and lost sales as a result of our dependency upon outside vendors. If the outside vendors on which we rely are not able to supply us with needed products or parts, or were to cease or interrupt production, and if other existing vendors were also unable to supply us in a timely manner, or on comparable terms, our business could be materially adversely impacted.

Our reliance on outside vendors for our kiosk hardware involves several risks, including the following:

●	there are a number of reasons our suppliers of required parts may cease or interrupt production or otherwise fail to supply us with an adequate supply of required parts, including contractual disputes with our supplier or adverse financial developments at or affecting the supplier;

●	we have reduced control over the pricing of third party-supplied materials, and our suppliers may be unable or unwilling to supply us with required materials on commercially acceptable terms, or at all;

●	we have reduced control over the timely delivery of third party-supplied materials; and

●	our suppliers may be unable to develop technologically advanced products to support our growth and development of new systems.

Disruptions in international trade and finance or in transportation also may have a material adverse effect on our business, financial condition and results of operations. Any significant disruption in our operations for any reason, such as regulatory requirements, scheduling delays, quality control problems, loss of certifications, power interruptions, fires, hurricanes, war or threats of terrorism, labor strikes or contract disputes could adversely affect our sales and customer relationships. In addition, in the event of a breach of law by a vendor based outside of the U.S. or a breach of a contractual obligation that has an adverse effect upon our operations, we may have little or no recourse because all of our vendors’ assets could be located in a foreign country, such as Russia, Italy, Germany, Canada or the People’s Republic of China, where it may difficult or impossible to effect service of process and uncertainty exists as to whether the courts in such foreign jurisdiction would recognize or enforce a judgment of a U.S. court obtained against the vendor.

We are subject to the economic risk and business cycles of our merchants and agents and the overall level of consumer spending.

The payment services industry depends heavily on the overall level of consumer spending. We are exposed to general economic conditions that affect consumer confidence, consumer spending, consumer discretionary income or changes in consumer purchasing habits. Economic factors such as employment levels, business conditions, energy and fuel costs, interest rates, and inflation rate could reduce consumer spending or change consumer purchasing habits. A reduction in the amount of consumer spending could result in a decrease in our revenue and profits. If our merchants make fewer sales of their products and services using our services or consumers spend less money per transaction, we will have fewer transactions to process at lower amounts, resulting in lower revenue. Weakening in the economy could have a negative impact on our merchants, as well as consumers who purchase products and services using our payment processing systems, which could, in turn, negatively impact our business, financial condition and results of operations, particularly if the recessionary environment disproportionately affects some of the market segments that represent a larger portion of our payment processing volume. In addition, these factors could force some of our merchants and/or agents to liquidate their operations or go bankrupt, or could cause our agents to reduce the number of their locations or hours of operation, resulting in reduced transaction volumes. We also have a certain amount of fixed costs, including salaries and rent, which could limit our ability to adjust costs and respond quickly to changes affecting the economy and our business.

If consumer confidence in our business deteriorates, our business, financial condition and results of operations could be adversely affected.

Our business is built on consumers’ confidence in our brands, as well as our ability to provide fast, reliable payment services. As a consumer business, the strength of our brand and reputation are of paramount importance to us. A number of factors could adversely affect consumer confidence in our brand, many of which are beyond our control, and could have an adverse impact on our results of operations. These factors include:

●	any regulatory action or investigation against us;

●	any significant interruption to our systems and operations; and

●	any breach of our security systems or any compromises of consumer data.

A decline in the use of cash as a means of payment may result in a decline in the use of our kiosks and terminals.

We believe that consumers making cash payments are more likely to use our kiosks and terminals than where alternative payment methods are available. As a result, we believe that our profitability depends on the use of cash as a means of payment. During the COVID-19 pandemic the use of cash has been discouraged by some local governmental authorities and health experts. There can be no assurance that over time, the prevalence of cash payments in Southern California will not decline as a greater percentage of the population adopts credit and debit card payments and electronic banking. The shift from cash payments to credit and debit card payments and electronic banking could reduce our market share and payment volumes and may have a material adverse effect on our business, financial condition and results of operations.

Our business operations are geographically concentrated and could be significantly affected by any adverse change in the regions in which we operate.

Our business operations are now solely in the United States, currently southern California. Because to date we plan to derive all of our total revenues from our operations in United States and expect to continue to derive a significant portion of our revenue from operations solely in the United States with a focus on southern California for the near future, our business is exposed to adverse regulatory and competitive changes, economic downturns and changes in political conditions in the United States. Moreover, due to the concentration of our businesses in the United States, our business is less diversified and, accordingly, is subject to regional risks.

We are not currently subject to extensive government regulation; however, we could be subject to extensive government regulation once we implement our cryptocurrency operations, and there can be no guarantee that new regulations applicable to our business will not be enacted.

Currently our business is not impacted by government regulation; however, we may be subject to a variety of regulations aimed at preventing money laundering and financing criminal activity and terrorism, financial services regulations, payment services regulations, consumer protection laws, currency control regulations, advertising laws and privacy and data protection laws and therefore experience periodic investigations by various regulatory authorities in connection with the same, which may sometimes result in monetary or other sanctions being imposed on us. Many of these laws and regulations are constantly evolving, and are often unclear and inconsistent with other applicable laws and regulations, making compliance challenging and increasing our related operating costs and legal risks. In particular, there has been increased public attention and heightened legislation and regulations regarding money laundering and terrorist financing. We may have to make significant judgment calls in applying anti-money laundering legislation and risk being found in non-compliance with such laws. The cryptocurrency business may be subject to extensive regulation, see “Risks Related to our Plans to Launch Various Digital Payment Cryptocurrency Products.” The regulatory regime governing blockchain technologies, cryptocurrencies, digital assets, utility tokens, security tokens and offerings of digital assets is evolving and uncertain, and new regulations or policies may materially adversely affect our development.

Risks Related to our Plans to Launch Various Digital Payment Cryptocurrency Products

There can be no assurance that we will be successful in developing digital payment cryptocurrency products.

We are developing and plan to launch various digital payment cryptocurrency products, including, IPSI Pay, IPSI Stable Coin, IPSI Wallet and IPSI Payroll, using blockchain technology. No assurance can be given that we will be able to successfully launch these products as and when planned. To date, we have no experience with cryptocurrency products. In addition, the use of cryptocurrencies to, among other things, buy and sell goods and services and complete transactions, is part of a new and rapidly evolving industry that employs cryptocurrency assets based upon a computer-generated mathematical and/or cryptographic protocol. Large-scale acceptance of cryptocurrencies as a means of payment has not, and may never, occur. The growth of this industry in general, and the use of cryptocurrencies in particular, is subject to a high degree of uncertainty, and the slowing or stopping of the development or acceptance of developing protocols may occur unpredictably.

There is uncertainty in the accounting treatment of digital assets and therefore we cannot predict the impact our new digital asset line of business will have on our financial statements.

There has been limited precedent set for the financial accounting of digital assets, including accounting for the issuance of any digital asset related to IPSI Stable Coin, IPSI Wallet. It is unclear how we will be required to account for issuances of our own digital assets, that we receive as part of expected revenue and any digital assets we could hold on our balance sheet. Furthermore, a change in regulatory or financial accounting standards could result in the necessity to restate our financial statements. Such a restatement could negatively impact our business, prospects, financial condition and results of operations. Such circumstances could have a material adverse effect on our ability to continue as a going concern or to pursue this segment at all, which could have a material adverse effect on our business, prospects or operations and potentially the value of any cryptocurrencies we hold or expect to acquire for our own account, including IPSI Stable Coin, to the detriment of our investors.

We will be dependent upon the growth of the blockchain industry in general, as well as the networks on which we will rely to operate IPSI Stable Coin and IPSI Wallet, all of which is subject to a high degree of uncertainty.

The further development and acceptance of blockchain networks, which are part of a new and rapidly changing industry, are subject to a variety of factors that are difficult to evaluate. The slowing or stopping of the development or acceptance of blockchain networks and blockchain assets could have a material adverse effect on our business plans and plans for IPSI Stable Coin and IPSI Wallet, which may have a material adverse effect on us and our stockholders. The growth of the blockchain industry in general, as well as the networks on which we will rely to operate IPSI Stable Coin and IPSI Wallet, is subject to a high degree of uncertainty. The cryptocurrency and crypto securities industries as a whole have been characterized by rapid changes and innovations and are constantly evolving. The slowing or stopping of the development, general acceptance and adoption and usage of blockchain networks and blockchain assets may materially adversely affect our business plans. For example, given the regulatory complexity with respect to cryptocurrency and related digital assets, complying with such regulations, which could change in the future or be subject to new interpretations, could have a material and adverse effect on our ability to develop, launch and continue to operate IPSI Stable Coin and IPSI Wallet. In addition, the tax and accounting consequences to us related to IPSI Stable Coin and IPSI Wallet are uncertain, which could lead to incorrect reporting, classification or liabilities. If we successfully pursue our expected plans related to IPSI Stable Coin and IPSI Wallet the structural foundation of IPSI Stable Coin and IPSI Wallet, and the software applications and other interfaces or applications upon which IPSI Stable Coin and IPSI Wallet may rely in the future, are and will be unproven. There can be no assurances that IPSI Stable Coin and IPSI Wallet will be fully secure, which may result in impermissible transfers, a complete loss of users’ IPSI Stable Coin or amounts held in their IPSI Wallet, or an unwillingness of users to access, adopt and utilize IPSI Stable Coin and IPSI Wallet, whether through system faults or malicious attacks. Any such faults or attacks on IPSI Stable Coin or IPSI Wallet may materially and adversely affect our business.

Because IPSI Stable Coin and IPSI Wallet will likely be a digital asset built and transacted initially on top of existing third-party blockchain technology, the Company will be reliant on another blockchain network, and users may be subject to the risk of wallet incompatibility and blockchain protocol risks. Reliance upon another blockchain technology to create the IPSI Stable Coin and IPSI Wallet subjects us and users to the risk of digital wallet incompatibility, or additional ecosystem malfunction, unintended function, unexpected functioning of, or attack on, the providers’ blockchain protocol, which may cause IPSI Stable Coin and/or IPSI Wallet to malfunction or function in an unexpected manner, including, but not limited to, slowdown or complete cessation in functionality of the network.

The regulatory regime governing blockchain technologies, cryptocurrencies, digital assets, utility tokens, security tokens and offerings of digital assets is evolving and uncertain, and new regulations or policies may materially adversely affect our development.

The regulatory regime governing blockchain technologies, cryptocurrencies, digital assets, utility tokens, security tokens and offerings of digital assets is uncertain, and new regulations or policies may materially adversely affect the development and the value of the Company and IPSI Stable Coin. Regulation of digital assets, like IPSI Stable Coin, cryptocurrencies, blockchain technologies and cryptocurrency exchanges, is currently undeveloped and likely to rapidly evolve as government agencies take greater interest in them. Regulation also varies significantly among international, federal, state and local jurisdictions and is subject to significant uncertainty. Various legislative and executive bodies in the United States and in other countries may in the future adopt laws, regulations, or guidance, or take other actions, which may severely impact the permissibility of tokens generally and the technology behind them or the means of transaction or in transferring them. In addition, any violations of laws and regulations relating to the safeguarding of private information in connection with IPSI Stable Coin, IPSI Pay, IPSI Payroll and/or IPSI Wallet could subject us to fines, penalties or other regulatory actions, as well as to civil actions by affected parties. Any such violations could adversely affect the ability of the Company to maintain IPSI Stable Coin, IPSI Pay, IPSI Payroll and/or IPSI Wallet, which could have a material adverse effect on our operations and financial condition. Failure by us to comply with any laws, rules and regulations, some of which may not exist yet or are subject to interpretation and may be subject to change, could result in a variety of adverse consequences, including civil penalties and fines.

General Risk Factors

The laws and regulations regarding our industry is constantly evolving and failure to comply may adversely impact our business.

Our business is subject to a wide range and increasing number of laws and regulations. Liabilities or loss of business resulting from a failure by us, our agents or their subagents to comply with laws and regulations and regulatory or judicial interpretations thereof, including laws and regulations designed to protect consumers, or detect and prevent money laundering, terrorist financing, fraud and other illicit activity, and increased costs or loss of business associated with compliance with those laws and regulations has had, and we expect will continue to have, an adverse effect on our business, financial condition, results of operations, and cash flows. Our services are subject to increasingly strict legal and regulatory requirements, including those intended to help detect and prevent money laundering, terrorist financing, fraud, and other illicit activity. The interpretation of those requirements by judges, regulatory bodies and enforcement agencies may change quickly and with little notice. Additionally, these requirements or their interpretations in one jurisdiction may conflict with those of another jurisdiction. As United States federal and state as well as foreign legislative and regulatory scrutiny and enforcement action in these areas increase, we expect that our costs of complying with these requirements could continue to increase, perhaps substantially, and may make it more difficult or less desirable for consumers and others to use our services or for us to contract with certain intermediaries, either of which would have an adverse effect on our revenue and operating income. For example, we have made additional investments in our compliance programs based on the rapidly evolving and increasingly complex global regulatory and enforcement environment and our internal reviews. These additional investments relate to enhancing our compliance capabilities, including our consumer protection efforts. Further, failure by us or partners and service providers to comply with any of these requirements or their interpretation could result in the suspension or revocation of a license or registration required to provide money transfer, payment or foreign exchange services, the limitation, suspension or termination of services, changes to our business model, loss of consumer confidence, the seizure of our assets, and/or the imposition of civil and criminal penalties, including fines and restrictions on our ability to offer services. We are subject to numerous regulations such as those imposed by the Foreign Corrupt Practices Act (the “FCPA”) in the United States and similar laws in other countries, which generally prohibit companies and those acting on their behalf from making improper payments to foreign government officials for the purpose of obtaining or retaining business. Some of these laws, such as the Bribery Act, also prohibit improper payments between commercial enterprises. Because our services are offered in other countries, we face significant risks associated with our obligations under the FCPA and other national anti-corruption laws. Any determination that we have violated these laws could have an adverse effect on our business, financial condition, results of operations, and cash flows. Our United States business is subject to reporting, recordkeeping and anti-money laundering provisions of the BSA and could be subject to regulatory oversight and enforcement by FinCEN.

The remittance and digital payments industry, has come under increasing scrutiny from government regulators and others in connection with its ability to prevent its services from being abused by people seeking to defraud others. Our failure to continue to help prevent frauds and increased costs related to the implementation of enhanced anti-fraud measures, or a change in fraud prevention laws or their interpretation or the manner in which they are enforced has had, and could in the future have an adverse effect on our business, financial condition, results of operations, and cash flows.

Further, any determination that our partners have violated laws and regulations could seriously damage our reputation and brands, resulting in diminished revenue and profit and increased operating costs. In some cases, we could be liable for the failure of our partners to comply with laws which also could have an adverse effect on our business, financial condition, results of operations, and cash flows. The regulations implementing the remittance provisions of the Dodd-Frank Act also impose responsibility on us for any related compliance failures of our partners.

The requirements under the PSD/PSD2, the Dodd-Frank Act and similar legislation enacted or proposed in other countries have resulted and will likely continue to result in increased compliance costs, and in the event we or our agents are unable to comply, could have an adverse impact on our business, financial condition, results of operations, and cash flows. Additional countries may adopt similar legislation.

The continuation of the COVID-19 pandemic could adversely affect our business, operating results, cash flow and financial condition.

The COVID-19 pandemic could adversely affect our business, operating results, cash flow and financial condition. We are closely monitoring the impact of the 2019 novel coronavirus, or COVID-19, on all aspects of our business. In March 2020, the World Health Organization characterized COVID-19 as a pandemic and the President of the United States declared the COVID-19 outbreak a national emergency. Since then, the COVID-19 pandemic has rapidly spread across the globe and has already resulted in significant volatility, uncertainty and economic disruption. The future impacts of the pandemic and any resulting economic impact are largely unknown. It is possible that the COVID-19 pandemic, the measures taken by local, state and national governments and the resulting economic impact may materially and adversely affect our business, results of operations, cash flow and financial condition. The COVID-19 pandemic may continue to prevent us from conducting business activities at full capacity for an extended period of time, including due to spread of the disease or due to shutdowns that are requested or mandated by governmental authorities. For example, we have taken precautionary measures intended to help minimize the risk of the virus to our employees which may disrupt our operations, including implementing a work-from-home policy for our employees until we determine to reopen our offices, canceling marketing events and suspending travel. An extended period of remote work arrangements could strain our business continuity plans, introduce operational risk, including, but not limited to, cybersecurity risks, prevent us from expanding or upselling our customer base, prevent the timely delivery of contracts in progress and impair our ability to effectively manage our business. In addition, any economic downturn or recession resulting from the COVID-19 pandemic will likely impact demand for our products and services and adversely affect our operations. We expect there to be volatility in customer demand and buying habits as the pandemic continues and the resulting economic impacts are felt, including the possibilities that our end customers delay, decrease or cancel their planned purchases, or are unable to pay amounts owed to us. The extent to which COVID-19 ultimately impacts our business, results of operations, cash flow and financial condition will depend on future developments, which are uncertain and cannot be predicted, including, but not limited to, the duration and spread of the outbreak, its severity, the actions taken by governments and authorities to contain the virus or treat its impact, and when and to what extent normal economic and operating conditions can resume. These uncertainties have resulted in volatility in securities and financial markets, which may prevent us from accessing the equity or debt capital markets on attractive terms or at all for a period of time, which could have an adverse effect on our liquidity position. Even after the COVID-19 pandemic has subsided, we may continue to experience materially adverse impacts to our business as a result of its global economic impact, including as a result of any recession that may occur. For these reasons, the current level of uncertainty over the economic and operational impacts of COVID-19 means the impact on our business, results of operations, cash flows and financial position cannot be reasonably estimated at this time.

We may not be able to complete or integrate successfully any potential future acquisitions, partnerships or joint ventures.

From time-to-time, we may evaluate possible acquisition transactions, partnerships or joint ventures, some of which may be material. Potential future acquisitions, partnerships and joint ventures may pose significant risks to our existing operations if they cannot be successfully integrated. These projects would place additional demands on our managerial, operational, financial and other resources, create operational complexity requiring additional personnel and other resources and require enhanced control procedures. In addition, we may not be able to successfully finance or integrate any businesses, services or technologies that we acquire or with which we form a partnership or joint venture. Furthermore, the integration of any acquisition may divert management’s time and resources from our core business and disrupt our operations. Moreover, even if we were successful in integrating newly acquired assets, expected synergies or cost savings may not materialize, resulting in lower than expected benefits to us from such transactions. We may spend time and money on projects that do not increase our revenue. Additionally, when making acquisitions it may not be possible for us to conduct a detailed investigation of the nature of the assets being acquired due to, for instance, time constraints in making the decision and other factors. We may become responsible for additional liabilities or obligations not foreseen at the time of an acquisition. In addition, in connection with any acquisitions, we must comply with various antitrust requirements. It is possible that perceived or actual violations of these requirements could give rise to regulatory enforcement action or result in us not receiving all necessary approvals in order to complete a desired acquisition. To the extent we pay the purchase price of any acquisition in cash, it would reduce our cash reserves, and to the extent the purchase price is paid with our stock, it could be dilutive to our stockholders. To the extent we pay the purchase price with proceeds from the incurrence of debt, it would increase our level of indebtedness and could negatively affect our liquidity and restrict our operations. All of the above risks could have a material adverse effect on our business, results of operations, financial condition, and prospects.

As our business develops we will need to implement enhanced compliance processes, procedures and controls with respect to the rules and regulations that apply to our business.

Our success requires significant public confidence in our ability to handle large and growing payment volumes and amounts of consumer funds, as well as comply with applicable regulatory requirements. Any failure to manage consumer funds or to comply with applicable regulatory requirements could result in the imposition of fines, harm our reputation and significantly diminish use of our products. In addition, if we are not in compliance with anti-corruption laws and other laws governing the conduct of business with government entities and/or officials (including local laws), we may be subject to criminal and civil penalties and other remedial measures, which could have an adverse impact on our business, financial condition, results of operations and prospects.

If we cannot keep pace with rapid developments and change in our industry and provide new services to our clients, the use of our services could decline, reducing our revenues.

The payment services industry in which we will operate is characterized by rapid technological change, new product and service introductions, evolving industry standards, changing customer needs and the entrance of more established market players seeking to expand into these businesses. In order to remain competitive, we will continually seek to expand the services we offer and to develop new projects, including, for example, the electronic wallet. These projects carry risks, such as delays in delivery, performance problems and lack of customer acceptance. In our industry, these risks are acute. Any delay in the delivery of new services or the failure to differentiate our services or to accurately predict and address market demand could render our services less desirable, or even obsolete, to consumers. In addition, if alternative payment mechanisms become widely available, substituting our products and services, and we do not develop and offer similar alternative payment mechanisms successfully and on a timely basis, our business and prospects could be adversely affected. Furthermore, we may be unable to recover the costs we have incurred in developing new services. Our development efforts could result in increased costs and we could also experience a loss in business that could reduce our earnings or could cause a loss of revenue if promised new services are not timely delivered to our clients, we are not able to compete effectively with our competitors’ or do not perform as anticipated. If we are unable to develop, adapt to or access technological changes or evolving industry standards on a timely and cost effective basis, our business, financial condition and results of operations could be materially adversely affected.

Our systems and the systems of our third-party providers may fail due to factors beyond our control, which could interrupt our service, cause us to lose business and increase our costs.

We depend on the efficient and uninterrupted operation of numerous systems, including our computer systems, software and telecommunications networks, as well as the data centers that we lease from third parties. Our systems and operations, or those of our third party providers, could be exposed to damage or interruption from, among other things, fire, flood, natural disaster, power loss, telecommunications failure, vendor failure, unauthorized entry, improper operation and computer viruses. Substantial property and equipment loss, and disruption in operations, as well as any defects in our systems or those of third parties or other difficulties could expose us to liability and materially adversely impact our business, financial condition and results of operations. In addition, any outage or disruptive efforts to our data center would result in the failure of our computers and kiosks to operate and would, if for an extensive period of time, adversely impact our reputation, brand and future prospects.

Unauthorized disclosure of data, whether through cybersecurity breaches, computer viruses or otherwise, could expose us to liability, protracted and costly litigation and damage our reputation.

We store and/or transmit sensitive data, such as mobile phone numbers, and we have ultimate liability to our consumers for our failure to protect this data. If breaches occur our encryption of data and other protective measures may not prevent unauthorized disclosure of data. Unauthorized disclosure of data or a cybersecurity breach could harm our reputation and deter clients from using electronic payments as well as kiosks and terminals generally and our services specifically, increase our operating expenses in order to correct the breaches or failures, expose us to uninsured liability, increase our risk of regulatory scrutiny, subject us to lawsuits, result in the imposition of material penalties and fines by state authorities and otherwise materially adversely affect our business, financial condition and results of operations.

Customer complaints or negative publicity about our customer service could affect attractiveness of our services adversely and, as a result, could have an adverse effect on our business, financial condition and results of operations.

Customer complaints or negative publicity about our customer service could diminish consumer confidence in, and the attractiveness of, our services. Breaches of our consumers’ privacy and our security systems could have the same effect. We sometimes take measures to combat risks of fraud and breaches of privacy and security, such as freezing consumer funds, which could damage relations with our consumers. These measures heighten the need for prompt and attentive customer service to resolve irregularities and disputes. Effective customer service requires significant personnel expense, and this expense, if not managed properly, could impact our profitability significantly. We do not currently have a customer relations team in place and any inability by us to manage, attract or train our customer service representatives properly could compromise our ability to handle customer complaints effectively. If we do not handle customer complaints effectively, our reputation may suffer, and we may lose our customers’ confidence, which could have a material adverse effect on our business, financial condition and results of operations.

Our payment system might be used for fraudulent, illegal or improper purposes, which could expose us to additional liability and harm our business.

Despite measures we have taken and continue to take, our payment system remains susceptible to potentially illegal or improper uses. These may include use of our payment services in connection with fraudulent sales of goods or services, illicit sales of prescription medications or controlled substances, software and other intellectual property piracy, money laundering, bank fraud and prohibited sales of restricted products. In the past there have been news articles on how organized crime groups have used other payment services to transfer money in the course of illegal transactions.

Criminals are using increasingly sophisticated methods to engage in illegal activities such as counterfeiting and fraud. It is possible that incidents of fraud could increase in the future. Our risk management policies and procedures may not be fully effective to identify, monitor and manage these risks. We are not able to monitor in each case the sources for our counterparties’ funds or the ways in which they use them. Increases in chargebacks or other liability could have a material adverse effect on our business, financial condition and results of operations. Furthermore, an increase in fraudulent transactions or publicity regarding chargeback disputes could harm our reputation and reduce consumer confidence in the use of our kiosks and electronic wallets.

We may not be able to successfully protect the intellectual property we license or own and may be subject to infringement claims.

We rely on a combination of contractual rights, copyright, trademark and trade secret laws to establish and protect our technology and the technology that we license and/or that we develop in the future. We customarily require our employees and independent contractors to execute confidentiality agreements or otherwise to agree to keep our proprietary information and the information we license confidential when their relationship with us begins. Typically, our employment contracts also include clauses requiring our employees to assign to us all of the inventions and intellectual property rights they develop in the course of their employment and to agree not to disclose our confidential information. Nevertheless, others, including our competitors, may independently develop similar technology to that licensed by us, duplicate our services or design around our intellectual property. Further, contractual arrangements may not prevent unauthorized disclosure of our confidential information or ensure an adequate remedy in the event of any unauthorized disclosure of our confidential information. We may have to litigate to enforce or determine the scope or enforceability of our intellectual property rights (including trade secrets and know-how), which could be expensive, could cause a diversion of resources and may not prove successful. The loss of intellectual property protection could harm our business and ability to compete and could result in costly redesign efforts, discontinuance of certain service offerings or other competitive harm. Additionally, we do not hold any patents for our business model or our business processes, and we do not currently intend to obtain any such patents in the United States or elsewhere.

We may also be subject to costly litigation in the event our services or the technology that we license are claimed to infringe, misappropriate or otherwise violate any third party’s intellectual property or proprietary rights. Such claims could include patent infringement, copyright infringement, trademark infringement, trade secret misappropriation or breach of licenses. We may not be able to successfully defend against such claims, which may result in a limitation on our ability to use the intellectual property subject to these claims and also might require us to redesign affected services, enter into costly settlement or license agreements, pay costly damage awards, or face a temporary or permanent injunction prohibiting us from marketing or selling certain of our services. In such circumstances, if we cannot or do not license the infringed technology on reasonable terms or substitute similar technology from another source, our revenue and earnings could be adversely impacted. Additionally, in recent years, non-practicing entities have been acquiring patents, making claims of patent infringement and attempting to extract settlements from companies in our industry. Even if we believe that such claims are without merit and successfully defend these claims, defending against such claims is time consuming and expensive and could result in the diversion of the time and attention of our management and employees.

We may use open-source software in a manner that could be harmful to our business.

We may use open source software in connection with our technology and services. The original developers of the open source code provide no warranties on such code. Moreover, some open source software licenses require users who distribute open source software as part of their software to publicly disclose all or part of the source code to such software and/or make available any derivative works of the open source code on unfavorable terms or at no cost. The use of such open source code may ultimately require us to replace certain code used in our products, pay a royalty to use some open source code or discontinue certain products. Any of the above requirements could be harmful to our business, financial condition and operations.

We do not have, and may be unable to obtain, sufficient insurance to protect ourselves from business risks.

While we hold certain mandatory types of insurance policies, we do not currently maintain insurance coverage for business interruption, property damage or loss of key management personnel, as we have been unable to obtain these on commercially acceptable terms. We do not hold insurance policies to cover for any losses resulting from counterparty and credit risks or fraudulent transactions. We also do not generally maintain separate funds or otherwise set aside reserves for most types of business-related risks. Accordingly, our lack of insurance coverage or reserves with respect to business-related risks may expose us to substantial losses, which could materially adversely affect our business, financial condition and results of operations.

In a dynamic industry like ours, the ability to attract, recruit, retain and develop qualified personnel is critical to our success and growth.

Our business functions at the intersection of rapidly changing technological, social, economic and regulatory developments that require a wide-ranging set of expertise and intellectual capital. In order for us to compete and grow successfully, we must attract, recruit, retain and develop the necessary personnel who can provide the needed expertise across the entire spectrum of our capital needs. This is particularly true with respect to qualified and experienced software engineers and IT staff, who are highly sought after. The market for such personnel is highly competitive, and we may not succeed in recruiting additional personnel or may fail to replace effectively current personnel who depart with qualified or effective successors. Our efforts to retain and develop personnel may result in significant additional expenses, which could adversely affect our profitability. We cannot assure you that we will be able to attract and retain qualified personnel in the future. Failure to retain or attract key personnel could have a material adverse effect on our business, financial condition and results of operations.

Certain of our officers may have a conflict of interest.

Certain of our officers are currently working for our company on a part-time basis. One such officer also works at other jobs and has discretion to decide what time he devotes to our activities, which may result in a lack of availability when needed due to responsibilities at other jobs.

Risks Relating to our Securities

There is currently a limited public trading market for our common stock and one may never develop.

There currently is a limited public trading market for our securities, and it is not assured that any such public market will develop in the foreseeable future. Moreover, there can be no assurance that even if our common stock is approved for listing on an exchange or is quoted in the over-the-counter market in the future, that an active trading market will develop or be sustained. Therefore, we cannot predict the prices at which our common stock will trade in the future, if at all. As a result, our investors may have limited or no ability to liquidate their investments.

Trading in our common stock is conducted on the OTCQB, as we currently do not meet the initial listing criteria for any registered securities exchange. The OTCQB and OTC Markets are less recognized markets than the registered securities exchanges and is often characterized by low trading volume and significant price fluctuations. These and other factors may further impair our stockholders’ ability to sell their shares when they want to and/or could depress our stock price. As a result, stockholders could find it difficult to dispose of, or obtain accurate quotations of the price of our securities because smaller quantities of shares could be bought and sold, transactions could be delayed and security analyst and news coverage of our Company may be limited. If a public market for our common stock does develop, these factors could result in lower prices and larger spreads in the bid and ask prices for our shares of common stock.

Our stock price has fluctuated in the past, has recently been volatile and may be volatile in the future, and as a result, investors in our common stock could incur substantial losses.

Our stock price has fluctuated in the past, has recently been volatile and may be volatile in the future. By way of example, on February 17, 2021, the reported low sale price of our common stock was $0.25, and the reported high sales price was $0.36. For comparison purposes, on December 31, 2020, the price of our common stock closed at $0.037 per share while on February 17, 2021, our stock price closed at $0.325 per share with no discernable announcements or developments by the company or third parties. We may incur rapid and substantial decreases in our stock price in the foreseeable future that are unrelated to our operating performance or prospects. In addition, the recent outbreak of the novel strain of coronavirus (COVID-19) has caused broad stock market and industry fluctuations. The stock market has experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, investors may experience losses on their investment in our common stock. The market price for our common stock may be influenced by many factors, including the following:

●	investor reaction to our business strategy;

●	the success of competitive products or technologies;

●	regulatory or legal developments in the United States and other countries, especially changes in laws or regulations applicable to our products;

●	variations in our financial results or those of companies that are perceived to be similar to us;

●	our ability or inability to raise additional capital and the terms on which we raise it;

●	declines in the market prices of stocks generally;

●	our public disclosure of the terms of any financing which we consummate in the future;

●	our failure to become profitable;

●	our failure to raise working capital;

●	announcements by us or our competitors of significant contracts, new services, acquisitions, commercial relationships, joint ventures or capital commitments;

●	cancellation of key contracts;

●	our failure to meet financial forecasts we publicly disclose;

●	trading volume of our common stock;

●	sales of our common stock by us or our stockholders;

●	general economic, industry and market conditions; and

●	other events or factors, including those resulting from such events, or the prospect of such events, including war, terrorism and other international conflicts, public health issues including health epidemics or pandemics, such as the recent outbreak of the novel coronavirus (COVID-19), and natural disasters such as fire, hurricanes, earthquakes, tornados or other adverse weather and climate conditions, whether occurring in the United States or elsewhere, could disrupt our operations, disrupt the operations of our suppliers or result in political or economic instability.

These broad market and industry factors may seriously harm the market price of our common stock, regardless of our operating performance. Since the stock price of our common stock has fluctuated in the past, has been recently volatile and may be volatile in the future, investors in our common stock could incur substantial losses. In the past, following periods of volatility in the market, securities class-action litigation has often been instituted against companies. Such litigation, if instituted against us, could result in substantial costs and diversion of management’s attention and resources, which could materially and adversely affect our business, financial condition, results of operations and growth prospects. There can be no guarantee that our stock price will remain at current prices or that future sales of our common stock will not be at prices lower than those sold to investors.

Additionally, recently, securities of certain companies have experienced significant and extreme volatility in stock price due short sellers of shares of common stock, known as a “short squeeze.” These short squeezes have caused extreme volatility in those companies and in the market and have led to the price per share of those companies to trade at a significantly inflated rate that is disconnected from the underlying value of the company. Many investors who have purchased shares in those companies at an inflated rate face the risk of losing a significant portion of their original investment as the price per share has declined steadily as interest in those stocks have abated. While we have no reason to believe our shares would be the target of a short squeeze, there can be no assurance that we won’t be in the future, and you may lose a significant portion or all of your investment if you purchase our shares at a rate that is significantly disconnected from our underlying value.

Because our common stock may be a “penny stock,” it may be more difficult for investors to sell shares of our common stock, and the market price of our common stock may be adversely affected.

Our common stock is deemed to be a “penny stock” if, among other things, the stock price is below $5.00 per share, it is not listed on a national securities exchange, or it has not met certain net tangible asset or average revenue requirements. Broker-dealers who sell penny stocks must provide purchasers of these stocks with a standardized risk-disclosure document prepared by the SEC. This risk-disclosure document provides information about penny stocks and the nature and level of risks involved in investing in the penny-stock market. A broker must also give a purchaser, orally or in writing, bid and offer quotations and information regarding broker and salesperson compensation, make a written determination that the penny stock is a suitable investment for the purchaser and obtain the purchaser’s written agreement to the purchase. Broker-dealers must also provide customers that hold penny stock in their accounts with such broker-dealer a monthly statement containing price and market information relating to the penny stock. If a penny stock is sold to an investor in violation of the penny stock rules, the investor may be able to cancel its purchase and get their money back.

If applicable, the penny stock rules may make it difficult for stockholders to sell their shares of our common stock. Because of the rules and restrictions applicable to a penny stock, there is less trading in penny stocks and the market price of our common stock may be adversely affected. Also, many brokers choose not to participate in penny stock transactions. Accordingly, stockholders may not always be able to resell their shares of our common stock publicly at times and prices that they feel are appropriate.

Because we became public by means of a reverse Merger, we may not be able to attract the attention of brokerage firms.

Additional risks may exist because we became public through a “Reverse Merger.” Securities analysts of brokerage firms may not provide coverage of our company since there is little incentive for brokerage firms to recommend the purchase of our common stock. No assurance can be given that brokerage firms will want to conduct secondary offerings on our behalf in the future. In addition, if we were to attempt to up-list the listing of our securities on a national securities exchange we will likely be subject to additional listing requirements applicable to entities that became public through a “Reverse Merger.”

Compliance with the reporting requirements of federal securities laws can be expensive.

We are a public reporting company in the United States, and accordingly, subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and other federal securities laws, and the compliance obligations of the Sarbanes-Oxley Act of 2002. The costs of preparing and filing annual and quarterly reports and other information with the SEC and furnishing audited reports to stockholders are substantial. If we do not provide current information about our company to market makers, they will not be able to trade our stock. Failure to comply with the applicable securities laws could result in private or governmental legal action against us or our officers and directors, which could have a detrimental impact on our business and financials, the value of our stock, and the ability of stockholders to resell their stock.

Our investors’ ownership may be diluted in the future.

In the future, we may issue additional authorized but previously unissued equity securities, resulting in the dilution of ownership interests of our present stockholders. We expect to need to issue a substantial number of shares of common stock or other securities convertible into or exercisable for common stock in connection with hiring or retaining employees, future acquisitions, raising additional capital in the future to fund our operations, and other business purposes. Additional shares of common stock issued by us in the future, including shares issued upon exercise of the warrants and the outstanding notes, will dilute an investor’s investment in the Company.

Our board of directors has historically had significant control over us and we have yet to establish committees comprised of independent directors.

We only have three directors. Because of such limited number of directors, each of our board members had significant control over all corporate issues. In addition, two of our three directors serve as our officers. We have not established board committees comprised of independent members, and we do not have an audit or compensation committee comprised of independent directors. Our three directors performed these functions, despite not all being independent directors. Thus, there is potential conflict in that two of our directors were also engaged in management and participated in decisions concerning management compensation and audit issues that may affect management and IPSI’s performance.

We do not expect to pay dividends on our common stock in the foreseeable future.

We have not paid cash dividends on our common stock to date and we do not expect to pay dividends on our common stock for the foreseeable future, and we may never pay dividends. Consequently, the only opportunity for investors to achieve a return on their investment may be if an active trading market develops, and investors are able to sell their shares for a profit or if our business is sold at a price that enables investors to recognize a profit, neither of which we can guarantee will ever take place. Our payment of any future dividends will be at the discretion of our Board of Directors (our “Board” or our “Board of Directors”) after taking into account various factors, including but not limited to our financial condition, operating results, cash needs, and growth plans. See Item 5 “Dividend Policy.”

We do not have an independent compensation committee, which presents the risk that compensation and benefits paid to those executive officers who are board members and other officers may not be commensurate with its financial performance.

A compensation committee consisting of independent directors is a safeguard against self-dealing by company executives. Our Board, is comprised of two executive officers and one other director, and absent an independent compensation committee currently determines the compensation and benefits of our executive officers, administers our employee stock and benefit plans, and reviews policies relating to the compensation and benefits of our employees. Our lack of an independent compensation committee presents the risk that our executive officers on the board may have influence over their personal compensation and benefits levels that may not be commensurate with its financial performance.

Limitations on director and officer liability and indemnification of our officers and directors by our articles of incorporation, as amended, and by-laws it may discourage stockholders from bringing suit against an officer or director.

Our articles of incorporation, as amended, and bylaws provide, with certain exceptions as permitted by Nevada law, that a director or officer shall not be personally liable to us or our stockholders for breach of fiduciary duty as a director or officer, unless the director or officer committed both a breach of fiduciary duty and such breach was accompanied by intentional misconduct, fraud or knowing violation of law. These provisions may discourage stockholders from bringing suit against a director or officer for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought by stockholders on behalf of us against a director or officer.

We are responsible for the indemnification of our officers and directors.

Should our officers and/or directors require us to contribute to their defense in an action brought against them in their capacity as such, we may be required to spend significant amounts of our capital. Our articles of incorporation, as amended, and bylaws also provide for the indemnification of our directors, officers, employees, and agents, under certain circumstances, against attorney’s fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on behalf of us. In addition, we have entered into an indemnification agreement with our Chief Executive Officer. This indemnification policy could result in substantial expenditures, which we may be unable to recoup. If these expenditures are significant or involve issues which result in significant liability for our key personnel, we may be unable to continue operating as a going concern.

USE OF PROCEEDS

This prospectus relates to the Shares that may be offered and sold from time to time by the Selling Stockholders. We will not receive any proceeds upon the sale of the Shares by the Selling Stockholders in this offering. However, we may receive gross proceeds upon the exercise of the Warrants issued to the Selling Stockholders only if exercised for cash. See “Plan of Distribution” elsewhere in this prospectus for more information.

DIVIDEND POLICY

We have never declared nor paid any cash dividends on our common stock, and currently intend to retain all our cash and any earnings for use in our business and, therefore, do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends on our common stock will be at the discretion of the Board and will be dependent upon our consolidated financial condition, results of operations, capital requirements and such other factors as the Board deems relevant.

DETERMINATION OF OFFERING PRICE

The Selling Stockholders will determine at what price it may sell the Shares (if any), and such sales may be made at prevailing market prices, or at privately negotiated prices.

THE PRIVATE PLACEMENTS

On July 1, 2020, February 3, 2021, February 16, 2021 and March 11, 2021, we entered into the following private placement transactions (the “Private Placements” and each a “Private Placement”).

July Private Placement

On July 1, 2020, we closed a transaction with Cavalry Fund I LP (“Cavalry”), pursuant to which we received net proceeds of $246,600, after certain expenses in exchange for the issuance of a $300,000 Senior Secured Convertible Note (“Initial July Note”), with an original issue discount of 12.5% or $37,500, bearing interest at 10% per annum and maturing on June 30, 2021. The Initial July Note was convertible into shares of common stock at an initial conversion price of $0.035 per share. In addition, we issued a warrant (the “Initial July Warrant”) exercisable for up to 8,571,428 shares of common stock at an initial exercise price of $0.05 per share.

The Initial July Note could be prepaid at any time for the first 90 days at face value plus accrued interest. From day 91 through day 180, the Initial July Note could be prepaid in an amount equal to 115% of the principal amount plus accrued interest. From day 181 through day 365, it could be prepaid in an amount equal to 125% of the principal amount plus accrued interest. The Initial July Note contained certain covenants, such as restrictions on: (i) distributions on capital stock, (ii) stock repurchases, and (iii) sales and the transfer of assets.

We also entered into a Registration Rights Agreement, dated June 30, 2020, with Cavalry pursuant to which we were obligated to file a registration statement registering the resale of an aggregate of 34,285,712 shares of our common stock underlying certain notes and warrants. We also granted Cavalry a 24-month right to participate in specified future financings, up to a level of 30%. Cavalry had also agreed to purchase an additional $300,000 Senior Secured Convertible Note (the “Second July Note”) from us upon the same terms as the Initial July Note, within three trading days of a registration statement registering the shares of our common stock issuable under the Initial July Note and upon exercise of the Initial July Warrants being declared effective by the SEC. On July 28, 2020 the registration statement was declared effective and on July 31, 2020, we received the additional net proceeds of $262,500 (the “July Private Placement”). In addition, on July 31, 2020, we issued Cavalry a warrant exercisable for up to 8,571,428 shares of common stock at an initial exercise price of $0.05 per share (the “July Warrant”).

We had pledged substantially all of our assets as security for amounts due under the Initial July Note and Second July Note upon the terms and subject to the conditions set forth in a Security Agreement, dated June 30, 2020, between us and Cavalry (the “Security Agreement”). The Security Agreement was amended and restated on August 3, 2020 (the “Amended Security Agreement”) to include, among other things, the Mercer Note (as defined below) and the Second July Note thereunder on a pari passu basis with Cavalry.

The Second July Note could be prepaid at any time for the first 90 days at face value plus accrued interest. From day 91 through day 180, the Second July Note could be prepaid in an amount equal to 115% of the principal amount plus accrued interest. From day 181 through day 365, it may be prepaid in an amount equal to 125% of the principal amount plus accrued interest. The Second July Note contained certain covenants, such as restrictions on: (i) distributions on capital stock, (ii) stock repurchases, and (iii) sales and the transfer of assets.

The Initial July Note and the Second July Note are no longer outstanding as they were fully converted into shares of common stock. The Initial July Warrants have been exercised in full and this prospectus includes the registration of the remaining 934,923 shares of common stock issuable upon exercise of the unexercised July Warrants.

The February Private Placements

February 3rd Private Placement

On February 3, 2021, we entered into Securities Purchase Agreements (the “February 3rd SPAs”) with each of Iroquois Master Fund Ltd. (“Iroquois MF”), Mercer Street Global Opportunity Fund, LLC (“Mercer”) and Cavalry (collectively, the “February 3rd Investors”) pursuant to which we received $199,500, $250,250 and $150,500, respectively, in exchange for the issuance of:

●	12.5% Original Issue Discount Convertible Notes (the “February 3rd Notes”) in the principal amounts of $228,000, $286,000 and $172,000 issued to each of Iroquois MF, Mercer and Calvary, respectively; and

●	five-year warrants (the “February 3rd Warrants”) to purchase 5,066,667, 6,355,556 and 3,822,223 shares of our common stock at an exercise price of $0.05 per share to each of Iroquois MF, Mercer and Cavalry, respectively.

The February 3rd Notes matured in 12 months, bore interest at a rate of 10% per annum, and were initially convertible into our common stock at a conversion price of $0.045 per share (as adjusted for stock splits, stock combinations, dilutive issuances and similar events).

The February 3rd Notes could be prepaid at any time for the first 90 days at face value plus accrued interest. From day 91 through day 180, the February 3rd Notes could be prepaid in an amount equal to 115% of the principal amount plus accrued interest. From day 181 through day 365, each February 3rd Note could be prepaid in an amount equal to 125% of the principal amount plus accrued interest. The February 3rd Notes contained certain covenants, such as restrictions on: (i) distributions on capital stock, (ii) stock repurchases, and (iii) sales and the transfer of assets.

Upon the occurrence of an event of default under the February 3rd Notes, each investor has the right to be prepaid at 140% of the outstanding principal balance and accrued interest, and interest accrues at 18% per annum (or the maximum amount permitted by law). In addition, if an event of default under a February 3rd Note has occurred, regardless of whether it has been cured or remains ongoing, such February 3rd Note will thereafter be convertible at 65% of the lowest closing price of our common stock for the last 10 consecutive trading days.

The February 3rd Investors may exercise the February 3rd Warrants on a cashless basis if, after the six-month anniversary of the date of issuance of the February 3rd Warrants, the underlying common stock is not then registered pursuant to an effective registration statement. The February 3rd Warrants provide for adjustment to the exercise price and number of shares to be issued upon exercise in the event of stock splits, stock combinations and similar events. The February 3rd Warrants also provide for full ratchet price adjustment to the exercise price with respect to issuances of securities below the exercise price and provides for a full ratchet increase in the number of shares to be issued in the event of issuances below the exercise price.

In the event of any fundamental transaction, as described in the February 3rd Warrants and generally including any merger with or into another entity, sale of all or substantially all of our assets, tender offer or exchange offer, or reclassification of our shares of common stock, then upon any subsequent exercise of a February 3rd Warrant, the holder will have the right to receive as alternative consideration, for each share of common stock that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of common stock of the successor or acquiring corporation or of our company, if it is the surviving corporation, and any additional consideration receivable upon or as a result of such transaction by a holder of the number of shares of common stock for which the Warrant is exercisable immediately prior to such event. Under certain circumstances, upon a fundamental transaction, the holders of the February 3rd Warrants at their option, can cause us to purchase the February 3rd Warrants from the holders by paying cash based on a Black Scholes calculation.

Each February 3rd Note and February 3rd Warrant contains conversion limitations providing that a holder thereof may not convert such February 3rd Note or exercise such February 3rd Warrant to the extent (but only to the extent) that, if after giving effect to such conversion, the holder or any of its affiliates would beneficially own in excess of 4.99% of the outstanding shares of our common stock immediately after giving effect to such conversion or exercise. A holder may increase or decrease its beneficial ownership limitation upon notice to us provided that in no event such limitation exceeds 9.99%, and that any increase shall not be effective until the 61st day after such notice.

In connection with the February 3rd SPAs, we entered into a Registration Rights Agreement, each dated February 3rd, 2021 (the “February 3rd Registration Rights Agreements”), with each of the February 3rd Investors pursuant to which we are obligated to file a registration statement with the SEC within ninety (90) days after the date of the agreement to register the resale by the investors of the shares of our common stock issuable under the February 3rd Notes and upon exercise of the February 3rd Warrants, and use all commercially reasonable efforts to have the registration statement declared effective by the SEC within one hundred five (105) days after the registration statement is filed.

Between February 16, 2021 and February 17, 2021, we repaid the February 3rd Notes issued to Mercer and Cavalry, and they are therefore no longer outstanding. On February 16, 2021, we received a conversion notice from Iroquois MF, converting the aggregate principal amount of their February 3rd Note in the principal amount of $228,000 into 5,066,667 shares of common stock. This registration statement, of which this prospectus is a part, is being filed to register such shares of common stock issued to Iroquois MF upon conversion of the February 3rd Note and the shares of common stock issuable upon exercise of the February 3rd Warrants.

February 16th Private Placements

The Initial February 16th Private Placement

On February 16, 2021, we entered into Securities Purchase Agreements (the “Initial February 16th SPAs”) with each of Bellridge Capital, LP (“Bellridge”), Cavalry, and Mercer (the “Initial February 16th Investors”), pursuant to which we received $787,500, $500,500 and $500,500 from Bellridge, Cavalry and Mercer, respectively, in exchange for the issuance of:

●	Original Issue Discount 12.5% Convertible Notes (the “Initial February 16th Notes) in the principal amounts of $900,000 issued to Bellridge and $572,000 to each of Cavalry and Mercer; and

●	five-year warrants (the “Initial February 16th Warrants,”) (i) issued to Bellridge to purchase 3,913,044 shares of our common stock and (ii) issued to each of Cavalry and Mercer to purchase 2,486,957 shares of our common stock, each at an initial exercise price of $0.24 per share which was subsequently adjusted to $0.15 per share following the March Private Placement, pursuant to the terms of the Initial February 16th Warrants.

The Initial February 16th Notes mature in 12 months, bear interest at a rate of 10% per annum, and were initially convertible into our common stock at a conversion price of $0.23 per share (as adjusted for stock splits, stock combinations, dilutive issuances and similar events). The conversion price of the Initial February 16th Notes was subsequently adjusted to $0.15 per share following the March Private Placement, pursuant to the terms of the Initial February 16th Notes

The Initial February 16th Notes may be prepaid at any time for the first 90 days in an amount equal to 115% of the principal amount plus accrued interest. From day 91 through day 180, the Initial February 16th Notes may be prepaid in an amount equal to 120% of the principal amount plus accrued interest. From day 181 through day 365, each may be prepaid in an amount equal to 125% of the principal amount plus accrued interest. The Initial February 16th Notes contain certain covenants, such as restrictions on: (i) distributions on capital stock, (ii) stock repurchases, and (iii) sales and the transfer of assets.

The Initial February 16th Investors may exercise the Initial February 16th Warrants on a cashless basis if, after the six-month anniversary of the date of issuance of the Initial February 16th Warrants, the underlying common stock is not then registered pursuant to an effective registration statement. The Initial February 16th Warrants provide for adjustment to the exercise price and number of shares to be issued upon exercise in the event of stock splits, stock combinations and similar events. The Initial February 16th Warrants also provide for full ratchet price adjustment to the exercise price with respect to issuances of securities below the exercise price.

In the event of any fundamental transaction, as described in the February 16th Warrants and generally including any merger with or into another entity, sale of all or substantially all of our assets, tender offer or exchange offer, or reclassification of our shares of common stock, then upon any subsequent exercise of an Initial February 16th Warrant, the holder will have the right to receive as alternative consideration, for each share of common stock that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of common stock of the successor or acquiring corporation or of our company, if it is the surviving corporation, and any additional consideration receivable upon or as a result of such transaction by a holder of the number of shares of common stock for which the Initial February 16th Warrant is exercisable immediately prior to such event. Under certain circumstances, upon a fundamental transaction, the holders of the Initial February 16th Warrants at their option, can cause us to purchase the Initial February 16th Warrants from the holders by paying cash based on a Black Scholes calculation.

The Initial February 16th Notes and the Initial February 16th Warrants contain conversion limitations providing that a holder thereof may not convert the Initial February 16th Notes or exercise the Initial February 16th Warrants to the extent (but only to the extent) that, if after giving effect to such conversion, the holder or any of its affiliates would beneficially own in excess of 4.99% of the outstanding shares of our common stock immediately after giving effect to such conversion or exercise (the “Minimum Amount”). A holder may increase or decrease its beneficial ownership limitation upon notice to us, provided that in no event such limitation exceeds 9.99%, and that any increase shall not be effective until the 61st day after such notice. Upon the occurrence of an event of default under the Initial February 16th Notes, the respective holder has the right to be prepaid at 140% of the outstanding principal balance and accrued interest, and interest accrues at 18% per annum (or the maximum amount permitted by law). In addition, if an event of default under an Initial February 16th Note has occurred, regardless of whether it has been cured or remains ongoing, such Initial February 16th Note will thereafter be convertible at 65% of the lowest closing price of our common stock for the last 10 consecutive trading days.

In connection with the Initial February 16th SPAs, we entered into Registration Rights Agreements, dated February 16, 2021, respectively (the “Initial February 16th RRAs”), with each of the Initial February 16th Investors pursuant to which we are obligated to file a registration statement with the SEC within ninety (90) days after the date of the Initial February 16th SPAs to register the resale by the Initial February 16th Investors of shares of our common stock issuable under the Initial February 16th Notes (the “Initial February 16th Note Shares”) and upon exercise of the Initial February 16th Warrants (the “Initial February 16th Warrant Shares”), and use all commercially reasonable efforts to have the registration statement declared effective by the SEC within one hundred twenty (120) days after the registration statement is filed.

As of the date of this registration statement the Initial February 16th Notes have accrued a total of $204,400 of interest.

This registration statement, of which this prospectus is a part, is being filed to register such shares of common stock issuable to the Initial February 16th Investors upon conversion of the Initial February 16th Notes and exercise of the Initial February 16th Warrants.

The Second February 16th Private Placement

Pursuant to a right of first refusal granted to Bellridge in that certain Securities Purchase Agreement entered into between us and Bellridge on November 25, 2020, on February 16, 2021, we entered into a second Securities Purchase Agreement (the “Bellridge SPA”) with Bellridge, pursuant to which we received $180,250, in exchange for the issuance of:

●	a 12.5% Original Issue Discount Convertible Note (the “Second February 16th Note”) in the principal amount of $206,000 issued to Bellridge; and

●	A five-year warrant (the “Second February 16th Warrant”) to purchase 4,577,778 shares of our common stock at an exercise price of $0.05 per share to Bellridge.

The Second February 16th Note matured in 12 months, bore interest at a rate of 10% per annum, and was initially convertible into our common stock at a conversion price of $0.045 per share (as adjusted for stock splits, stock combinations, dilutive issuances and similar events).

The Second February 16th Note could be prepaid at any time for the first 90 days at face value plus accrued interest. From day 91 through day 180, the Second February 16th Note could be prepaid in an amount equal to 115% of the principal amount plus accrued interest. From day 181 through day 365, it could be prepaid in an amount equal to 125% of the principal amount plus accrued interest. The Second February 16th Note contained certain covenants, such as restrictions on: (i) distributions on capital stock, (ii) stock repurchases, and (iii) sales and the transfer of assets.

Upon the occurrence of an event of default under the Second February 16th Note, the holder thereof had the right to be prepaid at 140% of the outstanding principal balance and accrued interest, and interest accrued at 18% per annum (or the maximum amount permitted by law). In addition, if an event of default under a Second February 16th Note had occurred, regardless of whether it has been cured or remains ongoing, such Second February 16th Note would thereafter be convertible at 65% of the lowest closing price of our common stock for the last 10 consecutive trading days.

The Second February 16th Note and Second February 16th Warrant contained conversion limitations providing that the holder thereof could not convert such Second February 16th Note or exercise the Second February 16th Warrant to the extent (but only to the extent) that, if after giving effect to such conversion, the holder or any of its affiliates would beneficially own in excess of the Maximum Percentage of the outstanding shares of our common stock immediately after giving effect to such conversion or exercise. A holder could increase or decrease its beneficial ownership limitation upon notice to us provided that in no event such limitation exceeds 9.99%, and that any increase shall not be effective until the 61st day after such notice.

Bellridge may exercise the Second February 16th Warrants on a cashless basis if, after the six-month anniversary of the date of issuance of the Second February 16th Warrant, the underlying common stock is not then registered pursuant to an effective registration statement. The Second February 16th Warrants provide for adjustment to the exercise price and number of shares to be issued upon exercise in the event of stock splits, stock combinations and similar events. The Second February 16th Warrants also provide for full ratchet price adjustment to the exercise price with respect to issuances of securities below the exercise price.

In connection with the Bellridge SPA, we entered into a Registration Rights Agreement, dated February 16, 2021 (the “Bellridge RRA”), with Bellridge pursuant to which we are obligated to file a registration statement with the SEC within ninety (90) days after the date of the Bellridge SPA to register the resale by Bellridge of the shares of our common stock issuable under the Second February 16th Note (the “Second February 16th Note Shares”) and upon exercise of the Second February 16th Warrant (the “Second February 16th Warrant Shares”), and use all commercially reasonable efforts to have the registration statement declared effective by the SEC within one hundred five (105) days after the registration statement is filed.

On February 16, 2021, we received a conversion notice from Bellridge converting the Second February 16th Note into 4,577,778 shares of common stock at a conversion price of $0.045 per share, thereby extinguishing the note. This registration statement, of which this prospectus is a part, is being filed to register such shares of common stock issued to Bellridge upon conversion of the Second February 16th Note and the shares common stock issuable upon exercise of the Second February 16th Warrants.

The March Private Placement

On March 11, 2021, we entered into Securities Purchase Agreements (the “March SPAs” and together with each of the SPAs entered into in connection with the February 3rd Private Placement, the Initial February 16th Private Placement and the Second February 16th Private Placement, the “SPAs”) with each of Anson Investments Master Fund LP (“Anson IMF”), Anson East Master Fund LP (“Anson EMF”), Cavalry, Cavalry Special Ops Fund, LLC (“Cavalry SOF”), Hudson Bay Master Fund Ltd. (“Hudson Bay”), Iroquois Capital Investment Group LLC (“Iroquois CIG”), Iroquois MF, and Mercer (together, the “March Investors”), pursuant to which we agreed to sell to the March Investors in a private placement (i) 30,333,334 shares of our common stock (the “March Shares”) and (ii) warrants (the “March Warrants”) to purchase up to an aggregate of 15,166,667 shares of our common stock (the “March Warrant Shares”) for gross proceeds of approximately $4,550,000. The combined purchase price for one share of common stock and associated March Warrant is $0.15. The private placement pursuant to the terms of the March SPAs closed on March 16, 2021.

The March Warrants are exercisable for a period of five years from the date of issuance and have an exercise price of $0.15 per share, subject to adjustment as set forth in the March Warrants for stock splits, stock dividends, recapitalizations, and similar events. The March Investors may exercise the March Warrants on a cashless basis if, after the six-month anniversary of the date of issuance of the March Warrant, the March Warrant Shares are not then registered pursuant to an effective registration statement. Each March Investor has contractually agreed to restrict its ability to exercise the March Warrants such that the number of shares of the Company’s common stock held by the March Investor and its affiliates after such exercise does not exceed the Maximum Percentage beneficial ownership limitation.

In connection with the March SPAs, we entered into Registration Rights Agreements (the “March RRAs”), dated March 11, 2021, with each of the March Investors pursuant to which we are obligated to file a registration statement the SEC to register for resale the March Shares and March Warrant Shares within twenty (20) days following the date upon which the Company files its Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (the “Annual Report”), and use all commercially reasonable efforts to have the Registration Statement declared effective by the SEC within sixty (60) days after the registration statement is filed (or, in the event of a “full review” by the SEC, within seventy five (75) days after the registration statement is filed). We are obligated to pay certain liquidated damages to the March Investors if we fail to file the resale registration statement when required, fail to cause the registration statement to be declared effective by the SEC when required, or if we fail to maintain the effectiveness of the registration statement.

The March SPAs and the March RRAs contain customary representations, warranties, conditions and indemnification obligations of the parties, which were made only for purposes of such March SPAs and March RRAs as of specific dates and solely for the benefit of the parties.

Pursuant to an engagement letter (the “Engagement Letter”), dated as of March 6, 2021, by and between us and H.C. Wainwright & Co., LLC (“Wainwright”), we engaged Wainwright to act as our exclusive placement agent in connection with the March Private Placement. Pursuant to the engagement agreement, we agreed to pay Wainwright a cash fee of 8.0% of the gross proceeds raised by us in the private placement. We also agreed to pay Wainwright (i) a management fee equal to 1.0% of the gross proceeds raised in the private placement; (ii) $35,000 for non-accountable expenses and (iii) up to $50,000 for fees and expenses of legal counsel and other out-of-pocket expenses. In addition, we agreed to issue to Wainwright (or its designees) placement agent warrants (the “Placement Agent Warrants”) to purchase an aggregate of up to 2,426,667 shares of our common stock (equal 8.0% of the aggregate number of shares of common stock sold in the March Private Placement or underlying the March Warrants). The Placement Agent Warrants generally have the same terms as the March Warrants, except they have an exercise price of $0.1875.

This registration statement, of which this prospectus is a part, is being filed to register such shares of common stock issued to the March Investors and the shares common stock issuable upon exercise of the Second March Warrants.

Prior Transactions with Selling Stockholders

June and July Private Placement

As described above, on July 1, 2020, we closed a transaction with Cavalry, pursuant to which we received net proceeds of $246,600, after certain expenses in exchange for the issuance of the Initial July Note, with an original issue discount of 12.5% or $37,500, bearing interest at 10% per annum and maturing on June 30, 2021. On July 31, 2020, we received the additional net proceeds from Cavalry of $262,500 and issued the Second July Note. In addition, on July 31, 2020, we issued Cavalry the July Warrant, exercisable for up to 8,571,428 shares of common stock at an initial exercise price of $0.05 per share.

The Initial July Note and the Second July Note are no longer outstanding as they were fully converted into shares of common stock. The Initial July Warrants have been exercised in full. This prospectus includes the registration of the remaining 934,923 shares of common stock issuable upon exercise of July Warrants remaining unsold.

August 3, 2020 Private Placement

On August 3, 2020, we entered into a Securities Purchase Agreement (the “Mercer SPA”) with Mercer, pursuant to which we received $350,000 in exchange for the issuance of:

●	an Original Issue Discount 10% Senior Secured Convertible Note (the “Mercer Note”) in the principal amount of $400,000; and

●	a five-year warrant (the “Mercer Warrant”) to purchase 11,428,571 shares of our common stock at an exercise price of $0.05 per share.

On August 5, 2020, we entered into a Securities Purchase Agreement (the “Pinz SPA”) with Pinz Capital Special Opportunities Fund, LP. (“Pinz”), pursuant to which we received $87,500 in exchange for the issuance of:

●	an Original Issue Discount 10% Senior Secured Convertible Note (the “Pinz Note”) in the principal amount of $100,000; and

●	a five-year warrant (the “Pinz Warrant”) to purchase 2,857,143 shares of our common stock at an exercise price of $0.05 per share.

On October 20, 2020, Pinz entered into an assignment and transfer agreement (the “Pinz Assignment Agreement”) with Cavalry, pursuant to which Pinz assigned and transferred all of its rights and obligations under the Pinz Note (hereinafter referred to as the “August 2020 Cavalry Note”), the Pinz Warrant (hereinafter referred to as the “August 2020 Cavalry Warrant”), a Registration Rights Agreement dated August 3, 2020 entered into with Pinz in connection with the Pinz SPA, and the Pinz SPA (hereinafter referred to as the “August 2020 Cavalry SPA”).

The Mercer Note and August 2020 Cavalry Note are hereinafter referred to collectively as the “Secured Notes.” The Mercer Warrant and August 2020 Cavalry Warrant are hereinafter referred to collectively as the “August Warrants.”

The Secured Notes matured in 12 months after issuance, bore interest at a rate of 10% per annum, and were initially convertible into shares of our common stock at a conversion price of $0.035 per share (as adjusted for stock splits, stock combinations, dilutive issuances and similar events).

The Secured Notes could be prepaid at any time for the first 90 days at face value plus accrued interest. From day 91 through day 180, the Notes could be prepaid in an amount equal to 115% of the principal amount plus accrued interest. From day 181 through day 365, the Secured Notes could be prepaid in an amount equal to 125% of the principal amount plus accrued interest. The Secured Notes contained certain covenants, such as restrictions on: (i) distributions on capital stock, (ii) stock repurchases, and (iii) sales and the transfer of assets.

The Secured Notes and the August Warrants contained conversion limitations providing that a holder thereof could not convert the Notes or exercise the Warrants to the extent (but only to the extent) that, if after giving effect to such conversion, the holder or any of its affiliates would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the outstanding shares of our common stock immediately after giving effect to such conversion or exercise. A holder could increase or decrease its beneficial ownership limitation upon notice to us provided that in no event such limitation exceeds 9.99%, and that any increase shall not be effective until the 61st day after such notice.

In connection with the Mercer SPA, we entered into a Registration Rights Agreement, dated August 3, 2020 (the “Mercer RRA”), with Mercer pursuant to which we were obligated to file a registration statement with the SEC within ninety (90) days after the date of the agreement (which was subsequently extended to November 16, 2020) to register the resale by Mercer of the shares of common stock issuable to it under the Mercer Note and Mercer Warrant, and use all commercially reasonable efforts to have the registration statement declared effective by the SEC within one hundred and five (105) days after the date of the agreement (which was subsequently extended to December 16, 2020). A registration statement registering the shares was declared effective by the SEC on December 7, 2020.

Upon the occurrence of an event of default under the Secured Notes, a holder of the Secured Notes had the right to be prepaid at 140% of the outstanding principal balance and accrued interest, and interest accrues at 18% per annum (or the maximum amount permitted by law). In addition, if an event of default under in the Secured Notes had occurred, regardless of whether it has been cured or remains ongoing, the Secured Notes will thereafter be convertible at 65% of the lowest closing price of our common stock for the last 10 consecutive trading days

The Secured Notes are no longer outstanding as they were fully converted into shares of common stock.

September 16, 2020 Private Placement

On September 16, 2020, we entered into a Securities Purchase Agreement (the “Iroquois SPA”) with Iroquois MF pursuant to which we received an aggregate of $199,500 in exchange for the issuance of:

●	an Original Issue Discount 10% Convertible Note (the “Iroquois MF Note”) in the aggregate principal amount of $228,000; and

●	a five-year warrant (the “Iroquois MF Warrant”) to purchase 6,514,286 shares of our common stock at an exercise price of $0.05 per share.

The Iroquois MF Note is no longer outstanding as it was fully converted into shares of common stock.

On September 24, 2020, we entered into a Securities Purchase Agreement (the “September 2020 Cavalry SPA”) with Cavalry, pursuant to which we received $99,750 in exchange for the issuance of:

●	an Original Issue Discount 10% Convertible Note (the “September 2020 Cavalry Note”) in the principal amount of $114,000; and

●	a five-year warrant (the “September 2020 Cavalry Warrant”) to purchase 3,257,143 shares of our common stock at an exercise price of $0.05 per share.

The September 2020 Cavalry Note is no longer outstanding as it was fully converted into shares of common stock.

On November 25, 2020, we entered into a Securities Purchase Agreement (the “November 2020 Bellridge SPA”) with Bellridge, pursuant to which we received an aggregate of $250,250 in exchange for the issuance of:

●	an Original Issue Discount 10% Convertible Note (the “November 2020 Bellridge Note”) in the aggregate principal amount of $286,000; and

●	a five-year warrant (the “November 2020 Bellridge Warrant”) to purchase 8,171,429 shares of our common stock at an exercise price of $0.05 per share.

The November 2020 Bellridge Note is no longer outstanding as it was fully converted into shares of common stock.

The September 2020 Cavalry Note, the Iroquois MF Note, and the November 2020 Bellridge Note are hereinafter referred to collectively as the “Unsecured Notes” and together with the Secured Notes, collectively, the “2020 Notes.” The September 2020 Cavalry Warrant, the Iroquois MF Warrant and the November 2020 Bellridge Warrant are hereinafter referred to collectively as the “September 2020 Warrants” and together with the August Warrants collectively, the “2020 Warrants.”

The transactions contemplated under the September 2020 Cavalry SPA, Iroquois MF SPA, and November 2020 Bellridge SPA closed on September 17, 2020, September 24, 2020, and November 25, 2020 respectively. The Unsecured Notes were unsecured, matured in 12 months, bore interest at a rate of 10% per annum, and were initially convertible into shares of our common stock at a conversion price of $0.035 per share (as adjusted for stock splits, stock combinations, dilutive issuances and similar events).

The Unsecured Notes could be prepaid at any time for the first 90 days at face value plus accrued interest. From day 91 through day 180, the Unsecured Notes could be prepaid in an amount equal to 115% of the principal amount plus accrued interest. From day 181 through day 365, it could be prepaid in an amount equal to 125% of the principal amount plus accrued interest. The Unsecured Notes contained certain covenants, such as restrictions on: (i) distributions on capital stock, (ii) stock repurchases, and (iii) sales and the transfer of assets.

The Unsecured Notes and the September 2020 Warrants contained conversion limitations providing that a holder thereof could not convert the Note or exercise the Warrant to the extent (but only to the extent) that, if after giving effect to such conversion, the holder or any of its affiliates would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the outstanding shares of our common stock immediately after giving effect to such conversion or exercise. A holder could increase or decrease its beneficial ownership limitation upon notice to us provided that in no event such limitation exceeds 9.99%, and that any increase shall not be effective until the 61st day after such notice.

In connection with the Iroquois MF SPA, we entered into a Registration Rights Agreement, dated September 16, 2020 (“Iroquois RRA”), with Iroquois MF pursuant to which we were obligated to file a registration statement with the SEC within ninety (90) days after the date of the agreement to register the resale by Iroquois of the shares of our common stock issuable under the Unsecured Notes and upon exercise of the September 2020 Warrants, and use all commercially reasonable efforts to have the registration statement declared effective by the SEC within one hundred five (105) days after the date of the agreement. A registration statement registering the shares was declared effective by the SEC on December 7, 2020.

In connection with the September 2020 Cavalry SPA, we entered into a Registration Rights Agreement, dated September 16, 2020 (the “September 2020 Cavalry RRA”), with Cavalry pursuant to which we were obligated to file a registration statement with the SEC within ninety (90) days after the date of the agreement to register the resale by Cavalry of the shares of our common stock issuable under the Unsecured Notes and upon exercise of the September 2020 Warrants, and use all commercially reasonable efforts to have the registration statement declared effective by the SEC within one hundred five (105) days after the date of the agreement. A registration statement registering the shares was declared effective by the SEC on December 7, 2020.

In connection with the November 2020 Bellridge SPA, we entered into a Registration Rights Agreement, dated November 25, 2020 (the “November 2020 Bellridge RRA”), with Bellridge pursuant to which we were obligated to file a registration statement with the SEC within ninety (90) days after the date of the agreement to register the resale by Bellridge of the shares of our common stock issuable under the Bellridge Note and upon exercise of the Second February 16th Warrant, and use all commercially reasonable efforts to have the registration statement declared effective by the SEC within one hundred five (105) days after the date of the agreement. A registration statement registering the shares was declared effective by the SEC on December 7, 2020.

Upon the occurrence of an event of default under the Unsecured Notes, each holder of the Unsecured Notes had the right to be prepaid at 140% of the outstanding principal balance and accrued interest, and interest accrues at 18% per annum (or the maximum amount permitted by law). In addition, if an event of default under in the Unsecured Notes had occurred, regardless of whether it has been cured or remains ongoing, the Unsecured Notes will thereafter be convertible at 65% of the lowest closing price of our common stock for the last 10 consecutive trading days.

The Unsecured Notes are no longer outstanding as they were fully converted into shares of common stock.

SELLING STOCKHOLDERS

This prospectus covers the possible resale by the Selling Stockholders identified below. The Shares being offered by the Selling Stockholders are issuable upon conversion of the Notes and exercise of the Warrants. For additional information regarding the issuance of the Notes and Warrants, see the section of this prospectus entitled “The Private Placements” above. We are registering the Shares to permit the Selling Stockholders to offer the Shares for resale from time-to-time. Except as otherwise noted above in the section entitled “The Private Placements – Prior Transactions With Selling Stockholders” the Selling Stockholders have not had any material relationship with us within the past three years.

The table below lists information regarding the ownership of the Shares by the Selling Stockholders. The first column lists the shares of common stock beneficially owned by such Selling Stockholder prior to this offering, without regard to any limitations on conversions or exercise. The second column lists the number of Shares being offered by the Selling Stockholders in this offering, without regard to any limitations on conversions or exercise. Under the terms of the Notes and Warrants, the Selling Stockholders may not convert the Notes or exercise the Warrants to the extent (but only to the extent) the Selling Stockholders or any of its affiliates would beneficially own a number of shares of our common stock which would exceed 4.99%. The number of shares in the second column does not reflect these limitations. A holder may increase or decrease its beneficial ownership limitation upon notice to us provided that in no event such limitation exceeds 9.99%, and that any increase shall not be effective until the 61st day after such notice. The Selling Stockholders may sell all, some or none of its Shares in this offering. See “Plan of Distribution.”

The third column lists the Shares being offered by this prospectus by the Selling Stockholders and does not take in account any limitations on conversion of the Notes or exercise of the Warrants set forth therein. The Selling Stockholders may sell all, some or none of its shares in this offering. See “Plan of Distribution.”

The fourth column lists the percent of the class to be owned to be beneficially owned by the Selling Stockholders after the offering and does not take in account any limitations on conversion of the Series C Preferred Stock or exercise of the Warrants set forth therein. The fourth column assumes the sale of all the shares offered by the Selling Stockholders pursuant to this prospectus and is based on 337,838,982 shares of common stock outstanding on April 12, 2021

In accordance with the terms of a registration rights agreement with the Selling Stockholders, this prospectus generally covers the resale of at least 102,204,552 shares of common stock issued or issuable to the Selling Stockholders in the Private Placements. Because the conversion price of the Notes and Warrants may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus.

Name of Selling Stockholders	Number of Shares Owned Prior to Offering	Maximum Number of Shares to be Offered for Resale Pursuant to this Prospectus	Number of Shares Beneficially Owned After Offering(11)	Percent of the Class to be Owned After Offering(11)
Anson Investments Master Fund LP(1)	6,000,000	6,000,000	-0-	*
Anson East Master Fund LP(2)	2,000,001	2,000,001	-0-	*
Bellridge Capital, LP(3)	24,294,511	19,668,600	4,625,911	1.05%
Cavalry Fund I LP(4)	21,438,771	21,438,771	-0-
Cavalry Special Ops Fund, LLC(5)	5,000,000	5,000,000
Hudson Bay Master Fund Ltd.(6)	5,000,001	5,000,001	0	*
Iroquois Capital Investment Group LLC(7)	1,500,000	1,500,000	-0-
Iroquois Master Fund Ltd.(8)	11,133,333	11,133,333	-0-
Mercer Street Global Opportunity Fund, LLC(9)	28,617,701	28,037,180	580,521	*
Noam Rubinstein(10)	764,400	764,400	0	*
Craig Schwabe(10)	81,900	81,900	0	*
Michael Vasinkevich(10)	1,556,100	1,556,100	0	*
Charles Worthman(10)	24,267	24,267	-0-	*

*	less than 1%

(1)	Includes 4,000,000 March Shares and 2,000,000 shares of common stock issuable upon exercise of March Warrants, without giving effect to the blocker described in the next sentence. The March Warrants held by the Selling Stockholder are subject to beneficial ownership limitations such that the warrants may not be converted or exercised, respectively, if it would result in the holder exceeding the beneficial ownership limitation. The beneficial ownership limitation is initially set at 4.99% but may be increased to 9.99% upon notice to the Company. Anson Advisors Inc and Anson Funds Management LP, the Co-Investment Advisers of Anson Investments Master Fund LP, hold voting and dispositive power over the Common Shares held by the Selling Stockholder. Bruce Winson is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Winson, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these shares of common stock except to the extent of their pecuniary interest therein. The principal business address of the Selling Stockholder is Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands.

(2)	Includes 1,333,334 March Shares and 666,667 shares of common stock issuable upon exercise of March Warrants, without giving effect to the blocker described in the next sentence. The warrants held by the Selling Stockholder are subject to beneficial ownership limitations such that the March Warrants may not be converted or exercised, respectively, if it would result in the holder exceeding the beneficial ownership limitation. The beneficial ownership limitation is initially set at 4.99% but may be increased to 9.99% upon notice to the Company. Anson Advisors Inc and Anson Funds Management LP, the Co-Investment Advisers of Anson East Master Fund LP, hold voting and dispositive power over the Common Shares held by the Selling Stockholder. Bruce Winson is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Winson, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these shares of common stock except to the extent of their pecuniary interest therein. The principal business address of the Selling Stockholder is Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands.
(3)	Robert Klimov is the Partner of Bellridge Capital, LP and holds voting and investment control over the shares. Mr. Klimov disclaims beneficial ownership over these securities. The principal business address of Bellridge is 515 E. Olas Blvd, Suite 120A. Includes 3,913,044 shares of common stock issuable upon exercise of the Initial February 16th Warrants, up to 6,600,000 shares of common stock issuable upon conversion of the Initial February 16th Notes, including interest, 4,577,778 shares of common stock issued upon exercise of the Second February 16th Warrant, and up to 4,577,778 shares issuable upon conversion of the Second February 16th Note. The Notes and Warrants held by the Selling Stockholder are subject to beneficial ownership limitations such that the notes and warrants may not be converted or exercised, respectively, if it would result in the holder exceeding the beneficial ownership limitation. The beneficial ownership limitation is initially 4.99%, but may be increased to 9.99% upon written notice to the Company.
(4)	Thomas P. Walsh is the manager of Cavalry Fund I LP whose principal business address is 82 E, Allendale Rd., Suite 5B, Saddle River, NJ 07458. Includes 934,923 shares issuable upon exercise of the July Warrant, 3,822,223 shares of common stock issuable upon exercise of February 3rd Warrants, 2,486,957 shares of common stock issuable upon exercise of Initial February 16th Warrants, up to 4,194,667 shares of common stock issuable upon conversion of Initial February 16th Notes, including interest, 6,666,667 shares of common stock issued pursuant to the March Private Placement and 3,333,334 shares of common stock issuable upon exercise of March Warrants, without giving effect to the blocker described in the next sentence. The notes and warrants held by the Selling Stockholder are subject to beneficial ownership limitations such that the Notes and Warrants may not be converted or exercised, respectively, if it would result in the holder exceeding the beneficial ownership limitation. The beneficial ownership limitation is initially 4.99%, but may be increased to 9.99% upon written notice to the Company.
(5)	Thomas P. Walsh is the manager of Cavalry Special Ops Fund, LLC whose principal business address is 82 E, Allendale Rd., Suite 5B, Saddle River, NJ 07458. Includes, 3,333,333 shares of common stock issued pursuant to the March Private Placement and 1,666,667 shares of common stock issuable upon exercise of March Warrants, without giving effect to the blocker described in the next sentence. The March Warrants held by the Selling Stockholder are subject to beneficial ownership limitations such that the warrants may not be converted or exercised, respectively, if it would result in the holder exceeding the beneficial ownership limitation. The beneficial ownership limitation is initially 4.99% but may be increased to 9.99% upon written notice to the Company.
(6)	Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay Master Fund Ltd. and Sander Gerber disclaims beneficial ownership over these securities. The principal business address of the Selling Stockholder is C/O Hudson Bay Capital Management LP, 777 Third Avenue, 30th Floor, New York, NY 10017. Includes, 3,333,334 shares of common stock issued pursuant to the March Private Placement and 1,666,667 shares of common stock issuable upon exercise of March Warrants, without giving effect to the blocker described in the next sentence. The March Warrants held by the Selling Stockholder are subject to beneficial ownership limitations such that the warrants may not be converted or exercised, respectively, if it would result in the holder exceeding the beneficial ownership limitation. The beneficial ownership limitation is initially 4.99% but may be increased to 9.99% upon written notice to the Company. The Selling Stockholder has elected to set its beneficial ownership limitation at 9.99%

(7)	Richard Abbe is the managing member of Iroquois Capital Investment Group LLC. Mr. Abbe has voting control and investment discretion over securities held by Iroquois Capital Investment Group LLC. As such, Mr. Abbe may be deemed to be the beneficial owner (as determined under Section 13(d) of the Exchange Act) of the shares held by Iroquois Capital Investment Group LLC. The selling stockholder’s address is 125 Park Avenue, 25th Floor, New York, New York 10017. Includes, 1,000,000 shares of common stock issued pursuant to the March Private Placement and 500,000 shares of common stock issuable upon exercise of March Warrants, without giving effect to the blocker described in the next sentence. The March Warrants held by the Selling Stockholder are subject to beneficial ownership limitations such that the warrants may not be converted or exercised, respectively, if it would result in the holder exceeding the beneficial ownership limitation. The beneficial ownership limitation is initially 4.99% but may be increased to 9.99% upon written notice to the Company.

(8)	Iroquois Capital Management L.L.C. is the investment manager of Iroquois Master Fund, Ltd. Iroquois Capital Management, LLC has voting control and investment discretion over securities held by Iroquois Master Fund. As Managing Members of Iroquois Capital Management, LLC, Richard Abbe and Kimberly Page make voting and investment decisions on behalf of Iroquois Capital Management, LLC in its capacity as investment manager to Iroquois Master Fund Ltd. As a result of the foregoing, Mr. Abbe and Mrs. Page may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the shares held by Iroquois Capital Management and Iroquois Master Fund. The selling stockholder’s address is 125 Park Avenue, 25th Floor, New York, New York 10017. Includes 5,066,667 shares of common stock issuable upon exercise of February 3rd Warrants, 5,066,667 shares of common stock that were issued upon conversion of February 3rd Notes, 666,666 shares of common stock issued pursuant to the March Private Placement and 333,333 shares of common stock issuable upon exercise of March Warrants, without giving effect to the blocker described in the next sentence. The warrants and notes held by the Selling Stockholder are subject to beneficial ownership limitations such that the Notes and Warrants may not be converted or exercised, respectively, if it would result in such holder exceeding the beneficial ownership limitation. The beneficial ownership limitation is initially 4.99% but may be increased to 9.99% upon written notice to the Company.

(9)	Jonathan Juchno is the managing partner of Mercer Street Global Opportunity Fund, LLC, and its principal business address is 107 Grand Street, 7th Floor, New York, New York 10013. Includes 6,355,556 shares of common stock issuable upon exercise of February 3rd Warrants, 2,486,957 shares of common stock issuable upon exercise of the Initial February 16th Warrants, 4,194,667 shares of common stock issuable upon conversion of Initial February 16th Notes, including interest, 10,000,000 shares of common stock issued pursuant to the March Private Placement and 5,000,000 shares of common stock issuable upon exercise of March Warrants, without giving effect to the blocker described in the next sentence. The notes and warrants held by the Selling Stockholder are subject to beneficial ownership limitations such that the Notes and Warrants may not be converted or exercised, respectively, if it would result in the holder exceeding the beneficial ownership limitation. The beneficial ownership limitation is initially 4.99% but may be increased to 9.99% upon written notice to the Company.
(10)	Includes shares of common stock underlying warrants to purchase an aggregate of 2,426,667 shares of common stock at a purchase price of $0.1875, issued as compensation for services provided by Wainwright in connection with the March Private Placement. Wainwright is a registered broker-dealer that served as the placement agent in the March Private Placement. The Placement Agent Warrant was issued to the Selling Stockholder as the designee of Wainwright. The Selling Stockholder is an employee of Wainwright, a registered broker-dealer, and as such is an affiliate of a broker-dealer. The Placement Agent Warrants held by the Selling Stockholder are subject to beneficial ownership limitations such that the Placement Agent Warrants may not be converted or exercised, respectively, if it would result in the holder exceeding the beneficial ownership limitation. The beneficial ownership limitation is initially 4.99% but may be increased to 9.99% upon written notice to the Company. The principal business address for each of the Selling Stockholders is C/O H.C. Wainwright & Co., LLC., 430 Park Avenue, 3rd Floor, New York, New York 10022.
(11)	Assumes the conversion and exercise in full of the Notes and Warrants, respectively, and sale of all shares of common stock underlying the Notes and the Warrants registered pursuant to this prospectus, although the Selling Stockholders are under no obligation known to us to sell any shares of common stock at this time.

PLAN OF DISTRIBUTION

The Selling Stockholders and any of their pledgees, assignees and successors-in-interest may, from time-to-time, sell any or all of their shares of common stock on the OTCQB Venture Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell the Shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the Shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholders has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock.

We are required to pay certain fees and expenses incurred by us incident to the registration of the Shares. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because the Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the Shares by the Selling Stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the Shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the Shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The Shares covered hereby will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Pursuant to applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Shares of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with and is qualified in its entirety by and should be read together with our financial statements and the related notes thereto appearing elsewhere in this prospectus. This discussion contains certain forward-looking statements that involve risks and uncertainties, as described under the heading “Note Regarding Forward-Looking Statements.” Actual results could differ materially from those projected in the forward-looking statements.

Overview and Financial Condition

Recent Developments

The February 2021 Private Placements

On February 3, 2021, we received net proceeds of $600,250 after an original issue discount of $85,750 upon our issuance of the February 3rd Notes in the aggregate principal amount of $686,000, bearing interest at 10% per annum and maturing on February 3, 2022 and the February 3rd Warrants. The February 3rd Notes are convertible into shares of common stock at an initial conversion price of $0.045 per share. The February 3rd Warrants are exercisable for an aggregate of 15,244,446 shares of common stock at an initial exercise price of $0.05 per share and expire five years from the date of grant. In connection with the issuance of the February 3rd Notes and February 3rd Warrants, we entered into Registration Rights Agreements with such investors, pursuant to which we are obligated to file a registration statement with the SEC within ninety (90) days after the date of the agreement to register the resale of the shares issuable pursuant to the February 3rd Note and the February 3rd Warrant, and use all commercially reasonable efforts to have the registration statement declared effective by the SEC within one hundred five (105) days after the registration statement is filed. Each note and warrant holder has contractually agreed to restrict its ability to convert the February 3rd Notes or exercise the February 3rd Warrants such that the number of shares of the Company’s common stock held by the holder and its affiliates after such exercise does not exceed the beneficial ownership limitation set forth in the notes and warrants which may not exceed initially 4.99% of the Company’s then issued and outstanding shares of common stock, which may be increased to up to 9.99% upon notice to the Company.

Between February 16, 2021 and February 22, 2021, we repaid the February 3rd Notes issued to Mercer and Cavalry, and they are therefore no longer outstanding. On February 16, 2021, we received a conversion notice from Iroquois MF, converting the aggregate principal amount of their February 3rd Note in the principal amount of $228,000 into 5,066,667 shares of common stock. This registration statement, of which this prospectus is a part, is being filed to register such shares of common stock converted by Iroquois MF.

On February 16, 2021, we received net proceeds of $1,788,500 after an original issue discount of $255,500 upon our issuance of the Initial February 16th Notes in the principal amount of $2,044,000, bearing interest at 10% per annum and maturing on February 16, 2022, and the Initial February 16th Warrants. The Initial February 16th Notes were convertible into shares of common stock at an initial conversion price of $0.23 per share, which was adjusted pursuant to the terms and conditions of the Initial February 16th Notes to $0.15 per share following the March Private Placement. In addition, the Initial February 16th Warrants are exercisable for an aggregate of 8,886,958 shares of common stock at an initial exercise price of $0.24 per share which was adjusted pursuant to the terms and conditions of the Initial February 16th Warrants to $0.15 per share following the March Private Placement. We used $459,033 of the proceeds to repay Senior Secured Convertible Notes which were convertible into shares of common stock at a conversion price of $0.045 per share. In connection with the issuance of the notes and warrants, we entered into a Registration Rights Agreement, dated February 16, 2021 with the investors pursuant to which we are obligated to file a registration statement with the SEC within ninety (90) days after the date of the agreement to register the resale of the shares issuable upon conversion of the Initial February 16th Notes and exercise of the Initial February 16th Warrant, and to use all commercially reasonable efforts to have the registration statement declared effective by the SEC within one hundred five (105) days after the registration statement is filed. Each note holder has contractually agreed to restrict its ability to convert the notes or exercise the warrants such that the number of shares of the Company’s common stock held by the holder and its affiliates after such exercise does not exceed the beneficial ownership limitation set forth in the notes and warrants which may not exceed initially 4.99% of the Company’s then issued and outstanding shares of common stock which may be increased to up to 9.99% upon notice to the Company.

Additionally, on February 16, 2021, we received net proceeds of $180,250 after an original issue discount of $25,750 upon our issuance of the Second February 16th Notes in the principal amount of $206,000, bearing interest at 10% per annum and maturing on February 16, 2022, and the Second February 16th Warrant. The Second February 16th Notes are convertible into shares of common stock at an initial conversion price of 0.045 per share. In addition, the Second February 16th Warrant is exercisable for an aggregate of 4,577,778 shares of common stock at an initial exercise price of $0.05 per share. In connection with the issuance of the notes and warrants, we entered into a Registration Rights Agreement, dated February 16, 2021 with Bellridge pursuant to which we are obligated to file a registration statement with the SEC within ninety (90) days after the date of the agreement to register the resale of the shares of common stock issuable upon conversion of the Second February 16th Note and exercise of the Second February 16th Warrant, and use all commercially reasonable efforts to have the registration statement declared effective by the SEC within one hundred five (105) days after the registration statement is filed. Bellridge has contractually agreed to restrict its ability to convert the Second February 16th Notes or exercise the Second February 16th Warrant such that the number of shares of the Company’s common stock held by the holder and its affiliates after such exercise does not exceed the beneficial ownership limitation set forth in the notes and warrants which may not exceed initially 4.99% of the Company’s then issued and outstanding shares of common stock which may be increased to up to 9.99% upon notice to the Company. On February 16, 2021 we received a conversion notice from Bellridge converting the Second February 16th Note into 4,577,778 shares of common stock.

Warrant Exercises

Between February 18, 2021 and March 9, 2021 warrants for 44,074,285 shares were exercised by investors at an exercise price of $0.05 per share, for gross proceeds of $2,203,714.

The March 2021 Private Placement

On March 11, 2021, we entered into the March SPA with the March Investors, pursuant to which we sold to the March Investors (i) an aggregate of 30,333,334 March Shares and (ii) the March Warrants to purchase up to an aggregate of 15,166,667 shares of our common stock for gross proceeds of approximately $4,550,000. The combined purchase price for one share of common stock and associated Warrant was $0.15.

We intend to use the net proceeds primarily for development of our technology, digital payment platform and marketing, as well as for working capital and general corporate purposes.

The March Warrants are exercisable for a period of five years from the date of issuance and have an exercise price of $0.15 per share, subject to adjustment as set forth in the March Warrants for stock splits, stock dividends, recapitalizations and similar events. The March Investors may exercise the March Warrants on a cashless basis if after the six-month anniversary of date of issuance, the March Shares or the shares issuable upon exercise of the March Warrant are not then registered pursuant to an effective registration statement. Each March Investor has contractually agreed to restrict its ability to exercise the March Warrants such that the number of shares of the Company’s common stock held by the March Investor and its affiliates after such exercise does not exceed the beneficial ownership limitation set forth in the warrants which may not exceed initially 4.99% of the Company’s then issued and outstanding shares of common stock which may be increased to up to 9.99% upon notice to the Company.

In connection with the March SPAs, the Company entered into the March RRAs, dated March 11, 2021, with each of the March Investors pursuant to which the Company is obligated to file a registration statement with the SEC to register for resale the March Shares and March Warrant Shares within twenty days following the date upon which the Company files its Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and use all commercially reasonable efforts to have the registration statement declared effective by the SEC within sixty days after the registration statement is filed (or, in the event of a “full review” by the SEC, within seventy five days after the registration statement is filed). The Company will be obligated to pay certain liquidated damages to the March Investors if the Company fails to file the resale registration statement when required, fails to cause the registration statement to be declared effective by the SEC when required, of if the Company fails to maintain the effectiveness of the registration statement.

The stock purchase agreements and registration rights agreements described above each contain customary representations, warranties, conditions and indemnification obligations of the parties, which were made only for purposes of such securities purchase agreement and registration rights agreement as of specific dates and solely for the benefit of the parties. The stock purchase agreements and registration rights agreements may be subject to limitations agreed upon by the contracting parties.

Pursuant to the Engagement Letter by and between us and Wainwright, we engaged Wainwright to act as our exclusive placement agent in connection with the March Private Placement. Pursuant to the engagement agreement, we agreed paid Wainwright a cash fee of 8.0% of the gross proceeds raised in the private placement. We also paid Wainwright (i) a management fee equal to 1.0% of the gross proceeds raised in the private placement; (ii) $35,000 for non-accountable expenses and (iii) $50,000 for fees and expenses of legal counsel and other out-of-pocket expenses. In addition, we issued to Wainwright (or its designees) the Placement Agent Warrants to purchase a number of shares equal to 8.0% of the aggregate number of shares sold under the March SPAs or warrants to purchase an aggregate of up to 2,426,667 shares of our common stock. The Placement Agent Warrants generally have the same terms as the March Warrants, except they have an exercise price of $0.1875.

Management Discussion and Analysis of Financial Condition

The discussion and analysis of our financial condition and results of operations are based upon the consolidated financial statements as of December 31, 2020 and 2019, of Innovative Payment Solutions, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of any contingent liabilities at the financial statement date and reported amounts of revenue and expenses during the reporting period. On an on-going basis we review our estimates and assumptions. The estimates are based on our historical experience and other assumptions that we believe to be reasonable under the circumstances. Actual results are likely to differ from those estimates under different assumptions or conditions.

Results of Operations for the years Ended December 31, 2020 and December 31, 2019

Net revenue

We have treated our Mexican operations as a discontinued operation in these financial statements, we have not generated any revenues from our U.S. operations to date. We anticipate that we will recommence generating revenue once we are able to install our kiosks, the timing of which is uncertain due to the COVID-19 pandemic.

Cost of goods sold

We have treated our Mexican operations as a discontinued operation in these financial statements we have not incurred any costs associated with goods sold from our U.S. operations to date. We anticipate that our cost of goods sold will increase once we are able to install our kiosks.

General and administrative expenses

General and administrative expenses were $1,742,008 and $807,934 for the years ended December 31, 2020 and 2019, respectively, an increase of $934,074 or 115.6%. The increase is primarily due to payments to our senior management as consulting fees and salaries and wages which increased by $317,295 over the prior year, primarily due to the appointment of our new CEO during the prior year; the issuance of restricted stock to our CEO with a related expense of $502,128, directors fees of $88,000 incurred during the current year, an increase in professional fees of $111,907 primarily fees paid to consultants to develop our IT framework for our U.S. operations, an increase in legal fees of $60,232 due to the increased funding activity which took place during the current year, and a rental increase of $29,477 as we relocated to new premises during the current year; offset by a reduction in capital raising fees of $248,364 incurred in the prior year.

Depreciation

Depreciation was $12,500 and $0 for the years ended December 31, 2020 and 2019, respectively, an increase of $12,500. Depreciation during the current period represents depreciation on the kiosks received from Qpagos Mexico.

Investment impairment charge

Investment impairment charge was $1,019,960 and $0 for the years ended December 31, 2020 and 2019, respectively, the Company raised an impairment charge against the investment in Vivi Holdings Inc, as Vivi continues to not meet any of its indicated milestones concerning its proposed IPO and fund raising efforts.

Loss on settlement of liabilities

Loss on settlement of liabilities was $95,082 and $0 for the years ended December 31, 2020 and 2019, respectively, an increase of $95,082. The loss on settlement of liabilities represents the settlement of certain promissory notes during the current period by the issuance of 1,692,764 shares of common stock at a discount to current market prices resulting in a loss on settlement of $50,082 and the issuance of 1,500,000 shares of common stock to a previous note holder in settlement of a dispute over the repayment of a convertible note during the current period, at the market value of the shares of $45,000, on the date of settlement.

Loss on debt conversion

Loss on debt conversion was $433,610 and $2,838,599 for the years ended December 31, 2020 and 2019, respectively, a decrease of $2,404,989 or 84.7%. The decrease in the loss on conversion of convertible debts was due to a higher value of debt converted to equity and debt exchanged for equity during the prior period, primarily to extinguish debt which had already matured. During the year ended December 31, 2020 and 2019, $335,948 and $3,584,505, respectively, of principal and interest was converted into equity.

Debt extension fee

Debt extension fee was $40,000 and $0 for the years ended December 31, 2020 and 2019, respectively, we incurred a debt extension fee of $40,000 on a convertible note which was maturing, this note has subsequently been repaid.

Penalty on convertible notes

Penalty on convertible notes was $0 and $191,757 for the years ended December 31, 2020 and 2019, respectively, a decrease of $191,757 or 100%. The Penalty on convertible notes arose due to certain convertible notes maturing before they could be repaid, resulting in a default whereby the principal sum of the note increased by percentages ranging from 10% to 50% of the capital outstanding.

Provision against receivables

A provision of $129,995 was raised against receivables from Qpagos Mexico relating to VAT refunds. These refunds have been outstanding for an extended period and collectability is uncertain based on the ageing of the refunds due.

Interest expense

Interest expense was $381,034 and $369,305 for the years ended December 31, 2020 and 2019, respectively, an increase of $11,729 or 3.2%. The increase is primarily due to the penalty interest incurred on the cash settlement of convertible debt resulting in penalty interest of $238,080 offset by a reduction in interest expense due to the timing of new convertible debt taken out during the current year.

Amortization of debt discount

Amortization of debt discount was $1,065,879 and $1,692,101 for the years ended December 31, 2020 and 2019, respectively, a decrease of $626,222 or 37.0%. The decrease is primarily due to the timing of new convertible debt advanced during the third and fourth quarters of the current year.

Derivative liability movements

Derivative liability movements were $(654,471) and $1,981,938 for the years ended December 31, 2020 and 2019, respectively. The derivative liability arose due to the issuance of convertible securities with variable conversion prices and no floor conversion price. The prior year derivative liability credit was primarily due to the conversion of $3,584,505 of debt during the prior year into equity, the current year charge represents the mark-to-market of the derivative liability outstanding as of December 31, 2020.

Net loss from continuing operations

We incurred a net loss of $5,444,544 and $4,047,762 for the years ended December 31, 2020 and 2019 respectively, an increase in loss of $1,396,782 or 34.5%, primarily due to the increase in general and administrative expenses, the investment impairment charge and the reduction in the derivative liability gain, offset by a reduction in loss on debt conversion and the amortization of debt discount as discussed above.

Loss from discontinued operations

Operating loss from discontinued operations, net of taxation was $0 and $653,246 for the years ended December 31, 2020 and 2019, respectively, a decrease of $653,246 or 100%. The decrease is primarily due to a reduction in general and administrative expenses of $560,316 due to a concerted effort by management to reduce operating expenditure due to the loss-making nature of the business and an increase in foreign exchange gain of $276,103, primarily due to the disposal of the business effective December 31, 2019, resulting in a realization of the foreign currency translation adjustment.

Profit on disposal of subsidiaries

Profit on disposal of subsidiaries was $0 and $971,903 for the years ended December 31, 2020 and 2019, respectively, a decrease of $971,903 or 100%. We disposed of our Mexican operation effective December 31, 2019, in exchange for shares in Vivi Holdings, Inc, valued at $1,120,836 using the market value method to determine the value of the business disposed of due to the lack of relevant financial information from Vivi Holdings, Inc. and other proceeds of $180,000. We incurred expenditure of $129,203 related to the disposal, including allocating Vivi Holdings, Inc shares to certain individuals who facilitated the transaction, valued at $100,875. The net asset value of the subsidiaries disposed of was $199,730, resulting in the net gain on disposal of $971,903.

Net loss

Net loss was $5,444,544 and $3,729,106 for the years ended December 31, 2020 and 2019, respectively, an increase in loss of $1,715,438 or 46.0%. The increase is due to the increase in net loss from continuing operations offset by the increase in the gain from discontinued operations on the sale of our Mexican operations, discussed in detail above.

Liquidity and Capital Resources

To date, our primary sources of cash have been funds raised primarily from the sale of our debt and equity securities.

We incurred an accumulated deficit of $27,629,575 through December 31, 2020 and incurred negative cash flow from operations of $1,256,279 for the year ended December 31, 2020. The new direction of the Company into the U.S. payment services market will require us to spend, substantial amounts in connection with implementing our business strategy, including our planned product development effort and we will be required to raise additional funding.

We will need to generate additional revenue from operations and/or obtain additional financing to pursue our business strategy, which includes expansion in the U.S. market, repaying our outstanding note obligations and taking advantage of business opportunities that may arise. To meet our financing needs, we have, subsequent to year end, raised convertible debt funding of $1,788,500, received proceeds from warrant exercises of $2,203,714 and additional gross proceeds $4,550,000 from private placements of securities, we believe we have sufficient funding to implement our business strategy in the U.S. market.

At December 31, 2020, we had cash of $94,703 and a negative working capital of $4,363,720, including a derivative liability of $2,966,416. Due to the proceeds raised on the convertible debt funding, warrant exercises and private placements, we believe we have sufficient funds to continue as a going concern for the next twelve months. After eliminating the derivative liability our working capital deficit is $1,397,304. We believe that the current cash balances together with revenue anticipated to be generated from operations will be sufficient to meet our current working capital needs as mentioned above. Due to the COVID-19 pandemic our ability to generate revenue has been significantly impacted and it is difficult to determine when we may start to generate revenue from operations.

We utilized cash of $1,256,979 and $493,641 from continuing operations for the years ended December 31, 2020 and 2019, respectively and utilized cash of $0 and $281,215 from discontinued operations for the years ended December 31, 2020 and 2019, respectively. Overall cash utilized in operations increased by $481,423.

We acquired terminals for gross proceeds of $50,000 from Qpagos Corporation during the year ended December 31, 2020, in terms of the SPA agreement entered into with Vivi Holdings in December 2019.

Cash provided by financing activities for the year ended December 31, 2020 was primarily comprised of $1,962,375 of proceeds from short term notes and convertible notes and, to a lesser extent, share issuances of $33,000 and proceeds from Federal relief funds of $210,292, which was offset by $807,664 in repayment of loans payable and repayment of convertible notes. Cash provided by financing activities during the year ended December 31, 2019 was primarily comprised of $1,123,888 of proceeds from short term notes and convertible notes and proceeds from loans payable.

At March 17, 2021, we had outstanding notes in the principal amount of $2,044,000. The notes were issued on February 16, 2021 and may be prepaid at any time for the first 90 days in an amount equal to 115% of the principal amount plus accrued interest. From day 91 through day 180, the Notes may be prepaid in an amount equal to 120% of the principal amount plus accrued interest. From day 181 through day 365, it may be prepaid in an amount equal to 125% of the principal amount plus accrued interest. The notes contain certain covenants, such as restrictions on: (i) distributions on capital stock, (ii) stock repurchases, and (iii) sales and the transfer of assets. The notes mature in 12 months, bears interest at a rate of 10% per annum, and are initially convertible into our common stock at a conversion price of $0.23 per share (as adjusted for stock splits, stock combinations, dilutive issuances and similar events). Upon the occurrence of an event of default under the notes, the respective holder has the right to be prepaid at 140% of the outstanding principal balance and accrued interest, and interest accrues at 18% per annum (or the maximum amount permitted by law). In addition, if an event of default under a note has occurred, regardless of whether it has been cured or remains ongoing, such Note will thereafter be convertible at 65% of the lowest closing price of our common stock for the last 10 consecutive trading days.

Other than amounts owed under convertible notes, we have a commitment for a property lease which expires in February 2022.

The amount of future minimum lease payments under operating leases are as follows:

Amount
Undiscounted minimum future lease payments
Total instalments due:
2021	47,340
2022	7,890
55,230

Capital Expenditures

Our capital expenditure will depend on our ability to roll out kiosks to serve the U.S. market, we anticipate we could spend up to $1,000,000 in acquiring hardware in the next twelve-month period.

Critical Accounting Policies

a)	Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions, which are evaluated on an ongoing basis, that affect the amounts reported in the consolidated financial statements and accompanying notes. Management bases its estimates on historical experience and on various other assumptions that it believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the amounts of revenues and expenses that are not readily apparent from other sources. Actual results could differ from those estimates and judgments. In particular, significant estimates and judgments include those related to; the estimated useful lives for plant and equipment, the fair value of long-lived investments, the fair value of warrants and stock options granted for services or compensation, estimates of the probability and potential magnitude of contingent liabilities, derivative liabilities and the valuation allowance for deferred tax assets due to continuing operating losses.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulating its estimate could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from our estimates.

b)	Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to us, but which will only be resolved when one or more future events occur or fail to occur. Our management assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in our consolidated financial statements. If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material would be disclosed. Loss contingencies considered to be remote by management are generally not disclosed unless they involve guarantees, in which case the guarantee would be disclosed.

c)	Fair Value of Financial Instruments

We adopted the guidance of Accounting Standards Codification (“ASC”) 820 for fair value measurements which clarifies the definition of fair value, prescribes methods for measuring fair value, and establishes a fair value hierarchy to classify the inputs used in measuring fair value as follows:

Level 1-Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

Level 2-Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other than quoted prices that are observable, and inputs derived from or corroborated by observable market data.

Level 3-Inputs are unobservable inputs which reflect the reporting entity’s own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

The carrying amounts reported in the balance sheets for cash, accounts receivable, other current assets, other assets, accounts payable, accrued liabilities, and notes payable, approximate fair value due to the relatively short period to maturity for these instruments. The Company has identified the short-term convertible notes and certain warrants attached to certain of the notes that are required to be presented on the balance sheets at fair value in accordance with the accounting guidance.

ASC 825-10 “Financial Instruments” allows entities to voluntarily choose to measure certain financial assets and liabilities at fair value (fair value option). The fair value option may be elected on an instrument-by-instrument basis and is irrevocable unless a new election date occurs. If the fair value option is elected for an instrument, unrealized gains and losses for that instrument should be reported in earnings at each subsequent reporting date. We evaluate the fair value of variably priced derivative liabilities on a quarterly basis and report any movements thereon in earnings.

d)	Long-Term Assets

Assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

e)	Revenue Recognition

The Company’s revenue recognition policy is consistent with the requirements of Financial Accounting Standards Board (FASB) ASC 606, Revenue.

The Company’s revenues are recognized when control of the promised goods or services are transferred to a customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those services. The Company derives its revenues from the sale of its services, as defined below. The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its revenue transactions:

i.	identify the contract with a customer;

ii.	identify the performance obligations in the contract;

iii.	determine the transaction price;

iv.	allocate the transaction price to performance obligations in the contract; and

v.	recognize revenue as the performance obligation is satisfied.

The Company had the following sources of revenue for the year ended December 31, 2019 which was recognized in discontinued operations on the basis described below.

●	Revenue from the sale of services.

Prepaid services were acquired from providers and were sold to end-users through kiosks that the Company owned or kiosks that were owned by third parties. The Company recognized the revenue on the sale of these services when the end-user deposited funds into the terminal and the prepaid service was delivered to the end-user. The revenue was recognized at the gross value, including margin, of the prepaid service to the Company, net of any value-added tax which was collected on behalf of the Mexican Revenue Authorities.

●	Payment processing provided to end-users

We provide a secure means for end-users to pay for certain services, such as utilities through its kiosks. During the year ended December 31, 2019, we earned either a fixed per-transaction fee or a fixed percentage of the service sold. We acted as a collection agent and recognized the payment processing fee, net of any value-added taxes collected on behalf of the Mexican Revenue Authorities (with respect to revenue generated prior to the sale of the Mexican operations), when the funds were deposited into the kiosk and the customer had settled his liability or had acquired a prepaid service.

●	Revenue from the sale of kiosks.

During the year ended December 31, 2019, we imported, assembled and sold kiosks that were used to generate the revenues discussed above. Revenues were recognized on the full value of the kiosks sold, net of any sales taxation collected on behalf of the Revenue authorities, when the customers took delivery of the kiosk and all the risks and rewards of ownership were passed to the customer.

f)	Derivative Liabilities

ASC 815 generally provides three criteria that, if met, require companies to bifurcate conversion options from their host instruments and account for them as free-standing derivative financial instruments. These three criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re- measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument subject to the requirements of ASC 815. ASC 815 also provides an exception to this rule when the host instrument is deemed to be conventional, as described.

Off Balance Sheet Arrangements

None.

Contractual Obligations

We have contractual obligations in the form of promissory notes and convertible notes which are described in the financial statements presented below.

Inflation

The effect of inflation on the Company’s operating results was not significant.

Critical Accounting Policies, Estimates and Judgments

Our consolidated financial statements are prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”), which require us to make estimates and assumptions. Certain critical accounting policies affect the more significant accounts, particularly those that involve judgments, estimates and assumptions used in the preparation of our consolidated financial statements. The development and selection of these critical accounting policies have been determined by our management. We have reviewed our critical accounting policies and estimates with our Board. Due to the significant judgment involved in selecting certain of the assumptions used in these policies, it is possible that different parties could choose different assumptions and reach different conclusions. We consider our policies relating to the following matters to be critical accounting policies. For a description of our Critical Accounting Policies, Estimates and Judgements, see “Accounting policies and Estimates” in our Consolidated Financial Statements included elsewhere is this prospectus.

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to us, but which will only be resolved when one or more future events occur or fail to occur.

Our management assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s consolidated financial statements. If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material would be disclosed. Loss contingencies considered to be remote by management are generally not disclosed unless they involve guarantees, in which case the guarantee would be disclosed.

Recently Issued Accounting Pronouncements

For a description of recently announced accounting standards, including the expected dates of adoption and estimated effects, if any, on our consolidated financial statements, see “Recently Issued Accounting Pronouncements” in our Consolidated Financial Statements included elsewhere is this prospectus.

BUSINESS

Company Overview

We are a provider of next generation digital payment solutions and services to businesses and consumers. Our business model has substantially changed during the course of 2020. We have focused on developing a technology driven digital infrastructure via IPSIPay Platform and IPSIPay applications and have plans to launch various digital payment cryptocurrency products, including, IPSI Pay, IPSI Stable Coin, IPSI Wallet and IPSI Payroll, using blockchain technology. We are developing a flexible ecosystem that will enable businesses and customers to adopt and utilize IPSIPay prepaid card services, integrated payment service solutions in the U.S. and Mexico, transfer money to and from the U.S. swiftly at minimal cost compared to traditional money transfer service providers, utilizing stable dollar backed digital coins, thus allowing small businesses and consumers to have access to various payment routes previously not available to them. We also intend to use our kiosk payment system and service in the U.S..

Our initial introduction into virtual payment services was launched in the Mexican market in the third quarter of 2014 where we had an integrated network of kiosks, terminals and payment channels that enabled consumers to deposit cash, convert it into digital form and remit the funds to any merchant in our network swiftly and securely. We helped consumers and merchants connect more efficiently in markets and consumer segments that are largely cash-based and lack convenient alternatives to pay for services in physical, online or mobile environment.

On August 5, 2019, we entered into a Stock Purchase Agreement (“Vivi SPA”) with Vivi Holdings to sell to Vivi Holdings, our Mexican operations for 2,250,000 shares of common stock of Vivi Holdings (the “Stock Sale”), of which nine percent (9%) was allocated to the following: Gaston Pereira (5%), Andrey Novikov (2.5%), and Joseph Abrams (1.5%). The sale of the Mexican operations pursuant to the Vivi SPA was closed on December 31, 2019 after the receipt of a final fairness opinion and the approval of our shareholders. We no longer have any business operations in Mexico and our business is now focused on our U.S. operations based in Northridge, California.

Our Strategy

We offer a simple payment solution for consumers and businesses. We have plans to roll out 50 kiosks in Southern California to provide digital payments for the unbanked and underbanked using self-service kiosks and an E wallet ecosystem. The kiosks are currently located in our warehouses in Southern California awaiting re-engineering and installation. Due to measures imposed by the local governments in areas affected by COVID-19, businesses have been suspended due to quarantine intended to contain this outbreak and many people have been forced to work from home in those areas. As a result, installation of our network of kiosks, terminals and payment channels in Southern California has been delayed, which has had an adverse impact on our business and financial condition and has hampered our ability to generate revenue and access usual sources of liquidity on reasonable terms. During this delay, we decided to take reengineer our kiosks to provide for additional functionality and features.

Our mission is to leverage our four-years of experience that we had with our Mexican kiosks and build out a t only kiosk network in Southern California that will allow the majority of the Southern California market to transfer money to Mexico at a lower cost than their current options and make payments to Mexican vendors as well.

The launch of the kiosks in Southern California will be directed toward the heavily trafficked Mexican grocery stores, convenience stores, check cashing businesses, and gas stations. Our goal is to develop a distribution network of kiosks that allow our clients to enhance their customer experience by combining mobile and hardware interfaces, such as IPSI Wallet, our mobile wallet under development, coupled with self-service kiosks into a seamless customer centric ecosystem.

Business Model

Our primary source of revenue is expected to come from commissions and fees from money transfers. We also expect to derive revenue from a second screen on the kiosks which will be an ad driven revenue producer. Over the last 4 years we established the model, with over $11,000,000 in revenue in 2019 and 2 million Mexican subscribers using the kiosks regularly. This experience and the vending partnerships established in those machines should facilitate the roll-out of our company owned machines in Southern California. This coupled with U.S. vending additions such as micro loans, money transmitting opportunities (a $30 Billion business), lotto tickets, and the built- in Mexican vendors, gives us what we believe to be the total solution for the Mexican consumer population in Southern California. After the launch of 50 kiosks in a small, designated Los Angeles area, we anticipate having a sophisticated distribution network of over 500 kiosks in California, Texas and Florida. With this initial launch in Southern California, we will own the first 50 machines and the retailer will receive 20% of the fees as rent. Alternatively, we may sell the kiosks to retailers for a unit price of $6,000 and in return receive 30% of the revenues.

Distribution Network

We are developing a distribution network along several verticals; 1) An agent network of independent businesses with high customer traffic in which our kiosks will be deployed generating additional revenue for them; and 2) Retailers that wish to decongest long lines and shift service payments to self-service kiosks.

Marketing

We participate in special local events and exhibitions and provide promo materials to distribute to retailers. We intend to direct advertisements to the mainly Spanish speaking customers in Southern California, along with our Spanish speaking employees that can educate and demonstrate services at the kiosks. We expect this will add tremendously to acceptance and word of mouth advertising in the respective neighborhoods.

Competition

The payment service business is highly competitive and continued growth depends on our ability to compete effectively. Although we don’t face direct competition in the form of kiosks, companies like Western Union, Money Gram and Wells Fargo, dominate the money remittance and wiring business. However, with the E wallet, our customer has the ability to deposit money into the kiosks and consequently create their own digital wallet bank on our network.

Government and Environmental Regulation and Laws

Currently our business is not impacted by government regulation. We may in the future be subject to a variety of regulations aimed at preventing money laundering and financing criminal activity and terrorism, financial services regulations, payment services regulations, consumer protection laws, currency control regulations, advertising laws and privacy and data protection laws and therefore expect to experience periodic investigations by various regulatory authorities in connection with the same, which may sometimes result in monetary or other sanctions being imposed on us. Many of these laws and regulations are constantly evolving and are often unclear and inconsistent with other applicable laws and regulations, making compliance challenging and increasing our related operating costs and legal risks. In particular, there has been increased public attention and heightened legislation and regulations regarding money laundering and terrorist financing. We may have to make significant judgment calls in applying anti-money laundering legislation and risk being found in non-compliance with such laws.

The regulatory regime governing blockchain technologies, cryptocurrencies, digital assets, utility tokens, security tokens and offerings of digital assets is uncertain, and new regulations or policies may materially adversely affect our development and the value of digital assets. Regulation of digital assets, like IPSI Stable Coin, cryptocurrencies, blockchain technologies and cryptocurrency exchanges, is currently undeveloped and likely to rapidly evolve as government agencies take greater interest in them. Regulation also varies significantly among international, federal, state and local jurisdictions, and is subject to significant uncertainty. Various legislative and executive bodies in the United States and in other countries may in the future adopt laws, regulations, or guidance, or take other actions, which may severely impact the permissibility of digital assets generally and the technology behind them or the means of transaction or in transferring them. In addition, any violations of laws and regulations relating to the safeguarding of private information in connection with IPSI Stable Coin, IPSI Pay, IPSI Payroll and/or IPSI Wallet could subject us to fines, penalties or other regulatory actions, as well as to civil actions by affected parties. Any such violations could adversely affect the ability of the Company to maintain IPSI Stable Coin, IPSI Pay, IPSI Payroll and/or IPSI Wallet, which could have a material adverse effect on our operations and financial condition. Failure by us to comply with any laws, rules and regulations, some of which may not exist yet or are subject to interpretation and may be subject to change, could result in a variety of adverse consequences, including civil penalties and fines.

Human Capital/Employees

As of December 31, 2020, Innovative Payment Solutions had 2 full time employees, which are its chief executive officer and chief technology officer and 5 consultants. None of our employees is represented by a labor union, and we consider our employee relations to be good.

The principal purposes of our 2018 Equity Incentive Plan (the “Plan”) is to attract, retain and motivate selected employees, consultants and directors through the granting of stock-based compensation awards and cash-based performance bonus awards.

Our Corporate History and Background

We were incorporated on September 25, 2013 under the laws of the State of Nevada originally under the name Asiya Pearls, Inc. On May 27, 2016, Asiya Pearls, Inc. filed a Certificate of Amendment to its Articles of Incorporation to change its name from Asiya Pearls, Inc. to QPAGOS.

Qpagos Corporation was incorporated on May 1, 2015 under the laws of Delaware under the name Qpagos Corporation as the holding company for its two 99.9% owned operating subsidiaries, QPagos, S.A.P.I. de C.V. (“Qpagos Mexico”) and Redpag Electrónicos S.A.P.I. de C.V. (“Redpag”). Each of these entities were incorporated in November 2013 in Mexico. Qpagos Mexico was formed to process payment transactions for service providers it contracts with as well as provide electronic payment solutions to multiple clients in several industry segments, including retail, financial transportation, and government; and Redpag was formed to deploy and operate kiosks as a distributor of Qpagos Mexico.

On August 31, 2015, QPAGOS Corporation entered into various agreements with the shareholders of Qpagos Mexico and Redpag to give effect to a reverse merger transaction (the “Reverse Merger’’). Pursuant to the Reverse Merger, the majority of the shareholders of Qpagos Mexico and Redpag effectively received shares in Qpagos Corporation, through various consulting and management agreements entered into with Qpagos Corporation and sold an effective 99.996% and 99.990% of the outstanding shares in Qpagos Mexico and Redpag, respectively to Qpagos Corporation. The series of transactions closed effective August 31, 2015. Upon the close of the Reverse Merger, Qpagos Corporation became the parent of Qpagos Mexico and Redpag and assumed the operations of these two companies as its sole business.

On May 12, 2016, Qpagos Corporation entered into an Agreement and Plan of Merger (the “Merger Agreement”) with QPAGOS and QPAGOS Merge, Inc., a Delaware corporation and wholly owned subsidiary of QPAGOS (“Merger Sub”). Pursuant to the Merger Agreement, on May 12, 2016 Qpagos Corporation and Merger Sub merged (the “Merger”), and Qpagos Corporation continued as the surviving corporation of the Merger and became a wholly owned subsidiary of QPAGOS. As a result of the Merger, each outstanding share of Qpagos Corporation common stock was converted into the right to receive two shares of QPAGOS common stock as set forth in the Merger Agreement. Under the terms of the Merger Agreement, we issued, and Qpagos Corporation stockholders received in a tax-free exchange, shares of our common stock such that Qpagos Corporation stockholders owned approximately 91% of our company immediately after the Merger. In addition, each outstanding warrant of Qpagos Corporation was assumed by us and converted into a warrant to acquire a number of shares of our common stock equal to twice the number of shares of common stock of Qpagos Corporation subject to the warrant immediately before the effective time of the Merger at an exercise price per share of Company common stock equal to 50% of the warrant exercise price for Qpagos Corporation common stock. There were no options outstanding in Qpagos Corporation prior to the merger.

On November 1, 2019, we changed our name from QPAGOS to Innovative Payment Solutions, Inc. On November 1, 2019, we also filed a Certificate of Change with the Secretary of State of the State of Nevada to effect a reverse split of our common stock at a ratio of 1-for-10 (the “Reverse Stock Split”), effective on November 1, 2019. As a result of the Reverse Stock Split, each ten (10) pre-split shares of common stock outstanding were automatically combined into one (1) new share of common stock. Unless otherwise stated, all share and per shares numbers in this prospectus have been adjusted to reflect the Reverse Stock Split.

On December 31, 2019, we consummated the disposal of Qpagos Corporation, including the two Mexican subsidiaries, Qpagos Mexico and Redpag, in exchange for 2,250,000 shares of common stock of Vivi Holdings, of which nine percent (9%) was allocated to the following: Gaston Pereira (5%), Andrey Novikov (2.5%), and Joseph Abrams (1.5%). The Vivi SPA was closed on December 31, 2019 after the satisfaction of customary conditions, the receipt of a final fairness opinion and the approval of our shareholders. We no longer has any business operations in Mexico and have retained our U.S. operations based in Northridge, California.

Corporate Information

Our principal offices are located at 19355 Business Center Drive, #9, Northridge, CA, 91324, and our telephone number at that office is (818) 864-8404. Our website address is www.ipsipay.com. Information contained in our website does not form part of this prospectus and is intended for informational purposes only.

Available Information

We have included our website address as a factual reference and do not intend it to be an active link to our website. We make available on our website, www.ipsipay.com, our Annual Reports on Form 10-K, quarterly Reports on Form 10-Q and Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act. These reports are available free of charge through the investor relations page of our internet website as soon as reasonably practicable after those reports are filed with the SEC.

Legal Proceedings

From time to time we may become involved in legal proceedings or be subject to claims arising in the ordinary course of our business.

We are not presently a party to any legal proceedings that, if determined adversely to us, would individually or taken together have a material adverse effect on our business, operating results, financial condition or cash flows.

MANAGEMENT

Executive Officers and Directors

The table below sets certain information concerning our executive officers and directors, including their names, ages, anticipated positions with us. Our executive officers are chosen by our Board and hold their respective offices until their resignation or earlier removal by the Board.

In accordance with our Articles of Incorporation, as amended, incumbent directors are elected to serve until our next annual meeting and until each director’s successor is duly elected and qualified.

Name	Age	Position
William Corbett	61	Chairman of the Board, Chief Executive Officer, Interim Chief Financial Officer and Director
Andrey Novikov	49	Chief Technology Officer and Director
James Fuller	81	Director

The following information pertains to the members of our Board and executive officers, their principal occupations and other public Company directorships for at least the last five years and information regarding their specific experiences, qualifications, attributes and skills:

William Corbett, Chairman of the Board, Chief Executive Officer, Interim Chief Financial Officer and Director

Mr. Corbett has been serving as the Company’s Chief Executive Officer, Interim Chief Financial Officer and a Director since August 6, 2019 and as its Chairman since February 22, 2021.

William Corbett has over thirty years of Wall Street experience. Starting with Bear Stearns in the mid-eighties he became a managing director responsible for managing over 50 brokers and was subsequently hired by Lehman Brothers where he was one of the top producers in the 1990’s. In 1995, he co-founded and became CEO of The Shemano Group, a San Francisco investment banking boutique, which developed into one of the leading banks for funding small cap companies. Over the last five years, Mr. Corbett was a managing director at Paulson Investment Co. from October 2013 until October 2016, responsible for West Coast investment banking activities. He also has served as CEO of DPL a lending company, and a wholly owned subsidiary of DPW Holdings, Inc., from October of 2016 until May 2019.

Mr. Corbett’s financial experience on Wall Street, specifically with micro-cap companies, we believe provide him with the attributes that make him a valuable member of the Company’s Board of Directors.

Andrey Novikov, Chief Technology Officer and Director

Mr. Novikov originally served as our Chief Operating Officer since the consummation of the Merger on May 12, 2016 and was appointed as our Chief Technology Officer in December 2019. He was appointed to our Board on May 12, 2016. Mr. Novikov has served as the Chief Operating Officer and a director of Qpagos Corporation and had served in the same capacity for each of Qpagos, S.A.P.I. de C.V. and Redpag Electrónicos S.A.P.I. de C.V. from their incorporation in Mexico in April 2014 until they were sold. Mr. Novikov served as the Vice President of International Business Development for QIWI PLC (NASDAQ: QIWI) (“QIWI”) from May 2008 until 2012, where he had a leading role in QIWI startups in several countries, including China, Brazil, Argentina, Chile, and Peru. From December 2012 until October 2014, Mr. Novikov served as an adviser for QIWI International Development.

We chose Mr. Novikov to serve as a member of our Board of Directors due to his vast knowledge of the industry and his managerial experience.

James Fuller, Director

Mr. James W. Fuller, MBA, was appointed to our Board of Directors in May 2017. He has been the Chief Executive Officer, President, Chief Financial Officer, Chairman, Principal Accounting Officer and Secretary of Beauty Brands Group Inc. since February 5, 2013. Since March 2008, Mr. Fuller has been a Partner in the Private equity firm, Baytree Capital Associates, LLC, where he oversees the West Coast operations and their interests in the Far East including China. In 2007 and 2008, he was the Owner of Northcoast Financial brokerage. He served as Senior Vice President of Marketing for Charles Schwab and Company from 1981 to 1985. Subsequently, he served key roles as the President of Bull & Bear Group, a mutual fund/discount brokerage company in New York. He served as the Senior Vice President of the New York Stock Exchange (NYSE) from 1976 to 1981, where he was responsible for corporate development, marketing, corporate listing and regulation oversight, research and public affairs. He also served as Senior Vice president of Bridge Information Systems and was the Founder and Head of Morgan Fuller Capital Group. He has over 30 years of experience in the brokerage and related financial services industries. His financial career started in 1968 with J. Barth & Company in San Francisco. He served as West Coast Managing Director for a New York based investment banking and trading firm from 1972 to 1974. He managed the consulting practice for the Investment Industries Division of SRI International, where he directed a study on the future of the Securities Industry from 1974 to 1976. His other projects included the development and implementation of the Cash Management Account for Merrill Lynch, which is a standard throughout the brokerage industry. He served as the Chairman of Pacific Research Institute. He has been a Director at Beauty Brands Group Inc. since February 5, 2013, Kogeto, Inc. since April 10, 2015 and Oklahoma Energy Corp. since 1998. He has been an Independent Director of Cavitation Technologies, Inc., since February 15, 2010 and serves as its Member of Advisory Board. He served as a Director of Bridge Information Systems. He served as an Independent Director of Propell Technologies Group, Inc. from October 14, 2011 to February 17, 2015. He served as a Director of TapImmune, Inc. from May 18, 2012 to February 6, 2013. He served on the Board of Trustees of the University of California, Santa Cruz for 12 years. He served on the Board of Directors of the Securities Investor Protection Corporation (SIPC) until 1987. He is a Member of the Board of the International Institute of Education. He is an Elected Member and Vice Chairman for Finance of the San Francisco Republican Central Committee and is a Member of the Pacific Council for International Policy, Commonwealth Club. He was a Member of the Committee of Foreign Relations. Mr. Fuller received his MBA in Finance from California State University and Bachelor of Science in Marketing and Political Science from San Jose State University.

We chose Mr. Fuller to serve as a member of our Board of Directors due to his extensive business and finance experience, which makes him a valuable member of our Board of Directors.

Corporate Governance

Code of Conduct and Ethics

Effective as of May 12, 2016, we adopted a Code of Conduct and Ethics that applies to, among other persons, our president or chief executive officer as well as the individuals performing the functions of our chief financial officer, corporate secretary and controller. As adopted, our Code of Business Conduct and Ethics sets forth written standards that are designed to deter wrongdoing and to promote:

●	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

●	full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to regulatory agencies, including the SEC;

●	the prompt internal reporting of violations of the Code of Conduct and Ethics to an appropriate person or persons identified in the Code of Conduct and Ethics; and

●	accountability for adherence to the Code of Conduct and Ethics.

Our Code of Conduct and Ethics requires, among other things, that all of our personnel be afforded full access to our president or chief executive officer with respect to any matter which may arise relating to the Code of Conduct and Ethics. Further, all of our personnel are to be afforded full access to our Board of Directors if any such matter involves an alleged breach of the Code of Conduct and Ethics by our president or chief executive officer.

In addition, our Code of Conduct and Ethics emphasizes that all employees, and particularly managers and/or supervisors, have a responsibility for maintaining financial integrity within our company, consistent with generally accepted accounting principles, and federal, provincial and state securities laws. Any employee who becomes aware of any incidents involving financial or accounting manipulation or other irregularities, whether by witnessing the incident or being told of it, must report it to his or her immediate supervisor or to our president or chief executive officer. If the incident involves an alleged breach of the Code of Conduct and Ethics by our president or chief executive officer, the incident must be reported to any member of our Board of Directors or use of a confidential and anonymous hotline phone number. Any failure to report such inappropriate or irregular conduct of others is to be treated as a severe disciplinary matter. It is against our company policy to retaliate against any individual who reports in good faith the violation or potential violation of our Code of Conduct and Ethics by another. Our Code of Conduct and Ethics is available, free of charge, to any stockholder upon written request to our Corporate Secretary at Innovative Payment Solutions, 4768 Park Granada, Suite 200, Northridge, California, 91302. A copy of our Code of Conduct and Ethics can be found at www.ipsipay.com.

Composition of the Board

In accordance with our Articles of Incorporation, our Board is to be elected annually as a single class.

Board Committees

We currently do not have a separate Audit Committee, Nominating, Governance Committee or Compensation Committee, however, we intend to expand the size of our Board of Directors and create such committees. Our full board currently serves as our Audit Committee and Compensation Committee. Due to the size of our Board of Directors and our company, we believe the structure is sufficient. None of our directors, other than James Fuller, is considered an “Audit Committee” financial expert. The Audit Committee will review the results and scope of the audit and other services provided by the independent auditors and review and evaluate the system of internal controls. The Compensation Committee will manage any stock option plan we may establish and review and recommend compensation arrangements for the officers. The Nominating and Governance Committee will assist our Board of Directors in fulfilling its oversight responsibilities and identify, select and evaluate our Board of Directors and committees. No final determination has yet been made as to the memberships of the other committees.

We will reimburse all directors for any expenses incurred in attending directors’ meetings provided that we have the resources to pay these fees. We will provide officers and directors liability insurance.

Leadership Structure

The chairman of our Board of Directors, and Chief Executive Officer positions are currently the same person, Mr. Corbett. Our Bylaws do not require our Board of Directors to separate the roles of chairman and chief executive officer but provides our Board of Directors with the flexibility to determine whether the two roles should be combined or separated based upon our needs. Our Board of Directors believes the combination of the chairman and the chief executive officer roles is the appropriate structure for our company at this time. Our Board of Directors believes the current leadership structure serves as an aid in the Board of Directors’ oversight of management and it provides us with sound corporate governance practices in the management of our business.

Risk Management

The Board of Directors discharges its responsibilities, and assesses the information provided by our management and the independent auditor, in accordance with its business judgment. Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements, and management is responsible for conducting business in an ethical and risk mitigating manner where decisions are undertaken with a culture of ownership. Our Board of Directors oversees management in their duty to manage the risk of our company and each of our subsidiaries. Our Board of Directors regularly reviews information provided by management as management works to manage risks in the business. Our Board of Directors intends to establish Board Committees to assist the full Board of Directors’ oversight by focusing on risks related to the particular area of concentration of the relevant committee.

Director Independence

Although our Common Stock is not listed on any national securities exchange, for purposes of independence we use the definition of independence applied by The NASDAQ Stock Market. The Board has determined that James Fuller is “independent” in accordance with such definition and that neither Mr. Corbett nor Mr. Novikov are independent.

Family Relationships

There are no family relationships between the directors of the board or any of the executive officers of the Company.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes all compensation earned in each of IPSI and its subsidiaries during its last two fiscal years ended December 31, 2020 and 2019 by: (i) its principal executive officer; and (ii) its most highly compensated executive officer other than the principal executive officer who was serving as an executive officer of IPSI as of the end of the last completed fiscal year. The tables below reflect the compensation for the IPSI executive officers who are also named executive officers of the combined company.

Name and principal position	Year	Salary	Bonus	Stock awards		Option awards	All other comp.		Total
William Corbett, Chairman of the Board, Chief Executive Officer and Interim Chief Financial Officer(1)	2020	$142,750	28,605	502,128	(a)	$-	$33,000	(b)	$706,483
	2019	$49,091	-	-		-	$2,750	(b)	$51,841

Andrey Novikov Chief Technology Officer, Secretary and Director(2)	2020	$96,000	-	$39,000	(c)	$-	$-		$135,000
	2019	$126,100	-	$-		$-	$7,671	(d)	$133,771

(1)	Mr. Corbett was appointed as Chief Executive Officer on August 6, 2019 and appointed as Chairman of the Board on February 22, 2021.
(2)	Mr. Novikov has served as our Chief Operating Officer and a director from May 2015 to December 2019, and was appointed our Chief Technology Officer in December 2019.
(a)	Mr. Corbett was granted 20,495,000 restricted shares of common stock on January 1, 2020, of which 5,123,750 vested immediately and the remaining 15,371,250 vest equally on January 1, 2021, January 1, 2022 and January 1, 2023.
(b)	Consists of healthcare related expenses for the benefit of Mr. Corbett.
(c)	Mr. Novikov is issued shares of common stock valued at $3,000 per month, as partial payment of his base salary, pursuant to the terms of his employment agreement.
(d)	Consists of home leave expenses of $7,671.

Outstanding Equity Awards at Fiscal Year End

The following table lists the outstanding equity awards held by our named executive officers at December 31, 2020:

	OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
	OPTION AWARDS(1)						STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options Exercisable*		Number of Securities Underlying Unexercised Options Unexercisable*	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options*	Option Exercisable Price*	Option Expiration Date	Number of Shares or Units of Stock that have Not Vested	Market Value of Shares or Units of Stock that have not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have Not Vested
William Corbett	-		-	-	-	-	15,371,250	$568,736	-	-
Andrey Novikov	100,000	(2)	-	-	$0.40	12/27/2028	-	$-	-	-

(1)	Adjusted for 10 for 1 reverse stock split effective November 1, 2019.
(2)	These options are fully vested as of December 31, 2020.

Agreements with Named Executive Officers

William Corbett

The Company entered into an executive employment agreement with William Corbett effective June 24, 2020 (as amended, the “Corbett Employment Agreement”) which provided that Mr. Corbett be (i) employed as the Company’s Chief Executive Officer for a term of three (3) years, provide for a base salary of $12,500 per month, (ii) granted a signing bonus of $25,000, (iii) receive a bonus of up to 50% of his the annual base salary upon the Company’s achievement of $2,000,000 EBITDA and additional performance bonus payments as may be determined by the Company’s Board of Directors and (iv) provide for severance in the event of a termination without cause in amount equal to equal to fifty percent (50%) of his annual base salary rate then in effect, provided that if such termination without cause occurs after an Acquisition of the Company (as defined in the agreement), Mr. Corbett will be entitled to receive severance in an amount equal to equal to 100% of his annual base salary rate then in effect.

Further, pursuant to the Corbett Employment Agreement the Company granted Mr. Corbett 5,123,750 shares of the Company’s common stock, which are fully vested and not subject to forfeiture.

On June 24, 2020, the Company entered into a restricted stock agreement with Mr. Corbett pursuant to which the Company granted him a restricted stock award of 15,371,250 shares of the Company’s common stock, with such shares are subject to forfeiture and which forfeiture restriction lapse 33%, 33% and 34%, respectively, on the first, second and third anniversary of the date of grant.

On June 24, 2020, the Company entered into an indemnification agreement with Mr. Corbett to indemnify him, in connection with his position of employment with the Company and in the discharge of his duties and responsibilities to the Company, to the maximum extent allowed under the laws of the State of Nevada. The Company is not be required or obligated to indemnify Mr. Corbett to extent it would violate the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations thereunder.

On December 14, 2020, the Company entered into an amendment to the Corbett Employment Agreement whereby the Company agreed to increase Mr. Corbett’s base salary to $20,000 per month and to pay Mr. Corbett a bonus of $20,000 for the year ended December 31, 2020.

On February 22, 2021, the Board of Directors of the Company appointed William Corbett, its Chief Executive Officer and Interim Chief Financial Officer, as its Chairman of the Board and issued him a five-year warrant to purchase 20,000,000 shares of the Company’s common stock at an exercise price of $0.24. The Board also agreed to increase Mr. Corbett’s monthly base salary to $30,000.

Andrey Novikov

On December 3, 2019, we entered into a one-year employment agreement with Mr. Novikov to serve as our Chief Technology Officer and Secretary (the “Novikov Employment Agreement”) which replaced the agreement that Qpagos Corporation entered into with Mr. Novikov on May 18, 2015, which was extended for one year on June 12, 2019. pursuant to the terms of the agreement, Mr. Novikov is entitled to receive an annual salary at a rate of $8,000 per month, payable $5,000 in cash in accordance with the regular payroll practices of the Company and $3,000 in Common Stock (based on then current fair market value of the Common Stock on the date of grant as determined by our Board of Directors. Mr. Novikov is also eligible to earn an annual performance bonus up to fifty percent (50%) of the base salary based upon the Board’s assessment of his performance and attainment of targeted goals as set by the board of directors in its sole discretion. The Novikov Employment Agreement provides for a severance payments in the event of employment termination by us without Cause (as defined in the Agreement), by Mr. Novikov for Good Reason (as defined in the Agreement), due to Disability (as defined in the Agreement) or death, in certain circumstances (such as upon termination without Cause or for Good Reason) equal to the continuation of the payment of Mr. Novikov’s base salary until the last day of the employment term. The Novikov Employment Agreement also includes confidentiality obligations and invention assignments by Mr. Novikov. On December 14, 2020, we amended the Novikov Employment Agreement to extend the term of his employment agreement by 1 year until December 3, 2021 and on December 18, 2020 the Board approved the issuance of 1,016,408 shares of the Company’s restricted common stock. Additionally, on February 22, 2021, the Board awarded Mr. Novikov options to purchase 208,333 shares of common stock under the Company’s 2018 Stock Incentive Plan (the “Stock Incentive plan”), exercisable for ten years at a price of $0.24 per share.

The Novikov Employment Agreement replaced the agreement that Qpagos Corporation entered into on May 18, 2016 with Andrey Novikov to serve as its Chief Operating Officer and Secretary, which term was extended on June 12, 2019 for an additional one year. During the term of the original employment agreement, Mr. Novikov received an annual base salary of not less than $180,000, which base salary was reduced to $108,000 effective May 1, 2019, and he was entitled to an annual performance cash bonus targeted at up to 50% of his base salary, in the discretion of the Board of Directors.

On February 22, 2021, the Board of Directors of the Company granted Mr. Novikov an option to purchase 208,333 shares of the Company’s common stock at an exercise price of $0.24.

Director Compensation

The executive directors were not paid any fees for their service as directors; however, each of Messrs. Novikov and Corbett received compensation for service as officers of Innovative Payment Solutions, Inc.

Board of Directors Compensation

The following table sets forth information for the fiscal year ended December 31, 2020 regarding the compensation of our directors who on December 31, 2020 were not also our Named Executive Officers.

Name	Fees Earned or Paid in Cash	Option Awards	Restricted stock awards	Total
James Fuller(1) (2)	$-	-	$88,000	$88,000

(1)	On March 18, 2020, the Company granted Mr. Fuller, a director of the Company, 2,000,000 shares of restricted common stock pursuant to the terms of the Stock Incentive Plan.

On February 22, 2021, the Board of Directors of the Company granted Mr. Fuller an option to purchase 208,333 shares of the Company’s common stock at an exercise price of $0.24.

(2)	As of December 31, 2020, the following table sets forth the number of aggregate outstanding stock awards held by each of our directors who were not also named executive officers:

Name	Aggregate Number of Stock Awards
James Fuller	2,019,000

On March 18, 2020, the Company granted Mr. Fuller, a director of the Company, 2,000,000 shares of restricted common stock pursuant to the terms of the Stock Incentive Plan.

Each director is reimbursed for travel and other out-of-pocket expenses incurred in attending Board of Director and committee meetings.

Equity Compensation Plan Information

On June 18, 2018, we established its Stock Incentive Plan. The purpose of the Stock Incentive Plan is to promote our and our stockholders interests by providing directors, officers, employees and consultants with appropriate incentives and rewards to encourage them to enter into and continue in our employ, to acquire a proprietary interest in our long-term success and to reward the performance of individuals in fulfilling long-term corporate objectives.

The Stock Incentive Plan terminates after a period of ten years in June 2028.

The Stock Incentive Plan is administered by the Board of Directors or a Committee appointed by the Board of Directors who have the authority to administer the Stock Incentive Plan and to exercise all the powers and authorities specifically granted to it under the Stock Incentive Plan.

The maximum number of securities available under the Stock Incentive Plan is 800,000 shares of common stock. The maximum number of shares of common stock awarded to any individual during any fiscal year may not exceed 100,000 shares of common stock.

As of December 31, 2020, there was an aggregate of 100,000 options to purchase shares of common stock granted under our 2018 Equity Incentive Plan and 700,000 reserved for future grants.

Plan Category	Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders
2018 Equity Incentive Plan	100,000	$0.40	7,00,000

Equity compensation plans not approved by security holders	-	$-	-
Total	100,000	$0.40	700,000

MARKET FOR REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock issued is traded on the OTCQB Venture Market under the symbol “IPSI.” On April 12, 2021 the last reported sale price of our common stock on the OTCQB Venture Market was $0.929.

Shareholders

As of April 12, 2021, there were an estimated 69 holders of record of our common stock. A certain amount of the shares of common stock are held in street name and may, therefore, be held by additional beneficial owners.

Dividends

We have never paid a cash dividend on our common stock since inception. The payment of dividends may be made at the discretion of our Board of Directors, and will depend upon, but not limited to, our operations, capital requirements, and overall financial condition.

We do not anticipate paying cash dividends on our common stock in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as the Board of Directors may consider relevant. We intend to follow a policy of retaining all of our earnings to finance the development and execution of our strategy and the expansion of our business. If we do not pay dividends, our common stock may be less valuable because a return on your investment will occur only if our stock price appreciates.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Transactions with Related Persons

The following includes a summary of any transaction occurring since January 1, 2019 for us and our subsidiaries or any proposed transaction, in which we and our subsidiaries were or are to be a participant and the amount involved exceeded or exceeds 1% of the average of our total assets for at year end for the last two completed fiscal years, and in which any related person had or will have a direct or indirect material interest (other than compensation described under “Executive Compensation” above). We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions:

William Corbett

Effective June 24, 2020, the Company entered into the Corbett Employment Agreement. Pursuant to the Corbett Employment Agreement we granted Mr. Corbett 5,123,750 shares of the Company’s common stock, which are fully vested and not subject to forfeiture.

On June 24, 2020, the Company entered into a restricted stock agreement with Mr. Corbett pursuant to which the Company granted him a restricted stock award of 15,371,250 shares of the Company’s common stock, which forfeiture restriction lapse 33%, 33% and 34%, respectively, on the first, second and third anniversary of the date of grant

On June 24, 2020, we entered into an indemnification agreement with Mr. Corbett to indemnify him, in connection with his position of employment with us and in the discharge of his duties and responsibilities to us, to the maximum extent allowed under the laws of the State of Nevada.

On December 14, 2020, we entered into an amendment to the Corbett Employment Agreement whereby we agreed to increase Mr. Corbett’s base salary to $20,000 per month and to pay Mr. Corbett a bonus of $20,000 for the year ended December 31, 2020.

On February 22, 2021, we granted Mr. Corbett a five-year warrant to purchase 20,000,000 shares of the Company’s common stock at an exercise price of $0.24.

Andrey Novikov

On December 3, 2019, we entered into the Novikov Employment Agreement which replaced the agreement that Qpagos Corporation entered into with Mr. Novikov on May 18, 2015, which was extended for one year on June 12, 2019. On December 14, 2020, we amended the Novikov Employment Agreement to extend the term of his employment agreement by 1 year until December 3, 2021

On December 18, 2020, the Company issued Mr. Novikov 1,016,408 shares of the Company’s restricted common stock pursuant to Mr. Novikov’s employment agreement.

On April 7, 2020, the Company issued 282,146 shares of the Company’s common stock for services rendered by Mr. Novikov as our Chief Technology Officer.

On February 22, 2021, we awarded Mr. Novikov options under the Stock Incentive Plan to purchase 208,333 shares of the Company’s common stock. The options are exercisable for a period of ten years from the date of grant, vest in full on the date of grant and have an exercise price of $0.24 per share.

James Fuller

On March 18, 2020, we granted Mr. Fuller, a director of the Company, 2,000,000 shares of restricted common stock pursuant to the terms of the Stock Incentive Plan.

On February 22, 2021, we agreed to pay Mr. Fuller an annual director’s fee of $12,000 and awarded him options under the Stock Incentive Plan to purchase 208,333 shares of the Company’s common stock. The options are exercisable for a period of ten years from the date of grant, vest in full on the date of grant and have an exercise price of $0.24 per share.

Gaston Pereira

On June 12, 2019 we amended our employment agreement with Gaston Pereira, our then Chief Executive Officer, originally entered into on May 1, 2015 (the “Pereira Agreement”) to extend its term by an additional one-year period and to lower Mr. Pereira’s salary to $180,000 from $240,000. The Pereira Agreement terminated on August 1, 2019 when he resigned as our Chief Executive Officer, President and Interim Chief Financial Officer. The changes in salary were effective as of May 1, 2019.

Mr. Skigin

On December 23, 2019, pursuant to the terms of a debt purchase agreement entered into with Waketec OU, Mr. Skigin acquired $30,000 of the promissory note issued to Waketec OU by Qpagos Corporation. On December 23, 2019, we entered into a debt settlement agreement whereby we agreed to the assignment of the debt owed to Mr. Skigin by Qpagos Corporation to us in exchange for a new promissory note in the principal amount of $30,000 issued by us. The promissory note is unsecured, bears interest at 4% per annum and matures on December 23, 2020. On January 7, 2020, we entered into a debt exchange agreement with Mr. Skigin, whereby the aggregate principal sum of $30,000 plus accrued interest of $49 was exchanged for 1,502,466 shares of common stock at an issue price of $0.02 per share, realizing a loss on exchange of $30,049.

Strategic IR

The amount owed to Strategic IR is for services rendered to us by Strategic IR during the year ended December 31, 2020 was $4,000. Strategic IR was paid $60,000 and $60,000 for consulting services to us during the year ended December 31, 2020 and 2019, respectively.

Director Independence

Board of Directors

The Board, in the exercise of its reasonable business judgment, has determined that James Fuller, is our only director that qualifies as an independent director pursuant to Nasdaq Stock Market Rule 5605(a)(2) and applicable SEC rules and regulations. Mr. Corbett and Mr. Novikov are currently employed as our Chief Executive Officer and Chairman of the Board and Chief Technology Officer, respectively, and therefore would not be considered independent directors.

Potential Conflicts of Interest

Since we did not have an Audit Committee or Compensation Committee comprised of independent directors, the functions that would have been performed by such committees were performed by our directors. Thus, there was an inherent conflict of interest.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 12, 2021 for:

●	each of our directors and nominees for director;

●	each of our named executive officers;

●	all of our current directors and executive officers as a group; and

●	each person, entity or group, who beneficially owned more than 5% of each of our classes of securities.

We have based our calculations of the percentage of beneficial ownership on 337,838,982 shares of our common stock. We have deemed shares of our common stock subject to options and warrants that are currently exercisable within 60 days of April 12, 2021 to be outstanding and to be beneficially owned by the person holding the warrant or restricted stock unit for the purpose of computing the percentage ownership of that person. We did not deem these, however, for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the principal business address for each of the individuals and entities listed below is 19355 Business Center Drive, #9, Northridge, CA 91324.

We have not deemed shares of common stock to be outstanding for variable priced convertible notes for the purposes of calculating beneficial ownership.

The information provided in the table is based on our records, information filed with the SEC, and information provided to us, except where otherwise noted.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership Common Stock Included*		Percentage of Common Stock Beneficially Owned
William Corbett (Chief Executive Officer)	41,484,388	(1)	11.12%
Andrey Novikov (Chief Operating Officer)	1,750,887	(2)	**
James Fuller (Director)	2,227,333	(3)	**
All officers and directors as a group (3 persons)	45,462,608		12.17%

5% or more Shareholders
Strategic IR, Inc.	27,156,353	(4)	8.04%
Jimmy J. Gibbs	19,574,391	(5)	5.79%

*	Excludes any shares deemed to be outstanding on variable priced convertible securities.
**	Less than 1%
(1)	Based solely on a Schedule 13D filed by Mr. Corbett on March 19, 2021. Figure includes (i) 6,113,138 shares of common stock; (ii) 15,371,250 restricted shares of common stock, granted on June 24, 2020, which are subject to forfeiture restrictions and which forfeiture restriction lapses 33%, 33% and 34% on the first, second and third anniversary of the June 24, 2020 date of grant; and (iii) a five year warrant exercisable for 20,000,000 shares of common stock at an exercise price of $0.24 per share, all of which are fully vested.
(2)	Consists of 1,442,564 shares of the Company’s restricted common stock and options exercisable for 308,333 shares of common stock all of which are vested.
(3)	Consists of 2,019,000 shares of the Company’s restricted common stock, and options exercisable for 208,333 shares of common stock of which all are vested.
(4)	Information is based on a Schedule 13G filed by Strategic IR with the Securities and Exchange Commission on July 9, 2020. Anna Mosk is the President of Strategic IR and its business address is 19355 Business Center Drive, Suite 9, Northridge, California 91324.
(5)	Based solely on the information disclosed by Mr. Jimmy I. Gibbs a Schedule 13G/A filed on January 31, 2020. Figure Consists of (i) 19,467,891 shares of common stock; and (ii) 106,500 shares of common stock held by Gibbs Investment Holdings, LLC, of which Mr. Gibbs is an equity holder and controller. The business address for each of Mr. Gibbs, Gibbs International, Inc., and Gibbs Investment Holdings, LLC is 9855 Warren H. Abernathy Highway, Spartanburg, South Carolina 29301.

DESCRIPTION OF CAPITAL STOCK

General

The total number of shares of all classes of shares which we have authority to issue is 525,000,000 of which 500,000,000 shares are designated as “common stock” with a par value of $0.001 per share, and 50,000,000 shares are designated as “preferred stock.”

As of April 16, 2021, we had 337,838,982 issued and outstanding shares of common stock and no shares of Preferred Stock issued and outstanding.

Authorized Shares of Common Stock

The authorized number of shares of our common stock, par value $0.001 per share is 500,000,000.

Voting Rights

The holders of the common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors, and do not have cumulative voting rights. Accordingly, the holders of a majority of the shares of the common stock entitled to vote in any election of directors can elect all of the directors standing for election.

Dividend Rights

Subject to preferences that may be applicable to any then outstanding preferred stock, the holders of common stock are entitled to receive dividends, if any, as may be declared from time to time by our Board out of legally available funds.

Liquidation Rights

In the event of our liquidation, dissolution or winding up, holders of the common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock.

Other Rights and Preferences

The holders of the common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of the common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.

Fully Paid and Nonassessable

All of our outstanding shares of common stock are fully paid and nonassessable.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is Nevada Agency and Transfer Company. Its address is 50 West Liberty Street, Suite 880, Reno, Nevada 89501 and its telephone number is (775) 322-0626.

OTCQB

The common stock is quoted on the OTCQB Venture Market under the symbol “IPSI.”

Anti-Takeover Effects of Certain Provisions of our Articles of Incorporation and Bylaws

Our Articles of Incorporation and Bylaws contain certain provisions that may have anti-takeover effects, making it more difficult for or preventing a third party from acquiring control of the Registrant or changing our Board and management. According to our Articles of Incorporation and Bylaws, the holders of the common stock do not have cumulative voting rights in the election of our directors. The lack of cumulative voting makes it more difficult for other stockholders to replace our Board or for a third party to obtain control of our company by replacing its Board.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock will be available for future issuance without stockholder approval. We may use additional shares of common stock for a variety of purposes, including future public offerings to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of common stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Anti-Takeover Effects of Nevada Law

Business Combinations

The “business combination” provisions of Sections 78.411 to 78.444, inclusive, of the NRS generally prohibit a Nevada corporation with at least 200 stockholders from engaging in various “combination” transactions with any interested stockholder for a period of two years after the date of the transaction in which the person became an interested stockholder, unless the transaction is approved by the Board prior to the date the interested stockholder obtained such status or the combination is approved by the Board and thereafter is approved at a meeting of the stockholders by the affirmative vote of stockholders representing at least 60% of the outstanding voting power held by disinterested stockholders, and extends beyond the expiration of the two-year period, unless:

●	the combination was approved by the Board prior to the person becoming an interested stockholder or the transaction by which the person first became an interested stockholder was approved by the Board before the person became an interested stockholder or the combination is later approved by a majority of the voting power held by disinterested stockholders; or

●	if the consideration to be paid by the interested stockholder is at least equal to the highest of: (a) the highest price per share paid by the interested stockholder within the two years immediately preceding the date of the announcement of the combination or in the transaction in which it became an interested stockholder, whichever is higher, (b) the market value per share of common stock on the date of announcement of the combination and the date the interested stockholder acquired the shares, whichever is higher, or (c) for holders of preferred stock, the highest liquidation value of the preferred stock, if it is higher.

A “combination” is generally defined to include mergers or consolidations or any sale, lease exchange, mortgage, pledge, transfer, or other disposition, in one transaction or a series of transactions, with an “interested stockholder” having: (a) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation, (b) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, (c) 10% or more of the earning power or net income of the corporation, and (d) certain other transactions with an interested stockholder or an affiliate or associate of an interested stockholder.

In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within two years, did own) 10% or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire our company even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Control Share Acquisitions

The “control share” provisions of Sections 78.378 to 78.3793, inclusive, of the NRS apply to “issuing corporations” that are Nevada corporations with at least 200 stockholders, including at least 100 stockholders of record who are Nevada residents, and that conduct business directly or indirectly in Nevada. The control share statute prohibits an acquirer, under certain circumstances, from voting its shares of a target corporation’s stock after crossing certain ownership threshold percentages, unless the acquirer obtains approval of the target corporation’s disinterested stockholders. The statute specifies three thresholds: one-fifth or more but less than one-third, one-third but less than a majority, and a majority or more, of the outstanding voting power. Generally, once an acquirer crosses one of the above thresholds, those shares in an offer or acquisition and acquired within 90 days thereof become “control shares” and such control shares are deprived of the right to vote until disinterested stockholders restore the right. These provisions also provide that if control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with statutory procedures established for dissenters’ rights.

A corporation may elect to not be governed by, or “opt out” of, the control share provisions by making an election in its articles of incorporation or bylaws, provided that the opt-out election must be in place on the 10th day following the date an acquiring person has acquired a controlling interest, that is, crossing any of the three thresholds described above. We have not opted out of the control share statutes and will be subject to these statutes if we are an “issuing corporation,” as defined in such statutes.

The effect of the Nevada control share statutes is that the acquiring person, and those acting in association with the acquiring person, will obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders at an annual or special meeting. The Nevada control share law, if applicable, could have the effect of discouraging takeovers of our company.

Warrants

The Warrants were issued pursuant to the stock purchase agreements that we entered into with the Selling Stockholders and the Engagement Letter entered into with Wainwright. As of April 16, 2021, the Warrants were exercisable for an aggregate of 47,237,440.

Duration and Exercise Price

The July Warrants have an exercise price of $0.05 per share, the February 3rd Warrants have an exercise price of $0.05 per share, the Initial February 16th Warrants had an exercise price of $0.23 per share which was adjusted pursuant to the terms and conditions of the Initial February 16th Warrants to $0.15 per share following the March Private Placement, the Second February 16th Warrant has an exercise price of $0.05 per share, and the March Warrants have an exercise price of $0.15 per share. The Placement Agent Warrants have an exercise price of $0.1875 per share. The Warrants were immediately exercisable upon issuance and have a term of five years. The exercise price and number of shares of common stock issuable upon exercise are subject to appropriate adjustment in the event of share dividends, share splits, reorganizations or similar events affecting our shares of common stock. The Warrants were issued in certificated form. The July Warrants, the February 3rd Warrants and the February 16th Warrants also provide for full ratchet price adjustment to the exercise price with respect to issuances of securities below the exercise price and the July Warrants and February 3rd Warrants provide for a full ratchet increase in the number of shares to be issued in the event of issuances below the exercise price.

Exercisability

The Warrants are exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of such holder’s Warrants to the extent that the holder would own more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding shares of common stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding shares of common stock after exercising the holder’s Warrants up to 9.99% of the number of shares of common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Warrants.

Cashless Exercise

If after the six-month anniversary of the issue date of the Warrants there is no effective registration statement registering, or the prospectus contained therein is not available for the resale of the Warrant Shares, then the Warrants will also be exercisable on a “cashless exercise” basis under which the holder will receive upon such exercise a net number of common shares determined according to a formula set forth in the Warrants.

Automatic Exercise

We have the right to cause the holder of the July Warrants to exercise their July Warrant upon certain conditions, including that the last closing sale price of the common stock has been equal to or greater than $0.15 per share (subject to adjustments for splits, dividends, recapitalizations and similar events) for 10 consecutive trading days. We have the right to cause the holder of the February 3rd Warrants to exercise their February 3rd Warrant upon certain conditions, including that the last closing sale price of the common stock has been equal to or greater than $0.15 per share (subject to adjustments for splits, dividends, recapitalizations and similar events) for 10 consecutive trading days.

Fundamental Transactions

In the event of any fundamental transaction, as described in the Warrants and generally including any merger with or into another entity, sale of all or substantially all of our assets, tender offer or exchange offer, or reclassification of our shares of common stock, then upon any subsequent exercise of a Warrant, the holder will have the right to receive as alternative consideration, for each share of common stock that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of common stock of the successor or acquiring corporation or of our company, if it is the surviving corporation, and any additional consideration receivable upon or as a result of such transaction by a holder of the number of shares of common stock for which the Warrant is exercisable immediately prior to such event. Under certain circumstances, upon a fundamental transaction, the holders of the July Warrants, February 3rd Warrants and the February 16th Warrants at their option, can cause us to purchase the July Warrants, February 3rd Warrants and the February 16th Warrants from the holders by paying cash based on a Black Scholes calculation.

Transferability

In accordance with its terms and subject to applicable laws, a Warrant may be transferred at the option of the holder upon surrender of the Warrant to us together with the appropriate instruments of transfer and payment of funds sufficient to pay any transfer taxes (if applicable).

Trading Market

There is no established trading market for the Warrants, and we do not expect a market to develop. We do not intend to apply for a listing for the Warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Warrants will be limited.

Rights as a Shareholder

Except as otherwise provided in the Warrants or by virtue of the holders’ ownership of shares of common stock, the holders of Warrants do not have the rights or privileges of holders of our shares of common stock, including any voting rights, until such Warrant holders exercise their warrants.

Amendment and Waiver.

A Warrant may be modified or amended or the provisions thereof waived with our written consent and the written consent of the holder of the Warrant.

Notes

The Notes were issued pursuant to the SPAs that we entered into with the Selling Stockholders. As of April 12, 2021, the Notes were convertible for an aggregate of 14,989,333 shares of common stock, including conversion of interest through the maturity date.

Duration, Interest Rate and Conversion Price

The Notes have a maturity date that is 12-months from the date of issuance and bear interest at a rate of 10% per annum and are convertible into shares of our common stock. The Initial February 16th Notes had a conversion price of $0.23 per share which was adjusted pursuant to the terms and conditions of the Initial February 16th Warrants to $0.15 per share following the March Private Placement. The February 16th Notes also provide for a full ratchet adjustment to the conversion price with respect to issuances of securities below the exercise price.

Conversion Limitations

A holder (together with its affiliates) may not convert any portion of such holder’s Notes to the extent that the holder would own more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding shares of common stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding shares of common stock after exercising the holder’s Notes up to 9.99% of the number of shares of common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Notes.

Prepayment and certain Restrictions

The Initial February 16th Notes may be prepaid at any time for the first 90 days in an amount equal to 115% of the principal amount plus accrued interest. From day 91 through day 180, the Notes may be prepaid in an amount equal to 120% of the principal amount plus accrued interest. From day 181 through day 365, it may be prepaid in an amount equal to 125% of the principal amount plus accrued interest. The Notes contain certain covenants, such as restrictions on: (i) distributions on capital stock, (ii) stock repurchases, and (iii) sales and the transfer of assets.

The Notes contain certain covenants, such as restrictions on: (i) distributions on capital stock, (ii) stock repurchases, and (iii) sales and the transfer of assets.

Right in the Event of Default

Upon the occurrence of an event of default under the Notes, the respective holder thereof has the right to be prepaid at 140% of the outstanding principal balance and accrued interest, and interest accrues at 18% per annum (or the maximum amount permitted by law). In addition, if an event of default under a Note has occurred, regardless of whether it has been cured or remains ongoing, such Note will thereafter be convertible at 65% of the lowest closing price of the Company’s common stock for the last 10 consecutive trading days.

Trading Market

There is no established trading market for the Notes, and we do not expect a market to develop. We do not intend to apply for a listing for the Notes on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Notes will be limited.

Rights as a Shareholder

Except as otherwise provided in the Notes or by virtue of the holders’ ownership of shares of common stock, the holders of the Notes do not have the rights or privileges of holders of our shares of common stock, including any voting rights, until such Note holders convert their Notes.

Amendment and Waiver.

A Note may be modified or amended or the provisions thereof waived with our written consent and the written consent of the holder of the Note.

LEGAL MATTERS

The validity of the securities being offered by this prospectus will be passed upon for us by Parsons Behle & Latimer.

EXPERTS

The financial statements of Innovative Payment Solutions, Inc. as of December 31, 2020 and 2019 and for the two years ended December 31, 2020 included in this registration statement, of which this prospectus forms a part, have been so included in reliance on the report of RBSM LLP, an independent registered public accounting firm appearing elsewhere herein, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus, which constitutes a part of the registration statement on Form S-1 that we have filed with the SEC under the Securities Act, does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the securities offered by this prospectus, you should refer to the registration statement and the exhibits filed as part of that document. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings, including the registration statement, are publicly available through the SEC’s website at www.sec.gov. We also maintain a website at www.ipsipay.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of this prospectus.

DISCLOSURE OF THE SECURITIES AND EXCHANGE COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our articles of incorporation contain provisions that permit us to indemnify our directors and officers to the fullest extent permitted by Nevada law. Our bylaws require us to indemnify any of our officers or directors, and certain other persons, under certain circumstances against all expenses and liabilities incurred or suffered by such persons because of a lawsuit or similar proceeding to which the person is made a party by reason of a his being a director or officer of the Company or our subsidiaries, unless that indemnification is prohibited by law. These provisions do not limit or eliminate our rights or the rights of any stockholder to seek an injunction or any other non-monetary relief in the event of a breach of a director’s or officer’s fiduciary duty. In addition, these provisions apply only to claims against a director or officer arising out of his or her role as a director or officer and do not relieve a director or officer from liability if he or she engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

The rights of indemnification provided in our articles of incorporation and bylaws are not exclusive of any other rights that may be available under any insurance or other agreement, by vote of stockholders or disinterested directors or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC this type of indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Financial Statements and Supplemental Data

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Innovative Payment Solutions, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Innovative Payment Solutions, Inc. (the Company) as of December 31, 2020 and 2019, and the related consolidated statements of operations and comprehensive loss, stockholders’ deficit and cash flows for each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there are no critical audit matters.

/s/ RBSM LLP

We have served as the Company’s auditor since 2014.

Henderson, NV

March 31, 2021

INNOVATIVE PAYMENT SOLUTIONS, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2020	2019
Assets

Current Assets
Cash	$94,703	$2,979
Other current assets	5,270	55,059
Total Current Assets	99,973	58,038

Non-current assets
Plant and equipment	37,500	-
Right of use asset	51,926	-
Security deposit	4,000	-
Investment	1	1,019,961
Total Non-Current Assets	93,427	1,019,961
Total Assets	$193,400	$1,077,999

Liabilities and Stockholders’ Equity (Deficit)

Current Liabilities
Accounts payable	$461,577	$314,523
Related party payables	4,000	-
Federal relief loans	60,292	-
Loans payable	23,633	61,631
Loans payable - related party	-	30,026
Convertible debt, net of unamortized discount of $980,852 and $371,387, respectively	903,641	359,362
Operating lease liability	44,134	-
Derivative liability	2,966,416	905,576
Total Current Liabilities	4,463,693	1,671,118

Non-Current Liabilities
Federal relief loans	152,728	-
Operating lease liability	7,792	-
Total Non-Current Liabilities	160,520	-
Total Liabilities	4,624,213	1,671,118

Stockholders’ Deficit
Preferred stock, $0.0001 par value, 25,000,000 shares authorized, and 0 shares issued and outstanding as of December 31, 2020 and December 31, 2019.	-	-
Common stock, $0.0001 par value; 500,000,000 shares authorized, 193,637,747 and 128,902,124 shares issued and outstanding as of December 31, 2020 and December 31, 2019, respectively.*	19,363	12,890
Additional paid-in-capital	23,179,399	21,579,022
Accumulated deficit	(27,629,575)	(22,185,031)
Total Stockholders’ Deficit	(4,430,813)	(593,119)
Total Liabilities and Stockholders’ Deficit	$193,400	$1,077,999

*	After giving effect to a 10 for 1 reverse stock split effective November 1, 2019.

The accompanying notes are an integral part of these audited consolidated financial statements.

INNOVATIVE PAYMENT SOLUTIONS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Twelve months ended	Twelve months ended
	December	December
	2020	2019
Net Revenue	$-	$-
Cost of Goods Sold	-	-
Gross profit	-	-

General and administrative	1,742,008	807,934
Depreciation	12,500	-
Total Expense	1,754,508	807,934

Loss from Operations	(1,754,508)	(807,934)

Investment impairment charge	(1,019,960)	-
Loss on debt conversion	(433,610)	(2,838,599)
Loss on settlement of liabilities	(95,082)	-
Debt extension fee	(40,000)	-
Penalty on default note	-	(191,757)
Provision against receivables	-	(129,995)
Interest expense, net	(381,034)	(369,305)
Amortization of debt discount	(1,065,879)	(1,692,110)
Derivative liability movements	(654,471)	1,981,938
Loss before taxation from continuing operations	(5,444,544)	(4,047,762)

Taxation	-	-
Net loss from continuing operations	(5,444,544)	(4,047,762)

Discontinued operations
Operating loss from discontinued operations	-	(653,247)
Profit on disposal of subsidiaries	-	971,903
Net income from discontinued operations	-	318,656

Net loss	$(5,444,544)	$(3,729,106)

Basic and diluted loss per share*
Net loss per share from continuing operations	$(0.03)	$(0.14)
Net income per share from discontinued operations	$-	$0.01
	$(0.03)	$(0.13)

Weighted Average Number of Shares Outstanding - Basic and diluted	171,391,733	29,170,995

Other comprehensive loss
Foreign currency translation adjustment	-	(380,907)

Total comprehensive loss	$(5,444,544)	$(4,110,013)

*	After giving effect to a 10 for 1 reverse stock split effective November 1, 2019.

The accompanying notes are an integral part of these audited consolidated financial statements.

INNOVATIVE PAYMENT SOLUTIONS, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
FOR THE PERIOD JANUARY 1, 2019 TO DECEMBER 31, 2020

	Preferred Stock Shares	Amount	Common Stock Shares*	Amount	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total Stockholders’ Deficit
Balance as of December 31, 2018	-	$-	8,883,922	$888	$14,865,765	$(18,455,925)	$380,907	$(3,208,365)

Reverse split adjustment	-	-	99	-	-	-	-	-
Conversion of debt to equity	-	-	119,285,531	11,929	6,486,076	-	-	6,498,005
Shares issued for services	-	-	82,572	8	162,246	-	-	162,254
Shares subscriptions	-	-	650,000	65	64,935	-	-	65,000
Translation adjustment	-	-	-	-	-	-	(380,907)	(380,907)
Net loss	-	-	-	-	-	(3,729,106)	-	(3,729,106)
Balance at December 31, 2019	-	$-	128,902,124	$12,890	$21,579,022	$(22,185,031)	$-	$(593,119)

Conversion of debt to equity	-	-	35,002,245	3,500	766,058	-	-	769,558
Settlement of liabilities	-	-	4,004,110	400	144,764	-	-	145,164
Shares issued for services	-	-	1,834,268	183	68,817	-	-	69,000
Shares subscriptions	-	-	1,400,000	140	32,860	-	-	33,000
Stock based compensation	-	-	22,495,000	2,250	587,878	-	-	590,128
Net loss	-	-	-	-	-	(5,444,544)	-	(5,444,544)
Balance at December 31, 2020	-	-	193,637,747	19,363	23,179,399	(27,629,575)	-	(4,430,813)

*	After giving effect to a 10 for 1 reverse stock split effective November 1, 2019.

The accompanying notes are an integral part of these audited consolidated financial statements.

INNOVATIVE PAYMENT SOLUTIONS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Twelve months ended	Twelve months ended
	December 31,	December 31,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(5,444,544)	$(3,729,106)
Net income from discontinued operations		(318,656)
Net loss from continuing operations	(5,444,544)	(4,047,762)
Adjustment to reconcile net loss to net cash used in operating activities:
Derivative liability movements	654,471	(1,981,938)
Depreciation	12,500	-
Amortization of debt discount	1,065,879	1,692,110
Investment impairment charge	1,019,960	-
Loss on conversion of debt to equity	433,610	2,838,599
Loss on settlement of liabilities	95,082	-
Penalty on default note	-	191,757
Provision against Receivables	-	129,995
Convertible notes issued for services	-	62,996
Shares issued for services	69,000	162,253
Stock based compensation	590,128	-
Amortization of right of use asset	34,815	-
Changes in Assets and Liabilities
Other current assets	45,788	4,521
Accounts payable and accrued expenses	151,054	249,815
Operating lease liabilities	(34,815)	-
Interest accruals	50,793	204,013
Cash used in operating activities - continuing operations	(1,256,279)	(493,641)
Cash used in operating activities - discontinued operations	-	(281,215)
CASH USED IN OPERATING ACTIVITIES	(1,256,279)	(774,856)

CASH FLOWS FROM INVESTING ACTIVITIES:
Plant and equipment purchased	(50,000)	-
NET CASH USED IN INVESTING ACTIVITIES	(50,000)	-

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from share issuances	33,000	65,000
Proceeds from loans payable	85,000	264,435
Repayment of loans payable	(104,500)	-
Proceeds from short term notes and convertible notes	1,877,375	859,453
Repayment of convertible notes	(703,164)	(138,000)
Proceeds from federal relief loans	210,292	-
NET CASH PROVIDED BY FINANCING ACTIVITIES	1,398,003	1,050,888

Effect of exchange rate changes on cash and cash equivalents	-	(344,347)

NET INCREASE (DECREASE) IN CASH	91,724	(68,315)
CASH AT BEGINNING OF YEAR	2,979	71,294
CASH AT END OF YEAR	$94,703	$2,979

CASH PAID FOR INTEREST AND TAXES:
Cash paid for income taxes	$-	$-
Cash paid for interest	$330,242	$-

NON-CASH INVESTING AND FINANCING ACTIVITIES
Notes payable including interest thereon converted to convertible notes payable	$-	$298,117
Conversion of convertible debt to equity	$769,558	$2,777,768
Conversion of loans payable to equity	$-	$791,857
Settlement of liabilities	145,164	-

The accompanying notes are an integral part of these audited consolidated financial statements.

INNOVATIVE PAYMENT SOLUTIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1	ORGANIZATION AND DESCRIPTION OF BUSINESS

a)	Organization

On May 12, 2016, Innovative Payment Solutions, Inc. (formerly known as QPAGOS and Asiya Pearls, Inc.), a Nevada corporation (“IPSI” or the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Qpagos Corporation, a Delaware corporation (“Qpagos Corporation”), and Qpagos Merge, Inc., a Delaware corporation and wholly owned subsidiary of IPSI (“Merger Sub”). Pursuant to the Merger Agreement, on May 12, 2016, the merger was consummated, and Qpagos Corporation and Merger Sub merged (the “Merger”), with Qpagos Corporation continuing as the surviving corporation of the Merger.

Pursuant to the Merger Agreement, upon consummation of the Merger, each share of Qpagos Corporation’s capital stock issued and outstanding immediately prior to the Merger was converted into the right to receive two shares of IPSI common stock, par value $0.0001 per share (the “Common Stock”). Additionally, pursuant to the Merger Agreement, upon consummation of the Merger, IPSI assumed all of Qpagos Corporation’s warrants issued and outstanding immediately prior to the Merger, which were exercisable for approximately 621,920 shares of Common Stock, respectively, as of the date of the Merger. Prior to and as a condition to the closing of the Merger, the then-current IPSI stockholder of 500,000 shares of Common Stock agreed to return to IPSI 497,500 shares of Common Stock held by such holder to IPSI and the then-current IPSI stockholder retained an aggregate of 2,500 shares of Common Stock and the other stockholders of IPSI retained 500,000 shares of Common Stock. Therefore, immediately following the Merger, Qpagos Corporation’s former stockholders held 4,992,900 shares of IPSI common stock which represented approximately 91% of the outstanding Common Stock.

The Merger was treated as a reverse acquisition of IPSI, a public shell company, for financial accounting and reporting purposes. As such, Qpagos Corporation was treated as the acquirer for accounting and financial reporting purposes while IPSI was treated as the acquired entity for accounting and financial reporting purposes.

Qpagos Corporation (“Qpagos”) was incorporated on May 1, 2015 under the laws of the state of Delaware to effectuate a reverse merger transaction with Qpagos, S.A.P.I. de C.V. (“Qpagos Mexico”) and Redpag Electrónicos S.A.P.I. de C.V. (“Redpag”). Each of the entities were incorporated in November 2013 in Mexico.

Qpagos Mexico was formed to process payment transactions for service providers it contracts with, and Redpag was formed to deploy and operate kiosks as a distributor.

On May 27, 2016 Asiya changed its name to QPAGOS.

On June 1, 2016, the board of directors of QPAGOS (the “Board”) changed the Company’s fiscal year end from October 31 to December 31.

On November 1, 2019, the Company changed its name from QPAGOS to Innovative Payment Solutions, Inc.

Also on November 1, 2019, immediately following the name change, the Company filed a Certificate of Change with the Secretary of State of the State of Nevada to effect a reverse split of the Company’s common stock, par value $0.0001 per share (the “common stock”) at a ratio of 1-for-10, effective on November 1, 2019 (the Reverse Stock Split”). As a result of the Reverse Stock Split, each ten pre-split shares of common stock outstanding automatically combined into one new share of common stock without any further action on the part of the holders, and the number of outstanding shares of common stock was reduced from 320,477,867 shares to 32,047,817 after rounding for fractional shares.

On December 31, 2019, Innovative Payment Solutions consummated the disposal of Qpagos Corporation, Qpagos Mexico and Redpag in exchange for 2,250,000 shares (the “Vivi Shares”) of common stock of Vivi Holdings, Inc. (“Vivi” or “Vivi Holdings”) pursuant to a Stock Purchase Agreement dated August 5, 2019 (the “SPA”). Of the 2,250,000 shares of Vivi, nine percent (9%) was allocated as follows: Gaston Pereira (5%), Andrey Novikov (2.5%), and Joseph Abrams (1.5%). The SPA was closed on December 31, 2019 after the satisfaction of customary conditions, the receipt of a final fairness opinion and the approval of the Company’s shareholders. Innovative Payment Solutions no longer has any business operations in Mexico and has retained its U.S. operations based in Northridge, California.

INNOVATIVE PAYMENT SOLUTIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1	ORGANIZATION AND DESCRIPTION OF BUSINESS (continued)

b)	Description of the business

Subsequent to the merger of Qpagos Corporation into IPSI and until the divestiture of Qpagos Corporation, Qpagos Mexico and Redpag, the Company’s focus was on the operations of Qpagos Corporation in Mexico. The Company’s current focus is on providing physical and virtual payment services to the United States market, leveraging the knowledge it obtained from the operations of Qpagos Corporation. On December 31, 2019, the Company consummated the disposal of Qpagos Corporation, including the two Mexican subsidiaries, Qpagos Mexico and Redpag pursuant to the SPA, in exchange for 2,250,000 shares of common stock of Vivi Holdings, of which nine percent (9%) was allocated to the following: Gaston Pereira (5%), Andrey Novikov (2.5%), and Joseph Abrams (1.5%). The SPA was closed on December 31, 2019 after the satisfaction of customary conditions, the receipt of a final fairness opinion and the approval of the Company’s shareholders. The Company no longer has any business operations in Mexico and has retained its U.S. operations based in Northridge, California.

Qpagos Corporation, through its subsidiaries Qpagos Mexico and Redpag, provided physical and virtual payment services to the Mexican market. Qpagos Corporation provided an integrated network of kiosks, terminals and payment channels that enabled consumers in Mexico to deposit cash, convert it into a digital form and remit the funds to any merchant in our network quickly and securely. Qpagos Mexico helped consumers and merchants connect more efficiently in markets and consumer segments, such as Mexico, that are largely cash-based and lack convenient alternatives for consumers to pay for goods and services in physical, online and mobile environments.

c)	COVID-19 Outbreak

In March 2020, the outbreak of COVID-19 (also known as the coronavirus) caused by a novel strain of the coronavirus was recognized as a pandemic by the World Health Organization, and the outbreak has become increasingly widespread in the United States, including in each of the areas in which the Company operates. While, to date, the Company has not been required to stop operating, management is evaluating its use of its office space, virtual meetings and the like.

The Company provides an integrated network of kiosks, terminals and payment channels that enable consumers to deposit cash, convert it into a digital form and remit the funds to any merchant in its network quickly and securely. The Company has plans to roll out 50 kiosks in Southern California to provide digital payments for the unbanked and underbanked using self-service kiosks and an E wallet ecosystem. The kiosks are currently located in the Company’s warehouses in Southern California awaiting installation. Due to measures imposed by the local governments in areas affected by COVID-19, businesses have been suspended due to local and state stay-at-home orders intended to contain the COVID-19 outbreak and many people have been forced to work from home in those areas. As a result, installation of the Company’s network of kiosks, terminals and payment channels in Southern California has been delayed, which has had an adverse impact on the Company’s business and financial condition and has hampered its ability to generate revenue and access usual sources of liquidity on reasonable terms.

The Company has been following the recommendations of local health authorities to minimize exposure risk for its employees for the past several weeks, including the temporary closures of its offices and having employees work remotely to the extent possible, which has to an extent adversely affected their efficiency. As a result, the Company’s books and records were not easily accessible, resulting in delays in preparation and completion of its financial statements.

The Company continues to monitor the impact of the COVID-19 outbreak closely. The extent to which the COVID-19 outbreak will continue to impact the Company’s operations, ability to obtain financing or future financial results is uncertain.

INNOVATIVE PAYMENT SOLUTIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2	ACCOUNTING POLICIES AND ESTIMATES

a)	Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”).

All amounts referred to in the notes to the consolidated financial statements are in United States Dollars ($) unless stated otherwise.

b)	Principles of Consolidation

The consolidated financial statements include the financial statements of the Company and its subsidiary in which it has a majority voting interest. All significant inter-company accounts and transactions have been eliminated in the consolidated financial statements.

Effective December 31, 2019, the Company disposed of Qpagos Corporation, Qpagos S.A.P.I. de CV and Redpag Electronicos, S.A.P.I. de CV, these entities are reported as discontinued operations in these consolidated financial statements.

The entities included in these consolidated financial statements are as follows:

Innovative Payment Solutions, Inc. - Parent Company

Qpagos Corporation - 100% owned – disposed of effective December 31, 2019.

Qpagos, S.A. P.I de C.V., a Mexican entity (99.996% owned) – disposed of effective December 31, 2019.

Redpag Electrónicos, S.A. P.I. de C.V., a Mexican entity (99.990% owned) – disposed of effective December 31, 2019.

c)	Mexican Operations

The financial statements of the Company’s discontinued Mexican operations are measured using local currencies as their functional currencies.

The Company translates the assets and liabilities of its discontinued Mexican subsidiaries at the exchange rates in effect at year end and the results of operations at the average rate throughout the year. The translation adjustments are recorded directly as a separate component of stockholders’ equity, while transaction gains (losses) are included in net income (loss). All sales to customers are in Mexico.

d)	Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions, which are evaluated on an ongoing basis, that affect the amounts reported in the consolidated financial statements and accompanying notes. Management bases its estimates on historical experience and on various other assumptions that it believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the amounts of revenues and expenses that are not readily apparent from other sources. Actual results could differ from those estimates and judgments. In particular, significant estimates and judgments include those related to, the estimated useful lives for plant and equipment, the fair value of long-lived investments, the fair value of warrants and stock options granted for services or compensation, estimates of the probability and potential magnitude of contingent liabilities, derivative liabilities, the valuation allowance for deferred tax assets due to continuing operating losses and the allowance for doubtful accounts.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulating its estimate could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from our estimates.

INNOVATIVE PAYMENT SOLUTIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2	ACCOUNTING POLICIES AND ESTIMATES (continued)

e)	Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur.

The Company’s management assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s consolidated financial statements. If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material would be disclosed. Loss contingencies considered to be remote by management are generally not disclosed unless they involve guarantees, in which case the guarantee would be disclosed.

f)	Fair Value of Financial Instruments

The Company adopted the guidance of Accounting Standards Codification (“ASC”) 820 for fair value measurements which clarifies the definition of fair value, prescribes methods for measuring fair value, and establishes a fair value hierarchy to classify the inputs used in measuring fair value as follows:

Level 1-Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

Level 2-Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other than quoted prices that are observable, and inputs derived from or corroborated by observable market data.

Level 3-Inputs are unobservable inputs which reflect the reporting entity’s own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

The carrying amounts reported in the balance sheets for the investment in Vivi Holdings Inc., was evaluated at fair value using Level 3 Inputs based on the Company’s estimate of the market value of the entities disposed to Vivi Holdings, Inc. Vivi Holdings Inc., does not have sufficient information available to assess the current market price of its equity.

The carrying amounts reported in the balance sheets for cash, accounts receivable, other current assets, other assets, accounts payable, accrued liabilities, and notes payable, approximate fair value due to the relatively short period to maturity for these instruments. The Company has identified the short-term convertible notes and certain warrants attached to certain of the notes that are required to be presented on the balance sheets at fair value in accordance with the accounting guidance.

ASC 825-10 “Financial Instruments” allows entities to voluntarily choose to measure certain financial assets and liabilities at fair value (fair value option). The fair value option may be elected on an instrument-by-instrument basis and is irrevocable, unless a new election date occurs. If the fair value option is elected for an instrument, unrealized gains and losses for that instrument should be reported in earnings at each subsequent reporting date. We evaluate the fair value of variably priced derivative liabilities on a quarterly basis and report any movements thereon in earnings.

INNOVATIVE PAYMENT SOLUTIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2	ACCOUNTING POLICIES AND ESTIMATES (continued)

g)	Risks and Uncertainties

The Company’s operations will be subject to significant risks and uncertainties including financial, operational, regulatory, and other risks, including the potential risk of business failure. The recent global Covid-19 breakout has caused an economic crisis which may result in a general tightening in the credit markets, lower levels of liquidity, increases in the rates of default and bankruptcy, and extreme volatility in credit, equity and fixed income markets. These conditions may not only limit the Company’s access to capital, but also make it difficult for its customers, vendors and the Company to accurately forecast and plan future business activities. In addition, businesses have been suspended due to quarantines intended to contain this outbreak and many people have been forced to work from home in those areas. As a result, installation of the Company’s network of kiosks, terminals and payment channels in Southern California has been delayed, which has had an adverse impact on its business and financial condition and has hampered the Company’s ability to generate revenue and access usual sources of liquidity on reasonable terms.

The Company’s results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, and rates and methods of taxation, among other things.

h)	Recent accounting pronouncements

In December 2019, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) 2019-12, Income Taxes (Topic 740), the Amendments in this update reduce the complexity in accounting for income taxes by removing certain exceptions to accounting for income taxes and deferred taxes and simplifying the accounting treatment of franchise taxes, a step up in the tax basis of goodwill as part of business combinations, the allocation of current and deferred tax to a legal entity not subject to tax in its own financial statements, reflecting changes in tax laws or rates in the annual effective rate in interim periods that include the enactment date and minor codification improvements.

This ASU is effective for fiscal years and interim periods beginning after December 15, 2020.

The effects of this ASU on the Company’s financial statements is not considered to be material.

In August 2020, the FASB issued ASU No. 2020-06, debt with Conversion and Other Options (subtopic 470-20): and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40), certain accounting models for convertible debt instruments with beneficial conversion features or cash conversion features are removed from the guidance and for equity instruments the contracts affected are free standing instruments and embedded features that are accounted for as derivatives, the settlement assessment was simplified by removing certain settlement requirements.

This ASU is effective for fiscal years and interim periods beginning after December 15, 2021.

The effects of this ASU on the Company’s consolidated financial statements is currently being assessed and is expected to have an impact on the treatment of certain convertible instruments and the derivative liabilities associated with these convertible instruments.

The FASB issued several additional updates during the period, none of these standards are either applicable to the Company or require adoption at a future date and none are expected to have a material impact on the consolidated financial statements upon adoption.

INNOVATIVE PAYMENT SOLUTIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2	ACCOUNTING POLICIES AND ESTIMATES (continued)

i)	Reporting by Segment

No segmental information is required as the Company, during the years ended December 31, 2020 and 2019 only had one segment of business from which it derived revenue, providing physical and virtual payment services in the Mexican Market. This business segment was discontinued on December 31, 2019 and no revenue has been derived from activities in the US market as yet.

j)	Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents. At December 31, 2020 and December 31, 2019, respectively, the Company had no cash equivalents.

The Company minimizes credit risk associated with cash by periodically evaluating the credit quality of its primary financial institution in the United States. The balance at times may exceed federally insured limits. At December 31, 2020 and 2019, the balance did not exceed the federally insured limit.

k)	Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are reported at realizable value, net of allowances for doubtful accounts, which is estimated and recorded in the period the related revenue is recorded. The Company has a standardized approach to estimate and review the collectability of its receivables based on a number of factors, including the period they have been outstanding. Historical collection and payer reimbursement experience is an integral part of the estimation process related to allowances for doubtful accounts. In addition, the Company regularly assesses the state of its billing operations in order to identify issues, which may impact the collectability of these receivables or reserve estimates. Revisions to the allowance for doubtful accounts estimates are recorded as an adjustment to bad debt expense. Receivables deemed uncollectible are charged against the allowance for doubtful accounts at the time such receivables are written-off. Recoveries of receivables previously written-off are recorded as credits to the allowance for doubtful accounts. There were no recoveries during the period ended December 31, 2020 and 2019.

l)	Investments

The Company’s non-marketable equity securities are investments in privately held companies without readily determinable market values. The carrying value of our non-marketable equity securities is adjusted to fair value for observable transactions for identical or similar investments of the same issuer or impairment (referred to as the measurement alternative). All gains and losses on non-marketable equity securities, realized and unrealized, are recognized in other income (expense), net. Non-marketable equity securities that have been remeasured during the period are classified within Level 3 in the fair value hierarchy because the Company estimates the value based on valuation methods using the observable transaction price at the transaction date and other unobservable inputs including volatility, rights, and obligations of the securities the Company holds. The cost method is used when the Company has a passive, long-term investment that doesn’t result in influence over the Company. The cost method is used when the investment results in an ownership stake of less than 20%, and there is no substantial influence. Under the cost method, the stock purchased is recorded on a balance sheet as a non-current asset at the historical acquisition/purchase price, and is not modified unless shares are sold, additional shares are purchased or there is evidence of the fair market value of the investment declining below carrying value. Any dividends received are recorded as income.

The Company recorded an impairment charge of $1,019,960 and $0 on its non-marketable equity securities for the years ended December 31, 2020 and 2019, respectively. The impairment charge was based on management’s determination that due to the lack of ability, to date, by Vivi Holdings (“Vivi”) to fulfill its capital raising requirements and implement its business strategy that there is a significant risk that Vivi may not be able to meet its obligations.

INNOVATIVE PAYMENT SOLUTIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2	ACCOUNTING POLICIES AND ESTIMATES (continued)

m)	Plant and Equipment

Plant and equipment is stated at cost, less accumulated depreciation. Plant and equipment with costs greater than $1,000 are capitalized and depreciated. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. The estimated useful lives of the assets are as follows:

Description	Estimated Useful Life
Kiosks	7 years

Computer equipment	3 years

Leasehold improvements	Lesser of estimated useful life or life of lease

Office equipment	10 years

The cost of repairs and maintenance is expensed as incurred. When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition.

n)	Long-Term Assets

Assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets

o)	Revenue Recognition

The Company’s revenue recognition policy is consistent with the requirements of FASB ASC 606, Revenue.

The Company’s revenues are recognized when control of the promised goods or services are transferred to a customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those services. The Company derives its revenues from the sale of its services, as defined below. The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its revenue transactions:

i.	identify the contract with a customer;

ii.	identify the performance obligations in the contract;

iii.	determine the transaction price;

iv.	allocate the transaction price to performance obligations in the contract; and

v.	recognize revenue as the performance obligation is satisfied.

INNOVATIVE PAYMENT SOLUTIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2	ACCOUNTING POLICIES AND ESTIMATES (continued)

o)	Revenue Recognition (continued)

The Company had the following sources of revenue during the year ended December 31, 2019 which was recognized on the basis described below.

●	Revenue from the sale of services.

Prepaid services were acquired from providers and were sold to end-users through kiosks that the Company owned or kiosks that were owned by third parties. The Company recognized the revenue on the sale of these services when the end-user deposited funds into the terminal and the prepaid service was delivered to the end-user. The revenue was recognized at the gross value, including margin, of the prepaid service to the Company, net of any value-added tax which was collected on behalf of the Mexican Revenue Authorities.

●	Payment processing provided to end-users

The Company provides a secure means for end-users to pay for certain services, such as utilities through its kiosks. During the year ended December 31, 2019, the Company earned either a fixed per-transaction fee or a fixed percentage of the service sold. The Company acted as a collection agent and recognized the payment processing fee, net of any value-added taxes collected on behalf of the Mexican Revenue Authorities (with respect to revenue generated prior to the sale of the Mexican operations), when the funds were deposited into the kiosk and the customer had settled his liability or had acquired a prepaid service.

●	Revenue from the sale of kiosks.

During the year ended December 31, 2019, the Company imported, assembled and sold kiosks that were used to generate the revenues discussed above. Revenues were recognized on the full value of the kiosks sold, net of any sales taxation collected on behalf of the Revenue authorities, when the customers took delivery of the kiosk and all the risks and rewards of ownership were passed to the customer.

p)	Share-Based Payment Arrangements

Generally, all forms of share-based payments, including stock option grants, restricted stock grants and stock appreciation rights are measured at their fair value on the awards’ grant date, based on the estimated number of awards that are ultimately expected to vest. Share-based compensation awards issued to non-employees for services rendered are recorded at either the fair value of the services rendered or the fair value of the share-based payment, whichever is more readily determinable. The expense resulting from share-based payments is recorded in operating expenses in the consolidated statement of operations.

Prior to the Company’s reverse merger which took place on May 12, 2016, all share-based payments were based on management’s estimate of market value of the Company’s equity. The factors considered in determining managements estimate of market value includes, assumptions of future revenues, expected cash flows, market acceptability of our technology and the current market conditions. These assumptions are complex and highly subjective, compounded by the business being in its early stage of development in a new market with limited data available.

Where equity transactions with arms-length third parties, who had applied their own assumptions and estimates in determining the market value of our equity, had taken place prior to and within a reasonable time frame of any share-based payments, the value of those share transactions have been used as the fair value for any share-based equity payments.

INNOVATIVE PAYMENT SOLUTIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2	ACCOUNTING POLICIES AND ESTIMATES (continued)

p)	Share-Based Payment Arrangements (continued)

Where equity transactions with arms-length third parties, included both shares and warrants, the value of the warrants have been eliminated from the unit price of the securities using a Black-Scholes valuation model to determine the value of the warrants. The assumptions used in the Black Scholes valuation model includes market related interest rates for risk-free government issued treasury securities with similar maturities; the expected volatility of the Company’s common stock based on companies operating in similar industries and markets; the estimated stock price of the Company; the expected dividend yield of the Company and; the expected life of the warrants being valued.

Subsequent to the Company’s reverse merger which took place on May 12, 2016, the Company has utilized the market value of its common stock as quoted on the OTCQB, as an indicator of the fair value of its common stock in determining share- based payment arrangements.

q)	Derivative Liabilities

ASC 815 generally provides three criteria that, if met, require companies to bifurcate conversion options from their host instruments and account for them as free standing derivative financial instruments. These three criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re- measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument subject to the requirements of ASC 815. ASC 815 also provides an exception to this rule when the host instrument is deemed to be conventional, as described.

r)	Income Taxes

Prior to December 31, 2019, the Company’s primary operations were based in Mexico and enacted tax laws in Mexico are used in the calculation of income taxes, the holding company is based in the US and currently enacted US tax laws are used in the calculation of income taxes.

Income taxes are computed using the asset and liability method. Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws. A full valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized. It is the Company’s policy to classify interest and penalties on income taxes as interest expense or penalties expense. As of December 31, 2020, and 2019, there have been no interest or penalties incurred on income taxes.

s)	Comprehensive income

Comprehensive income is defined as the change in equity of a company during a period from transactions and other events and circumstances excluding transactions resulting from investments from owners and distributions to owners. For the Company, comprehensive income for the periods presented includes translation adjustment and net loss.

t)	Reclassification of prior year presentation

Certain prior year amounts have been reclassified for consistency with the current year presentation. These reclassifications had no effect on the reported results of operations.

INNOVATIVE PAYMENT SOLUTIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

3	LIQUIDITY MATTERS

The Company has incurred net losses since its inception and anticipates net losses and negative operating cash flows for the near future. For the year ended December 31, 2020, the Company had a net loss of $ $27,629,575 and had $94,703 in cash. In connection with preparing the consolidated financial statements for the year ended December 31, 2020, management evaluated the extent of the impact from the COVID-19 pandemic on the Company’s business and its future liquidity for the next twelve months through March 31, 2022.

Management has executed the following to address the Company’s liquidity over the next twelve months from the filing of its Annual Report on Form 10-K for the year ended December 31, 2020:

●	The Company received net proceeds of $1,788,500 after an original issue discount of $255,500 upon our issuance of Senior Secured Convertible Notes in the principal amount of $2,044,000, bearing interest at 10% per annum and maturing on February 16, 2022.

●	Between February 18, 2021 and March 9, 2021 warrants for 44,074,285 shares were exercised by investors at an exercise price of $0.05 per share, for gross proceeds of $2,203,714.

●	On March 17, 2021, the Company entered into Securities Purchase Agreements (the “SPAs”) with several institutional investors, pursuant to which the Company sold to the Investors in a private placement (i) 30,333,334 shares of its common stock (the “Shares”) and (ii) warrants (the “Warrants”) to purchase up to an aggregate of 15,166,667 shares of its common stock for gross proceeds of approximately $4,550,000. The combined purchase price for one share of common stock and associated Warrant was $0.15.

The funding the Company received will be used primarily for development of technology, the digital payment platform and marketing, as well as for working capital and general corporate purposes.

If the Company is required to raise additional funds by issuing equity securities, its stockholders would experience dilution. Additional debt financing, if available, may involve covenants restricting its operations or its ability to incur additional debt. Any additional debt financing or additional equity that the Company raises may contain terms that are not favorable to it or its stockholders and require significant debt service payments, which diverts resources from other activities.

Based on this current business plan, the Company believes its existing cash is sufficient to conduct planned operations for one year from the issuance of the December 31, 2020 financial statements.

INNOVATIVE PAYMENT SOLUTIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

4	PROFIT ON DISPOSAL OF SUBSIDIARIES

Effective December 31, 2019, the Company sold 100% of the outstanding common stock of its subsidiary, Qpagos Corporation, to Vivi Holdings, Inc. (“Vivi”), together with its ownership interest of 99.9% of Qpagos Corporations’ two Mexican entities: QPagos S.A.P.I. de C.V. and Redpag Electrónicos S.A.P.I. de C.V. (the “Sale”). The Sale was conducted pursuant to a Stock Purchase Agreement (the “Purchase Agreement”) between the Company and Vivi, dated August 5, 2019. The Purchase Agreement contains customary representations, warranties and covenants made by Company and Vivi.

As consideration for the Acquisition, and in accordance with the Purchase Agreement, Vivi issued an aggregate of 2,250,000 fully-paid and non-assessable shares of its common stock (the “Shares”) as follows: 2,047,500 Shares to the Company; 56,250 Shares to the Company’s designee, Mr. Andrey Novikov; 33,750 Shares to the Company’s designee, the Joseph W. & Patricia G. Abrams Family Trust; and 112,500 Shares to the Company’s designee, Mr. Gaston Pereira. In addition, in connection with the closing of the Sale, the Company received an unsecured non-interest bearing promissory note from Qpagos Corporation. relating to refunds of certain Value Added Tax amounts anticipated to be received for tax years 2015 through 2019 (each, a “VAT Refund”) from the Mexican Tax Administration, or the applicable Mexican governmental authority. QPAGOS Corporation. has agreed to diligently file the VAT Refund for tax years 2015 through 2019 and to pay the Company forty-six percent of each VAT Refund received by it, up to $130,000.

The Company no longer has any business operations in Mexico and has retained its U.S. operations based in Northridge, California.

Year ended December 31, 2019
Proceeds on disposal
Shares in Vivi Holdings, Inc.	$1,120,836
Promissory note from Qpagos Corporation	130,000
Kiosks to be transferred to Innovative Payment Solutions	50,000
Gross proceeds	1,300,836

Vivi Holdings, Inc. shares distributed as deal related fees	(100,875)
Deal related expenses	(28,328)
Net proceeds	$1,171,633

Assets disposed of:
Cash	$59,551
Inventory	150,117
Accounts receivable	10,863
Recoverable IVA and tax credits	170,981
Other current assets	186,093
Intangible assets	39,417
Plant and equipment	178,778
Other non-current assets	12,849
808,649
Liabilities assumed by purchaser
Accounts payable and other payables	(355,652)
Notes payable	(43,000)
IVA and other taxes payable	(14,923)
Advances from customers	(195,344)
Net	(608,919)
Net assets sold	$199,730
Net profit realized on disposal	$971,903

INNOVATIVE PAYMENT SOLUTIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

5	DISCONTINUED OPERATIONS

Effective December 31, 2019, the Company sold 100% of the outstanding common stock of its subsidiary, Qpagos Corp to Vivi. The operations of Qpagos Corp and its two Mexican entities; QPagos S.A.P.I. de C.V. and Redpag Electrónicos S.A.P.I. de C.V, which represent substantially all of its assets, are reported as discontinued operations.

The statement of operations from discontinued operations is as follows:

Year ended December 31,
2019
Net Revenue	$11,480,637
Cost of Goods Sold	11,525,223
Gross loss	(44,586)

General and administrative	953,491
Depreciation and amortization and impairment costs	45,360
Total Expense	998,851

Loss from Operations	(1,043,437)

Other income	6,648
Foreign currency gain	383,542
Loss before taxation	(653,247)
Taxation	-
Loss from discontinued operations, net of taxation	$(653,247)

6	INVESTMENT

Investment in Vivi Holdings, Inc.

Effective December 31, 2019, the Company sold 100% of the outstanding common stock of its subsidiary, Qpagos Corp, together with its 99.9% ownership interest of Qpagos Corporations’ two Mexican entities: QPagos S.A.P.I. de C.V. and Redpag Electrónicos S.A.P.I. de C.V, to Vivi.

As consideration for the disposal Vivi issued an aggregate of 2,250,000 Shares of its common stock as follows: 2,047,500 Shares to the Company; 56,250 Shares to the Company’s designee, Mr. Andrey Novikov; 33,750 Shares to the Company’s designee, the Joseph W. & Patricia G. Abrams Family Trust; and 112,500 Shares to the Company’s designee, Mr. Gaston Pereira.

Due to the lack of available information, the Vivi Shares were valued by a modified market method, whereby the value of the assets disposed of were determined by management using the enterprise value of the entire Company less the liabilities and assets retained by the Company.

As of December 31, 2020, the Company impaired the carrying value of the investment in Vivi by $1,019,960 based on Vivi’s lack of ability to execute on its proposed IPO and fund raising activities, largely impacted by the COVID-19 pandemic.

The shares in Vivi are unlisted as of December 31, 2020.

	December 31, 2020	December 31, 2019
Investment in Vivi Holdings, Inc.	$1,019,961	$1,019,961
Impairment provision	(1,019,960)	-
	$1	$1,019,961

INNOVATIVE PAYMENT SOLUTIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

7	LEASES

The Company entered into a real property lease for office and warehouse space located at 19355 Business Center Drive in Northridge California, Los Angeles County. The lease commenced on February 15, 2020 and expires on February 28, 2022, monthly rental expense is $3,945 per month with no escalations during the term of the lease.

The initial value of the right-of-use asset was $86,741 and the operating lease liability was $86,741. The Company monitors for events or changes in circumstances that require a reassessment of our lease. When a reassessment results in the remeasurement of a lease liability, a corresponding adjustment is made to the carrying amount of the corresponding right-of-use asset unless doing so would reduce the carrying amount of the right-of-use asset to an amount less than zero. In that case, the amount of the adjustment that would result in a negative right-of-use asset balance is recorded as a loss in the statement of operations.

Discount Rate

To determine the present value of minimum future lease payments for operating leases at February 15, 2020, the Company was required to estimate a rate of interest that it would have to pay to borrow on a collateralized basis over a similar term an amount equal to the lease payments in a similar economic environment (the “incremental borrowing rate” or “IBR”).

The Company determined the appropriate IBR by identifying a reference rate and making adjustments that take into consideration financing options and certain lease-specific circumstances. For the reference rate, the Company used the 5 year ARM interest rate at the time of entering into the agreement and compared that rate to the Company’s weighted average cost of funding at the time of entering into the operating lease. The Company determined that 10.00% was an appropriate incremental borrowing rate to apply to its real-estate operating lease.

Right of use assets

Right of use assets included in the unaudited condensed consolidated Balance Sheet are as follows:

December 31, 2020
Non-current assets
Right of use assets, operating leases, net of amortization	$51,926

Total Lease Cost

Individual components of the total lease cost incurred by the Company is as follows:

Year ended December 31, 2020
Operating lease expense	$41,423

Maturity of Operating Leases

The amount of future minimum lease payments under operating leases are as follows:

Amount
Undiscounted minimum future lease payments
Total instalments due:
2021	47,340
2022	7,890
55,230
Imputed interest	(3,304)
Total operating lease liability	$51,926

Disclosed as:
Current portion	$44,134
Non-current portion	7,792
$51,926

INNOVATIVE PAYMENT SOLUTIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

7	LEASES (continued)

Maturity of Operating Leases (continued)

Other lease information:

Year ended December 31, 2020
Cash paid for amounts included in the measurement of lease liabilities
Operating cash flows from operating leases	$(41,423)
Remaining lease term – operating lease	14 months
Discount rate – operating lease	10.0%

8	FEDERAL RELIEF LOANS

Payroll Protection Program loan

On May 7, 2020, the Company received a Payroll Protection Program (“PPP”) loan through its bankers, Wells Fargo Bank, amounting to $60,292 earning interest at 1% per annum, maturing on May 5, 2022 and repayable in installments of $2,538 commencing on November 5, 2020. The Company may apply for the loan to be forgiven in whole or in part based on the loan being utilized for payroll costs, continuation of healthcare benefits, mortgage interest payments, rent, utility and interest payments on any other debt obligation. The Company anticipates that the loan will be forgivable and therefore no interest has been accrued on this loan.

Small Business Administration Disaster Relief loan

On July 7, 2020, the Company received a Small Business Economic Injury Disaster loan amounting to $150,000, bearing interest at 3.75% per annum and repayable in monthly installments of $731 commencing twelve months after inception with the balance of interest and principal repayable on July 7, 2050. The loan is secured by all tangible and intangible assets of the Company. The proceeds are to be used for working capital purposes to alleviate economic injury caused by the COVID-19 pandemic.

The company has accrued interest of $2,727 on this loan as of December 31, 2020.

9	LOANS PAYABLE

Loans payable consisted of the following:

Description	Interest Rate	Maturity	December 31, 2020	December 31, 2019
Stanislav Minaychenko	4.0%	September 16, 2020	$14,530	$23,930
Maxim Pukhoskiy	4.0%	June 16, 2020	8,041	17,683
Dieter Busenhart	10.0%	January 17, 2021	1,062	-
Alexander Motorin	4.0%	December 23, 2020	-	20,018
Total loans payable			$23,633	$61,631

Interest expense totaled $1,558 and $7,513 for the year ended December 31, 2020 and 2019, respectively.

Stanislav Minaychenko

On December 17, 2019, in terms of a settlement agreement entered into between the Company, Qpagos Corporation and Stanislav Minaychenko, the Company issued a promissory note to Mr. Minaychenko in settlement of $23,893 owing to him in terms of a service agreement dated September 1, 2015. The promissory note bears interest at 4% per annum, is unsecured and matures on June 16, 2020.

INNOVATIVE PAYMENT SOLUTIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

9	LOANS PAYABLE (continued)

Stanislav Minaychenko (continued)

During the year ended December 31, 2020, the Company repaid an aggregate principal amount of $10,000.

On July 1, 2020, the Company entered into an extension agreement with Stanislav Minaychenko, extending the maturity date to September 16, 2020. The note is currently in default as we were unable to pay the outstanding balance by September 16, 2020. The note has no default penalties and we anticipate repaying the note as soon as we have sufficient funds.

The balance of the promissory note, including interest thereon at December 31, 2020 was $14,530.

Subsequent to year end on February 22, 2021, the balance of the promissory note, including interest thereon was repaid.

Maxim Pukhoskiy

On December 17, 2019, in terms of a settlement agreement entered into between the Company, Qpagos Corporation and Maxim Pukhoskiy, the Company issued a promissory note to Mr. Pukhoskiy in settlement of $17,856 owing to him in terms of a service agreement dated May 1, 2015. The promissory note bears interest at 4% per annum, is unsecured and matures on June 16, 2020.

During the year ended December 31, 2020, the Company repaid an aggregate principal amount of $10,000. The note is currently in default as we were unable to pay the outstanding balance by June 16, 2020. The note has no default penalties and we anticipate repaying the note as soon as we have sufficient funds.

The balance of the promissory note, including interest thereon at December 31, 2020 was $8,041.

Subsequent to year end on February 22, 2021, the balance of the promissory note, including interest thereon was repaid.

Dieter Busenhart

On July 17, 2020, the Company issued a promissory note to Dieter Busenhart in the aggregate principal amount of $50,000 for net proceeds of $50,000, bearing interest at 10% per annum and maturing on January 17, 2021.

Between August 5, 2020 and September 16, 2020, the Company repaid $49,500 of the principal outstanding.

The balance of the promissory note, including interest thereon at December 31, 2020 was $1,062.

Alexander Motorin

On December 23, 2019, in terms of a debt purchase agreement entered into with Waketec OU, Mr. Motorin acquired $20,000 of the promissory note issued to Waketec OU by Qpagos Corporation. On December 23, 2019, the Company entered into a debt settlement agreement whereby the company agreed to the assignment of the debt owed to Mr. Motorin by Qpagos Corporation to the Company in exchange for a new promissory note in the principal amount of $20,000 issued by the Company. The promissory note is unsecured, bears interest at 4% per annum and matures on December 23, 2020.

On January 7, 2020, the Company entered into a debt exchange agreement whereby the aggregate principal sum of $20,000 plus accrued interest of $33 was exchanged for 1,001,644 shares of common stock at an issue price of $0.02 per share, realizing a loss on exchange of $20,033.

INNOVATIVE PAYMENT SOLUTIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

10	CONVERTIBLE NOTES PAYABLE

Convertible notes payable consists of the following:

Description	Interest rate	Maturity Date	Principal	Accrued interest	Unamortized debt discount	December 31, 2020 Balance, net	December 31, 2019 Balance, net
Power Up Lending Group	12%	November 12, 2020	-	-	-	-	11,643
	12%	December 23, 2020	-	-	-	-	1,543
	12%	January 22, 2021	-	-	-	-	-
	12%	July 13, 2021	63,000	3,542	(33,485)	33,057	-

GS Capital Partners, LLC	8%	August 14, 2019	-	-	-	-	27,557
	8%	August 14, 2019	-	-	-	-	174,789
	8%	February 4, 2020	-	-	-	-	49,243

Crown Bridge Partners, LLC	8%	August 31, 2019	-	-	-	-	30,803
	8%	October 16, 2019	-	-	-	-	30,387

Odyssey Funding LLC	10%	November 15, 2020	-	-	-	-	27,658
	10%	January 13, 2021	-	-	-	-	-

Black Ice Advisors, LLC	10%	November 25, 2020	-	-	-	-	5,739

Adar Alef, LLC	10%	February 5, 2021	-	-	-	-	-

LG Capital Funding LLC	10%	February 24, 2021	-	-	-	-	-

Cavalry Fund I LP	10%	June 30, 2021	300,000	15,041	(157,892)	157,149	-
	10%	July 31, 2021	300,000	12,750	(95,502)	217,248	-
	10%	September 24, 2021	114,000	3,061	(83,392)	33,669	-
	10%	August 5, 2021	100,000	4,055	(40,502)	63,553	-

Mercer Street Global Opportunity Fund, LLC	10%	August 3, 2021	400,000	16,438	(127,543)	288,895	-

Pinz Capital Special Opportunities Fund LP	-	-	-	-	-	-	-

Iroquois Master Fund Ltd.	10%	September 16, 2021	228,000	6,621	(161,786)	72,835	-

Mark Geist	10%	October 20, 2021	28,600	564	(22,958)	6,206	-

Bellridge Capital LP.	10%	November 25, 2021	286,000	2,821	(257,792)	31,029	-

Total convertible notes payable			$1,819,600	$64,893	$(980,852)	$903,641	$359,362

INNOVATIVE PAYMENT SOLUTIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

10	CONVERTIBLE NOTES PAYABLE (continued)

Interest expense, including penalty interest totaled $366,964 and $188,159 for the years ended December 31, 2020 and 2019, respectively.

Amortization of debt discount totaled $1,065,879 and $1,349,071 for the years ended December 31, 2020 and 2019, respectively.

The convertible notes have variable conversion prices based on a discount to market price of trading activity over a specified period of time. The variable conversion features were valued using a Black Scholes valuation model. The difference between the fair market value of the common stock and the calculated conversion price on the issuance date was recorded as a debt discount with a corresponding credit to derivative financial liability.

The total value of the beneficial conversion feature recorded as a debt discount during the years ended December 31, 2020 and 2019 was $1,406,369 and $882,448, respectively.

Power Up Lending Group Ltd

●

On November 21, 2019, the Company issued a Convertible Promissory Note in the aggregate principal amount of $93,000 to Power up Lending Group Ltd. The note has a maturity date of November 12, 2020 and a coupon of 12% per annum. The Company may prepay the note with prepayment penalties ranging from 115% to 135%. The outstanding principal amount of the note is convertible after 180 days, at the election of the holder into shares of the Company’s common stock at a conversion price equal to 61% of the lowest three trading prices during the previous fifteen trading days.

Between June 16, 2020 and June 22, 2020, the Company received notices of conversion from Power Up Lending Group converting $39,000 of principal into 3,360,149 shares of common stock at an average conversion price of $0.0116. The Company incurred a loss on conversion of $41,096.

Between July 8, 2020 and July 20, 2020, the Company repaid the remaining principal and interest outstanding of $59,580, thereby extinguishing the note.

●

On December 23, 2019, the Company issued a Convertible Promissory Note in the aggregate principal amount of $63,000 to Power up Lending Group Ltd. The note has a maturity date of December 23, 2020 and a coupon of 12% per annum. The Company may prepay the note with prepayment penalties ranging from 115% to 135%. The outstanding principal amount of the note is convertible after 180 days, at the election of the holder into shares of the Company’s common stock at a conversion price equal to 61% of the lowest three trading prices during the previous fifteen trading days.

On July 8, 2020, the Company repaid the remaining principal and interest on the note, including penalty interest thereon of $90,447, thereby extinguishing the note.

●

On January 22, 2020, the Company issued a Convertible Promissory Note in the aggregate principal amount of $43,000 to Power Up Lending Group Ltd. The note has a maturity date of January 22, 2021 and a coupon of 12% per annum. The Company may prepay the note with prepayment penalties ranging from 115% to 135%. The outstanding principal amount of the note is convertible after 180 days, at the election of the holder into shares of the Company’s common stock at a conversion price equal to 61% of the lowest trading price during the previous fifteen trading days.

On July 15, 2020, the Company repaid the remaining principal and interest on the note, including penalty interest thereon of $63,294, thereby extinguishing the note.

●

On July 13, 2020, the Company issued a Convertible Promissory Note in the aggregate principal amount of $63,000 to Power Up Lending Group Ltd for net proceeds of $60,000 after certain expenses. The note has a maturity date of July 13, 2021 and a coupon of 12% per annum. The Company may prepay the note with prepayment penalties ranging from 115% to 135%. The outstanding principal amount of the note is convertible after 180 days, at the election of the holder into shares of the Company’s common stock at a conversion price equal to 61% of the lowest trading price during the previous fifteen trading days.

The balance of the note plus accrued interest at December 31, 2020 was $33,057, after unamortized debt discount of $33,485.

INNOVATIVE PAYMENT SOLUTIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

10	CONVERTIBLE NOTES PAYABLE (continued)

GS Capital Partners, LLC

●

On August 14, 2018, the Company issued a Convertible Promissory Note in the aggregate principal amount of $150,000 to GS Capital Partners, LLC. The note had a maturity date of August 14, 2019 and a coupon of 8% per annum. The Company had the right to prepay the note up to 180 days, provided it made a pre-payment penalty as specified in the note. The outstanding principal amount of the note was convertible at any time after the six-month anniversary of the note, at the election of the holder into shares of the Company’s common stock at a conversion price equal to 62% of lowest trading bid prices during the previous ten (10) trading days, including the date the notice of conversion is received.

Between August 12, 2019 and September 11, 2019, the Company received notices of conversion from GS Capital Partners converting $50,000 of principal and $3,945 of interest into 1,743,227 shares of common stock at an average conversion price of $0.031 per share. The Company incurred a loss on conversion of $56,315.

As of August 14, 2019, the note was in default and accrued interest at the default interest rate of 24% per annum.

On December 30, 2019, the Company repaid the principal sum of $90,000 on the convertible note.

On January 28, 2020, in terms of a conversion notice received, the remaining principal balance of $10,000 plus accrued interest thereon of $17,741 was converted into 1,132,764 shares of common stock at a conversion price of $0.02449, thereby extinguishing the note.

●

On September 11, 2018, the Company issued a Convertible Promissory Note in the aggregate principal amount of $150,000 to GS Capital Partners, LLC. The note has a maturity date of August 14, 2019 and a coupon of 8% per annum. The note could not be prepaid. The outstanding principal amount of the note was convertible at any time after the six month anniversary of the note, at the election of the holder into shares of the Company’s common stock at a conversion price equal to 62% of lowest trading bid prices during the previous ten (10) trading days, including the date the notice of conversion is received.

As of August 14, 2019 the note was in default and accrued interest at the default interest rate of 24% per annum.

On July 20, 2020, in terms of a conversion notice received from GS Capital Partners, converting an aggregate principal amount of $35,000 and interest thereon of $10,418 at a conversion price of $0.0083 per share into 5,466,723 shares of common stock.

On August 10, 2020, the Company repaid the remaining principal and interest on the note, including penalty interest thereon of $150,704, thereby extinguishing the note.

●

On February 4, 2019, the Company issued a Convertible Promissory Note in the aggregate principal amount of $96,000 to GS Capital Partners LLC. The note had a maturity date of February 4, 2020 and a coupon of 8% per annum. The Company could not prepay the note. The outstanding principal amount of the note was convertible after 180 days, at the election of the holder into shares of the Company’s common stock at a conversion price equal to 62% of the lowest three trading prices during the previous ten (10) trading days.

On December 19, 2019, the Company repaid the principal sum of $48,000 on the convertible note. On January 14, 2020, the Company repaid the principal sum of $48,000 and accrued interest and penalty interest of $33,030, thereby extinguishing the note.

INNOVATIVE PAYMENT SOLUTIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

10	CONVERTIBLE NOTES PAYABLE (continued)

Crown Bridge Partners

●

On August 31, 2018, the Company issued a Convertible Promissory Note in the aggregate principal amount of $27,500 to Crown Bridge Partners. The note had a maturity date of August 31, 2019 and a coupon of 8% per annum. The Company had the right to prepay the note for the first 180 days, subject to a penalty ranging from 10% to 35% of the prepayment, dependent upon the timing of the prepayment. The outstanding principal amount of the note was convertible at any time and from time to time at the election of the holder into shares of the Company’s common stock at a conversion price equal to 60% of the lowest trading price during the previous ten (10) trading days.

As of August 31, 2019 the note was in default and interest accrued at the default interest rate of 12% per annum and the note holder may require the Company to pay a penalty of 50% of the value of the note outstanding, including default interest.

On March 11, 2020, the Company received a conversion notice from Crown Bridge Partners, converting an aggregate principal amount of $7,586 and fees thereon of $500, at a conversion price of $0.01444 into 560,000 shares of common stock.

On August 31, 2020, the Company repaid the remaining principal and interest on the note of $24,032, thereby extinguishing the note.

●

On October 16, 2018, the Company issued a Convertible Promissory Note in the aggregate principal amount of $27,500 to Crown Bridge Partners. The note has a maturity date of October 16, 2019 and a coupon of 8% per annum. The Company may not prepay the note. The outstanding principal amount of the note is convertible after 180 days, at the election of the holder into shares of the Company’s common stock at a conversion price equal to 60% of the lowest trading price during the previous fifteen (15) trading days.

As of October 31, 2019 the note was in default and accrued interest at the default interest rate of 12% per annum and the note holder may require the Company to pay a penalty of 50% of the value of the note outstanding, including default interest.

On August 31, 2020, the Company repaid the remaining principal and interest on the note of $31,587, thereby extinguishing the note.

On December 10, 2020, The Company issued Crown Bridge 1,500,000 shares to settle a dispute relating to the repayment of the convertible note and the conversion rights relating to that note.

Odyssey Funding, LLC

●

On November 15, 2019, the Company issued a Convertible Promissory Note in the aggregate principal amount of $200,000 to Odyssey Funding, LLC. The note has a maturity date of November 15, 2020 and a coupon of 10% per annum. The Company had the right to prepay the note with prepayment penalties ranging from 120% to 145%. The outstanding principal amount of the note was convertible after 180 days, at the election of the holder into shares of the Company’s common stock at a conversion price equal to 58% of the lowest trading price during the previous fifteen trading days.

On August 3, 2020, the Company repaid the principal and interest on the note, including penalty interest thereon of $207,421, thereby extinguishing the note.

●

On January 13, 2020, the Company issued a Convertible Promissory Note in the aggregate principal amount of $100,000 to Odyssey Funding, LLC. The note had a maturity date of January 13, 2021 and a coupon of 10% per annum. The Company had the right to prepay the note with prepayment penalties ranging from 120% to 145%. The outstanding principal amount of the note was convertible after 180 days, at the election of the holder into shares of the Company’s common stock at a conversion price equal to 58% of the lowest trading price during the previous fifteen trading days.

On July 17, 2020, the Company repaid the principal and interest on the note, including penalty interest thereon of $152,349, thereby extinguishing the note.

INNOVATIVE PAYMENT SOLUTIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

10	CONVERTIBLE NOTES PAYABLE (continued)

Black Ice Advisors, LLC

On November 25, 2019, the Company issued a Convertible Promissory Note in the aggregate principal amount of $52,500 to Black Ice Advisors, LLC. The note had a maturity date of November 25, 2020 and a coupon of 10% per annum. The Company had the right to prepay the note with prepayment penalties ranging from 120% to 145%. The outstanding principal amount of the note was convertible after 180 days, at the election of the holder into shares of the Company’s common stock at a conversion price equal to 58% of the lowest trading price during the previous fifteen trading days.

Between May 27, 2020 and June 8, 2020, the Company received notices of conversion from Black Ice Advisors, LLC converting $37,000 of principal into 1,970,588 shares of common stock at an average conversion price of $0.0188. The Company incurred a loss on conversion of $38,371.

On July 9, 2020, the Company repaid the remaining principal and interest on the note, including penalty interest thereon of $25,975, thereby extinguishing the note.

Adar Alef, LLC

On February 5, 2020, the Company issued a Convertible Promissory Note in the aggregate principal amount of $105,000 to Adar Alef, LLC. The note had a maturity date of February 5, 2021 and a coupon of 10% per annum. The Company had the right to prepay the note with prepayment penalties ranging from 120% to 145%. The outstanding principal amount of the note was convertible after 180 days, at the election of the holder into shares of the Company’s common stock at a conversion price equal to 58% of the lowest trading price during the previous fifteen trading days.

On August 5, 2020, the Company repaid principal and interest on the note, including penalty interest thereon of $78,765.

On September 9, 2020, in terms of a conversion notice received, Adar Alef, LLC converted $55,563 of principal and interest into 5,556,250 shares of common stock, thereby extinguishing the note.

LG Capital Funding, LLC

On February 24, 2020, the Company issued a Convertible Promissory Note in the aggregate principal amount of $78,750 to LG Capital Funding LLC. The note has a maturity date of February 24, 2021 and a coupon of 10% per annum. The Company had the right to prepay the note with prepayment penalties ranging from 120% to 145%. The outstanding principal amount of the note was convertible after 180 days, at the election of the holder into shares of the Company’s common stock at a conversion price equal to 58% of the lowest trading price during the previous fifteen trading days.

On August 25, 2020, the Company repaid the principal and interest on the note, including penalty interest thereon of $119,819, thereby extinguishing the note.

Cavalry Fund LLP

●

On July 1, 2020, the Company closed a transaction with Cavalry Fund I LP (“Cavalry”), pursuant to which the Company received net proceeds of $246,600, after certain expenses in exchange for the issuance of a $300,000 Senior Secured Convertible Note (“Initial Note”), with an original issue discount of 12.5% or $37,500, bearing interest at 10% per annum and maturing on June 30, 2021. The initial Note is convertible into shares of common stock at an initial conversion price of $0.035 per share. In addition, the Company issued a warrant exercisable over 8,571,428 shares of common stock at an initial exercise price of $.0.05 per share.

The Initial Note may be prepaid at any time for the first 90 days at face value plus accrued interest. From day 91 through day 180, the Initial Note may be prepaid in an amount equal to 115% of the principal amount plus accrued interest. From day 181 through day 365, it may be prepaid in an amount equal to 125% of the principal amount plus accrued interest. The Initial Note contains certain covenants, such as restrictions on: (i) distributions on capital stock, (ii) stock repurchases, and (iii) sales and the transfer of assets.

The balance of the Initial Note plus accrued interest at December 31, 2020 was $157,149, after unamortized debt discount of $157,892.

INNOVATIVE PAYMENT SOLUTIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

10	CONVERTIBLE NOTES PAYABLE (continued)

Cavalry Fund LLP (continued)

●

Cavalry had agreed to purchase an additional $300,000 Senior Secured Convertible Note (the “Second Note”); from the Company upon the same terms as the Initial Note, within three trading days of a registration statement registering the shares of the Company’s common stock issuable under the Notes and upon exercise of the Warrants being declared effective by the SEC. On July 28, 2020 the registration statement was declared effective and on July 31, 2020, the Company received the additional net proceeds of $262,500. In addition, the Company issued a warrant exercisable over 8,571,429 shares of common stock at an initial exercise price of $0.05 per share.

The Second Note may be prepaid at any time for the first 90 days at face value plus accrued interest. From day 91 through day 180, the Second Note may be prepaid in an amount equal to 115% of the principal amount plus accrued interest. From day 181 through day 365, it may be prepaid in an amount equal to 125% of the principal amount plus accrued interest. The Second Note contains certain covenants, such as restrictions on: (i) distributions on capital stock, (ii) stock repurchases, and (iii) sales and the transfer of assets.

The balance of the Second Note plus accrued interest at December 31, 2020 was $217,248, after unamortized debt discount of $95,502.

●

On September 24, 2020, the Company closed a transaction with Cavalry pursuant to which the Company received net proceeds of $99,750, after certain expenses in exchange for the issuance of a $114,000 Senior Secured Convertible Note (the “Third Note”), with an original issue discount of $14,000, bearing interest at 10% per annum and maturing on September 24, 2021, the Third Note is convertible into shares of common stock at an initial conversion price of $0.035 per share, in addition, the Company issued a warrant exercisable over 3,257,143 shares of common stock at an initial exercise price of $0.05 per share.

The Third Note may be prepaid at any time for the first 90 days at face value plus accrued interest. From day 91 through day 180, the Third Note may be prepaid in an amount equal to 115% of the principal amount plus accrued interest. From day 181 through day 365, it may be prepaid in an amount equal to 125% of the principal amount plus accrued interest. The Third Note contains certain covenants, such as restrictions on: (i) distributions on capital stock, (ii) stock repurchases, and (iii) sales and the transfer of assets.

The balance of the Third Note plus accrued interest at December 31, 2020 was $33,669, after unamortized debt discount of $83,392.

●

On October 20, 2020, Cavalry entered into an Assignment and Transfer agreement whereby the Senior Secured Convertible Note with a face value of $100,000, bearing interest at 10% per annum and maturing on August 5, 2021, together with the warrant exercisable over 2,857,143 shares of common stock at an initial exercise price of $0.05 per share, was acquired by Cavalry. The Note is convertible into shares of common stock at an initial conversion price of $0.035 per share.

The note may be prepaid at any time for the first 90 days at face value plus accrued interest. From day 91 through day 180, the note may be prepaid in an amount equal to 115% of the principal amount plus accrued interest. From day 181 through day 365, it may be prepaid in an amount equal to 125% of the principal amount plus accrued interest. The note contains certain covenants, such as restrictions on: (i) distributions on capital stock, (ii) stock repurchases, and (iii) sales and the transfer of assets.

The balance of the note plus accrued interest at December 31, 2020 was $63,553, after unamortized debt discount of $40,502.

In connection with the Securities Purchase Agreement entered into for the issuance of the initial Note and the Second Note, the Company entered into a Registration Rights Agreement, dated June 30, 2020 with Cavalry pursuant to which it was obligated to file a registration statement with the SEC within sixty (60) days after the date of the agreement to register the resale by the Investor of the Conversion Shares and Warrant Shares, and use all commercially reasonable efforts to have the registration statement declared effective by the SEC within seventy five (75) days after the registration statement is filed.

The Company has pledged substantially all of its assets as security for amounts due under the Initial Note, Second Note and Third Note, upon the terms and subject to the conditions set forth in a Security Agreement, dated June 30, 2020, between the Company and Cavalry.

INNOVATIVE PAYMENT SOLUTIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

10	CONVERTIBLE NOTES PAYABLE (continued)

Mercer Street Global opportunity Fund, LLC

On August 3, 2020, the Company closed a transaction with Mercer Street Global Opportunity Fund, LLC, (“Mercer”), pursuant to which the Company received net proceeds of $350,000, after an original issue discount of $50,000 in exchange for the issuance of a $400,000 Senior Secured Convertible Note, bearing interest at 10% per annum and maturing on August 3, 2021, the note is convertible into shares of common stock at an initial conversion price of 0.035 per share, in addition, the Company issued a warrant exercisable over 11,428,571 shares of common stock at an initial exercise price of $0.05 per share.

The note may be prepaid at any time for the first 90 days at face value plus accrued interest. From day 91 through day 180, the note may be prepaid in an amount equal to 115% of the principal amount plus accrued interest. From day 181 through day 365, it may be prepaid in an amount equal to 125% of the principal amount plus accrued interest. The note contains certain covenants, such as restrictions on: (i) distributions on capital stock, (ii) stock repurchases, and (iii) sales and the transfer of assets.

The balance of the note plus accrued interest at December 31, 2020 was $288,895, after unamortized debt discount of $127,543.

Pinz Capital Special Opportunities Fund, LP

On August 5, 2020, the Company closed a transaction with Pinz Capital Special Opportunities Fund, LP (“Pinz”), pursuant to which the Company received net proceeds of $87,500, after an original issue discount of $12,500 in exchange for the issuance of a $100,000 Senior Secured Convertible Note, bearing interest at 10% per annum and maturing on August 5, 2021, the note is convertible into shares of common stock at an initial conversion price of 0.035 per share, in addition, the Company issued a warrant exercisable over 2,857,143 shares of common stock at an initial exercise price of $0.05 per share.

The note may be prepaid at any time for the first 90 days at face value plus accrued interest. From day 91 through day 180, the note may be prepaid in an amount equal to 115% of the principal amount plus accrued interest. From day 181 through day 365, it may be prepaid in an amount equal to 125% of the principal amount plus accrued interest. The note contains certain covenants, such as restrictions on: (i) distributions on capital stock, (ii) stock repurchases, and (iii) sales and the transfer of assets.

On October 20, 2020, Pinz entered into an assignment and transfer agreement with Cavalry, whereby the convertible note and the warrants issued in conjunction with this convertible note were assigned to Cavalry.

Iroquois Master Fund Ltd.

On September 16, 2020, the Company closed a transaction with Iroquois Master Fund Ltd., pursuant to which the Company received net proceeds of $199,500, after an original issue discount of $28,500 in exchange for the issuance of a $228,000 Senior Secured Convertible Note, bearing interest at 10% per annum and maturing on September 16, 2021. The note is convertible into shares of common stock at an initial conversion price of 0.035 per share. In addition, the Company issued a warrant exercisable over 6,514,286 shares of common stock at an initial exercise price of $0.05 per share.

The note may be prepaid at any time for the first 90 days at face value plus accrued interest. From day 91 through day 180, the note may be prepaid in an amount equal to 115% of the principal amount plus accrued interest. From day 181 through day 365, it may be prepaid in an amount equal to 125% of the principal amount plus accrued interest. The note contains certain covenants, such as restrictions on: (i) distributions on capital stock, (ii) stock repurchases, and (iii) sales and the transfer of assets.

The balance of the note plus accrued interest at December 31, 2020 was $72,835, after unamortized debt discount of $161,786.

Mark Geist

On October 20, 2020, the Company closed a transaction with Mark Geist., pursuant to which the Company received net proceeds of $25,025 after an original issue discount of $3,575 in exchange for the issuance of a $28,600 Senior Secured Convertible Note, bearing interest at 10% per annum and maturing on October 20, 2021. The note is convertible into shares of common stock at an initial conversion price of 0.035 per share. In addition, the Company issued a warrant exercisable over 817,143 shares of common stock at an initial exercise price of $0.05 per share.

INNOVATIVE PAYMENT SOLUTIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

10	CONVERTIBLE NOTES PAYABLE (continued)

Mark Geist (continued)

The note may be prepaid at any time for the first 90 days at face value plus accrued interest. From day 91 through day 180, the note may be prepaid in an amount equal to 115% of the principal amount plus accrued interest. From day 181 through day 365, it may be prepaid in an amount equal to 125% of the principal amount plus accrued interest. The note contains certain covenants, such as restrictions on: (i) distributions on capital stock, (ii) stock repurchases, and (iii) sales and the transfer of assets.

The balance of the note plus accrued interest at December 31, 2020 was $6,206, after unamortized debt discount of $22,958.

Bellridge Capital LP.

On November 25, 2020, the Company closed a transaction with Bellridge Capital LP., pursuant to which the Company received net proceeds of $250,250 after an original issue discount of $35,750 in exchange for the issuance of a $286,000 Senior Secured Convertible Note, bearing interest at 10% per annum and maturing on November 25, 2021, the note is convertible into shares of common stock at an initial conversion price of 0.035 per share, in addition, the Company issued a warrant exercisable over 8171,429 shares of common stock at an initial exercise price of $0.05 per share.

The note may be prepaid at any time for the first 90 days at face value plus accrued interest. From day 91 through day 180, the note may be prepaid in an amount equal to 115% of the principal amount plus accrued interest. From day 181 through day 365, it may be prepaid in an amount equal to 125% of the principal amount plus accrued interest. The note contains certain covenants, such as restrictions on: (i) distributions on capital stock, (ii) stock repurchases, and (iii) sales and the transfer of assets.

The balance of the note plus accrued interest at December 31, 2020 was $31,029, after unamortized debt discount of $257,792.

11	DERIVATIVE LIABILITY

Certain of the short-term convertible notes disclosed in note 10 above and certain warrants disclosed in note 12 below, have variable priced conversion rights with no fixed floor price and will re-price dependent on the share price performance over varying periods of time and certain notes and warrants have fundamental transaction clauses which might result in cash settlement, due to these factors, all convertible notes and any warrants attached thereto are valued and give rise to a derivative financial liability, which was initially valued at inception of the convertible notes using a Black-Scholes valuation model.

During the year ended December 31, 2020, an additional $1,406,369 was raised as a derivative liability on variably priced convertible notes.

The value of this derivative financial liability was re-assessed at December 31, 2020, and $654,471 was charged to the statement of operations and comprehensive loss, respectively. The value of the derivative liability will be re-assessed at each financial reporting period, with any movement thereon recorded in the statement of operations in the period in which it is incurred.

The following assumptions were used in the Black-Scholes valuation model:

	Year ended December 31, 2020	Year ended December 31, 2019
Conversion price	$0.015 to 2.00	$0.02 to 2.00
Risk free interest rate	0.09 to 1.53%	1.53 to 2.59%
Expected life of derivative liability	1 to 12 months	1 to 12 months
Expected volatility of underlying stock	171.7 to 222.6%	148.5 to 224.3%
Expected dividend rate	0%	0%

INNOVATIVE PAYMENT SOLUTIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

11	DERIVATIVE LIABILITY (continued)

The movement in derivative liability is as follows:

	December 31, 2020	December 31, 2019
Opening balance	$905,576	$1,833,672
Derivative financial liability arising from convertible note	1,406,369	1,053,842
Fair value adjustment to derivative liability	654,471	(1,981,938)
	$2,966,416	$905,576

Certain of the short-term convertible notes disclosed in note 10 above and note 14 below, have variable priced conversion rights with no fixed floor price and will re-price dependent on the share price performance over varying periods of time. Due to the variable priced conversion rights, all convertible notes and any warrants attached thereto, issued subsequent to the variable priced conversion notes are valued and give rise to a derivative financial liability, which was initially valued at inception of the convertible notes using a Black-Scholes valuation model. The value of this derivative financial liability was re-assessed at December 31, 2020 and 2019, and $654,471 was charged to the statement of operations and comprehensive loss and $1,981,938 was credited to the statement of operations and comprehensive loss, respectively. The value of the derivative liability will be re-assessed at each financial reporting period, with any movement thereon recorded in the statement of operations in the period in which it is incurred.

12	STOCKHOLDERS’ EQUITY

a.	Common Stock

The Company has authorized 500,000,000 common shares with a par value of $0.0001 each. The Company has issued and outstanding 193,637,747 and 128,902,124 shares of common stock as of December 31, 2020 and 2019, respectively, after giving effect to a 10 for 1 reverse stock split. The Company retroactively adjusted all share amounts and per share amounts in these financial statements to give effect to the reverse stock split.

On November 1, 2019, the Company filed a Certificate of Change with the Secretary of State of the State of Nevada to effect a reverse split of Company’s common stock at a ratio of 1-for-10 (the “Reverse Stock Split”), effective on November 1, 2019. As a result of the Reverse Stock Split, each ten (10) pre-split shares of common stock outstanding was automatically combined into one (1) new share of common stock without any further action on the part of the holders, and the number of outstanding shares common stock was reduced from 320,477,867 shares to 32,047,886 shares, after taking into account rounding up for fractional shares.

The following common shares were issued by the Company during the year ended December 31, 2020.

●	In terms of debt conversion notices received between January 28, 2020 and September 9, 2020, the Company issued an aggregate of 35,002,245 shares of common stock for the conversion of $335,948 of convertible debt, realizing a loss on conversion of $433,610 and in terms of debt exchange agreements entered into on January 7, 2020, the Company issued an aggregate of 2,504,110 shares of common stock, in settlement of $50,082 of loans payable, resulting in a net loss on exchange of $50,082.

●	In terms of subscription agreements entered into with investors on February 20, 2020 and March 16, 2020, the Company issued 1,400,000 shares of common stock for gross proceeds of $33,000.

●	In terms of an agreement entered into with a supplier, the Company issued 535,714 shares of common stock valued at $30,000 on grant date, as partial compensation for services provided.

●	In terms of an employment agreement entered into with the Company’s Chief Operating Officer, the Company issued 1,298,554 shares of common stock valued at $39,000.

●	The Company granted a director 2,000,000 shares of common stock for services to be rendered as a director of the Company, these shares were valued at grant date at $88,000.

●	The Company granted a previous convertible note holder 1,500,000 shares valued at $45,000 in settlement of a contractual dispute.

INNOVATIVE PAYMENT SOLUTIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

12	STOCKHOLDERS’ EQUITY (continued)

b.	Restricted stock awards

The following restricted stock awards were made during the year ended December 31, 2020.

(a)	An aggregate of 5,123,750 shares of restricted common stock were issued to our Chief Executive Officer in terms of an employment agreement entered into with him. These shares are restricted and were fully vested on January 1, 2020. These restricted shares were valued at $251,064 or $0.049 per share, the market price of the Company’s common stock on grant date.

(b)	An aggregate of 15,371,250 shares of restricted common stock were issued to our Chief Executive Officer in terms of an employment agreement entered into with him. These restricted shares of common stock, granted on June 24, 2020, are subject to forfeiture restrictions and which forfeiture restriction lapses 33%, 33% and 34% on the first, second and third anniversary of the June 24, 2020 date of grant, These restricted shares were valued at $753,191 or $0.049 per share, the market price of the Company’s common stock on grant date.

The restricted stock granted and exercisable at December 31, 2020 is as follows:

	Restricted Stock Granted		Restricted Stock Vested
Grant date Price	Number Granted	Weighted Average Fair Value per Share	Number Vested	Weighted Average Fair Value per Share
$0.049	20,495,000	$0.049	5,123,750	$0.049

The Company has recorded an expense of $502,128 for the year ended December 31, 2020 relating to the restricted stock awards.

c.	Preferred Stock

The Company has authorized 25,000,000 shares of preferred stock with a par value of $0.0001 authorized, no preferred stock is issued and outstanding as of December 31, 2020 and December 31, 2019.

d.	Warrants

In connection with the subscription agreement entered into with an investor, a three year warrant exercisable for 1,000,000 shares of common stock was granted to the investor, together with 1,000,000 shares of common stock for subscription proceeds of $25,000.

In terms of the Senior Secured convertible notes entered into with various noteholders as described in note 10 above, the Company issued five year warrants exercisable for a total of 51,188,572 shares of common stock at an initial exercise price of $0.05 per share. The warrants have a cashless exercise option and an exercise limitation based on a certain beneficial ownership percentage of 4.99% which may be adjusted to 9.99%. The Company has a mandatory exercise right if the closing price of the common stock trades above $0.15 per share for ten consecutive days and trading volume is at least 250,000. The exercise price of the warrant is adjustable under the following conditions; i) subsequent equity sales are at a price below the exercise price of the warrant; ii) the Company issues options with an exercise price lower than the exercise price of the warrants; iii) issues convertible securities which are convertible into common stock at a price lower than the warrant exercise price; and iv) the option exercise price or rate of conversion for convertible securities results in a lower exercise price than the exercise price of the warrants.

As long as the senior secured convertible debt which resulted in these warrant being issued, is still outstanding, the warrants will have a full rachet increase right upon a change in the exercise price of the warrant as described above. The increase in warrants will be determined by multiplying the exercise price of the warrant immediately before a change in exercise price has occurred by the number of warrants outstanding, and dividing the product obtained by the revised exercise price.

The warrant holders also have the option to acquire subsequent rights offering rights, under certain circumstances and is entitled to pro-rata distributions made by the Company in assets or securities other than common stock.

INNOVATIVE PAYMENT SOLUTIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

12	STOCKHOLDERS’ EQUITY (continued)

d.	Warrants (continued)

The warrants include a fundamental transaction clause which will give the warrant holder the right on an as converted basis to the proceeds which common shareholders would be entitled to as a result of a fundamental transaction. Notwithstanding the aforementioned rights, provided the warrants are not registered under an effective registration statement, the holder of the warrant has the right to receive cash equal to the Black-Scholes value of the unexercised portion of the warrant in accordance with the terms of the warrant agreement.

The fair value of the warrants issued were determined by using a Black Scholes valuation model using the following assumptions:

Year ended December 31, 2020
Conversion price	$0.05
Risk free interest rate	0.21% to 0.36%
Expected life of	4.5 to 5.0 years
Expected volatility of underlying stock	212.9 to 215.1%
Expected dividend rate	0%

A summary of warrant activity during the period January 1, 2019 to December 31, 2020 is as follows:

	Shares Underlying Warrants*	Exercise price per share	Weighted average exercise price
Outstanding January 1, 2019	852,775	$2.00 to 6.25	$5.10
Granted	-	-	-
Forfeited/Cancelled	-	-	-
Exercised	-	-	-
Outstanding December 31, 2019	852,775	$2.00 to 6.25	$5.10
Granted	51,188,572	0.05	0.05
Forfeited/Cancelled	(852,775)	2.00 to 6.25	5.10
Exercised	-	-	-
Outstanding December 31, 2020	51,188,572	$0.05	$0.05

The warrants outstanding and exercisable at December 31, 2020 are as follows:

	Warrants Outstanding			Warrants Exercisable
Exercise Price*	Number Outstanding	Weighted Average Remaining Contractual life in years	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price	Weighted Average Remaining Contractual life in years
$0.05	51,188,572	4.61		51,188,572	0.05	4.61

The warrants outstanding have an intrinsic value of $0 and $0 as of December 31, 2020 and 2019, respectively.

INNOVATIVE PAYMENT SOLUTIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

12	STOCKHOLDERS’ EQUITY (continued)

e.	Stock options

On June 18, 2018, the Company established its 2018 Stock Incentive Plan (the “Plan”). The purpose of the Plan is to promote the interests of the Company and the stockholders of the Company by providing directors, officers, employees and consultants of the Company with appropriate incentives and rewards to encourage them to enter into and continue in the employ or service of the Company, to acquire a proprietary interest in the long-term success of the Company and to reward the performance of individuals in fulfilling long-term corporate objectives. The Plan terminates after a period of ten years in June 2028.

The Plan is administered by the Board of Directors or a Committee appointed by the Board of Directors who have the authority to administer the Plan and to exercise all the powers and authorities specifically granted to it under the Plan.

The maximum number of securities available under the Plan is 800,000 shares of common stock. The maximum number of shares of common stock awarded to any individual during any fiscal year may not exceed 100,000 shares of common stock.

No options were granted for the year ended December 31, 2020.

A summary of option activity during the period January 1, 2019 to December 31, 2020 is as follows:

	Shares Underlying options	Exercise price per share	Weighted average exercise price
Outstanding January 1, 2019	200,000	$0,40	$0,40
Granted	-	-	-
Forfeited/Cancelled	(100,000)	-	-
Exercised	-	-	-
Outstanding December 31, 2019	100,000	0.40	0.40
Granted	-	-	-
Forfeited/Cancelled	-	-	-
Exercised	-	-	-
Outstanding December 31, 2020	100,000	$0.40	$0.40

The options outstanding and exercisable at December 31, 2020 are as follows:

	Options Outstanding			Options Exercisable
Exercise Price*	Number Outstanding*	Weighted Average Remaining Contractual life in years	Weighted Average Exercise Price*	Number Exercisable	Weighted Average Exercise Price*	Weighted Average Remaining Contractual life in years
0.40	100,000	8.00	$0.40	100,000	$0.4	8.00

The options outstanding have an intrinsic value of $0 and $0 as of December 31, 2020 and 2019, respectively.

INNOVATIVE PAYMENT SOLUTIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

13	INCOME TAXES

The Company’s primary operations are based in the US and currently enacted tax laws in the US are used in the calculation of income taxes.

Federal Income Tax - United States

On December 22, 2017, the Tax Cuts and Jobs Act (the TCJA), which significantly modified U.S. corporate income tax law, was signed into law by President Trump. The TCJA contains significant changes to corporate income taxation, including but not limited to the reduction of the corporate income tax rate from a top marginal rate of 35% to a flat rate of 21%, limitation of the tax deduction for interest expense to 30% of earnings (except for certain small businesses), limitation of the deduction for net operating losses to 80% of current year taxable income and generally eliminating net operating loss carrybacks, allowing net operating losses to carryforward without expiration, one-time taxation of offshore earnings at reduced rates regardless of whether they are repatriated, elimination of U.S. tax on foreign earnings (subject to certain important exceptions), immediate deductions for certain new investments instead of deductions for depreciation expense over time, and modifying or repealing many business deductions and credits (including changes to the orphan drug tax credit and changes to the deductibility of research and experimental expenditures that will be effective in the future). Notwithstanding the reduction in the corporate income tax rate, the overall impact of the new federal tax law is uncertain, including to what extent various states will conform to the newly enacted federal tax law.

Income taxes are computed using the asset and liability method. Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws. A full valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized. It is the Company’s policy to classify interest and penalties on income taxes as interest expense or penalties expense. As of December 31, 2020 and 2019, there have been no interest or penalties incurred on income taxes.

In the prior year, the Company’s primary operations were based in Mexico and enacted tax laws in Mexico were used in the calculation of income taxes, the holding company was based in the US and enacted US tax laws were used in the calculation of income taxes.

Federal Corporate Income Tax (“CIT”) - Mexico

CIT applies to Mexican resident taxpayers’ income from worldwide sources, as well as to foreign residents on the income attributed to their permanent establishments (“Pes”) located in Mexico. The federal CIT rate is 30%.

All corporate entities, including associations of a civil nature, branches, etc., are subject to the tax rules applicable to Mexican corporations (unless specifically ruled out).

Provisions to recognize the effects of inflation for tax purposes in the areas of monetary assets and liabilities (annual monetary adjustment) and depreciable assets are provided in the Mexican Income Tax Law, even though recent inflation rates have been stable at low levels

The provision for income taxes consists of the following:

	Year ended December 31, 2020	Year ended December 31, 2019
Current
Federal	$-	$-
State	-	-
Foreign	-	-
	$-	$-
Deferred
Federal	$-	$-
State	-	-
Foreign	-	-
	$-	$-

INNOVATIVE PAYMENT SOLUTIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

13	INCOME TAXES (continued)

Federal Corporate Income Tax (“CIT”) - Mexico (continued)

A reconciliation of the U.S. Federal statutory income tax to the effective income tax is as follows:

	Year ended December 31, 2020	Year ended December 31, 2019
Continuing operations
Tax expense at the federal statutory rate	$(1,143,354)	$(850,030)
State tax expense, net of federal tax effect	(79,743)	-
Permanent differences	453,667	772,183)
Prior year net operating loss true up	487,927	-
Temporary timing differences	-	27,299
	(281,503)	(50,548)
Deferred income tax asset valuation allowance	281,503	50,548
	$-	$-
Discontinued operations
Tax expense at the federal statutory rate	$-	$66,918)
State tax expense, net of federal tax effect	-	-
Effect of foreign operations	-	(27,739
Effect of income tax rate change	-	-
Permanent timing differences	-	(1,834,306)
Temporary timing differences	-	63,004
	-	(1,732,123)
Deferred income tax asset valuation allowance	-	1,732,123
	$-	$-

Significant components of the Company’s deferred income tax assets are as follows:

	December 31, 2020	December 31, 2019
Other	246,069	27,299)
Net operating losses	3,999,612	3,936,879
Valuation allowance	(4,245,681)	(3,964,178)
Net deferred income tax assets	$-	$-

The valuation allowance for deferred income tax assets as of December 31, 2020 and December 31, 2019 was $4,245,681 and $3,964,178, respectively. The net change in the deferred income tax assets valuation allowance was an increase of $281,503 primarily attributable to a prior year tax return to provision true-up of federal and Florida State NOL of $4,700,761 and $14,045,383 respectively.

As of December 31, 2020, the prior three years remain open for examination by the federal or state regulatory agencies for purposes of an audit for tax purposes.

As of December 31, 2020, and 2019, the Company had available for income tax purposes approximately $16.3 million in federal and state net operating loss carry forwards, which may be available to offset future taxable income. $7.9 million of the net operating losses will begin to expire in 2035 through 2037 and $8.4 million has an indefinite life. Due to the uncertainty of the utilization and recoverability of the loss carryforwards and other deferred tax assets, Management has determined a full valuation allowance for the deferred tax assets, since it is more likely than not that the deferred tax assets will not be realizable.

The Company’s ability to utilize the United States Federal operating loss carryforwards may be subject to an annual limitation if pursuant to IRC Section 382/383 of the Internal Revenue Code of 1986, as amended, if a change of ownership has occurred. Management does not believe if an ownership change has occurred under IRC Section 382/383, but is evaluating, if such change has occurred. If such change has occurred, it is also possible that the loss carryforward could be eliminated.

INNOVATIVE PAYMENT SOLUTIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

14	EQUITY BASED COMPENSATION

Equity based compensation is made up of the following:

	Year ended December 31, 2020	Year ended December 31, 2019
Incentive stock awards	$502,128	-
Stock issued for services rendered	88,000	162,254
	$590,128	$162,254

15	NET LOSS PER SHARE

Basic loss per share is based on the weighted-average number of common shares outstanding during each period. Diluted loss per share is based on basic shares as determined above plus common stock equivalents. The computation of diluted net loss per share does not assume the issuance of common shares that have an anti-dilutive effect on net loss per share. For the years ended December 31, 2020 and 2019 all warrants options and convertible debt securities were excluded from the computation of diluted net loss per share.

Dilutive shares which could exist pursuant to the exercise of outstanding stock instruments and which were not included in the calculation because their affect would have been anti-dilutive for the years ended December 31, 2020 and 2019 are as follows:

	Year ended December 31, 2020 (Shares)	Year ended December 31, 2019 (Shares)
Convertible debt	56,486,677	28,557,283
Stock options	100,000	100,000
Warrants to purchase shares of common stock	51,188,572	852,775
	107,775,249	29,510,058

16	RELATED PARTY TRANSACTIONS

The following transactions were entered into with related parties:

Andrey Novikov

On April 8, 2020 and December 18, 2020, in terms of the employment agreement entered into with Mr. Novikov, the Company issued 282,146 and 1,016,408 shares of common stock to Mr. Novikov, valued at an aggregate principal sum of $39,000.

James Fuller

On March 18, 2020, the Company granted Mr. Fuller, a director of the Company, 2,000,000 shares of restricted common stock in terms of the Stock Incentive Plan valued at an aggregate principal sum of $88,000.

The Company has the following related party payables:

Description	December 31, 2020	December 31, 2019
Strategic IR	4,000	-
	$4,000	$-

The amount owing to Strategic IR is for services rendered to the Company by Strategic IR during the year ended December 31, 2020. Strategic IR was paid $60,000 and $60,000 for consulting services to the Company during the year ended December 31, 2020 and 2019, respectively.

INNOVATIVE PAYMENT SOLUTIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

16	RELATED PARTY TRANSACTIONS (continued)

William Corbett

Effective June 24, 2020, the Company granted Mr. Corbett, the Chief Executive Officer of the Company, a total of 20,495,000 restricted shares of common stock of which 5,123,750 vested immediately and a further 15,371,250 restricted shares of common stock, granted on June 24, 2020, which are subject to forfeiture restrictions and which forfeiture restriction lapses 33%, 33% and 34% on the first, second and third anniversary of the June 24, 2020 date of grant.

Effective June 24, 2020, the Company entered into an executive employment agreement with William Corbett, (the “Corbett Employment Agreement”) to employ Mr. Corbett as the Company’s Chief Executive Officer for a term of three (3) years, provide for an annual base salary of $150,000, provide for a signing bonus of $25,000, structure for a bonus of up to 50% of base salary upon the Company’s achievement of $2,000,000 EBITDA and additional performance bonus payments as may be determined by the Company’s board of directors and provide for severance in the event of a termination without cause in amount equal to equal to fifty percent (50%) of his annual base salary rate then in effect, provided that if such termination without cause occurs after an Acquisition of the Company, Mr. Corbett will be entitled to receive severance in an amount equal to equal to 100% of his annual base salary rate then in effect.

The Corbett Employment Agreement provides for the grant to Mr. Corbett of 5,123,750 shares of the Company’s common stock, which are fully vested and not subject to forfeiture.

On June 24, 2020, the Company entered into a restricted stock agreement with Mr. Corbett pursuant to which the Company granted him a restricted stock award of 15,371,250 shares of the Company’s common stock, which forfeiture restriction lapse 33%, 33% and 34%, respectively, on the first, second and third anniversary of the date of grant.

On June 24, 2020, the Company entered into an indemnification agreement with Mr. Corbett to indemnify him, in connection with his position of employment with Company and in the discharge of his duties and responsibilities to Company, to the maximum extent allowed under the laws of the State of Nevada. The Company is not be required or obligated to indemnify Mr. Corbett to extent it would violate the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations thereunder.

LOANS PAYABLE

Description	Interest Rate	Maturity Date	December 31, 2020	December 31, 2019
Vladimir Skigin	4%	December 12, 2020	-	30,026
Loans payable - Related parties			$-	$30,026

Interest expense amounted to $23 and $23,248 for the years ended December 31, 2020 and 2019, respectively.

Vladimir Skigin

Mr. Skigin was considered to be a related party as his shareholding and that of the Companies under his control exceeded 5%.

●	Promissory note

On December 23, 2019, in terms of a debt purchase agreement entered into with Waketec OU, Mr. Skigin acquired $30,000 of the promissory note issued to Waketec OU by Qpagos Corporation. On December 23, 2019, the Company entered into a debt settlement agreement whereby the Company agreed to the assignment of the debt owed to Mr. Skigin by Qpagos Corporation to the Company in exchange for a new promissory note in the principal amount of $30,000 issued by the Company. The promissory note is unsecured, bears interest at 4% per annum and matures on December 23, 2020. The balance of the promissory note, including interest thereon at December 31, 2019 is $30,026.

On January 7, 2020, the Company entered into a debt exchange agreement with Mr. Skigin, whereby the aggregate principal sum of $30,000 plus accrued interest of $49 was exchanged for 1,502,466 shares of common stock at an issue price of $0.02 per share, realizing a loss on exchange of $30,049.

INNOVATIVE PAYMENT SOLUTIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

17	COMMITMENTS AND CONTINGENCIES

The Company has property lease commitments disclosed under note 7 above.

The Company may have an obligation to repay certain convertible notes and accrued interest thereon, on maturity date, if these notes are not converted into equity prior to maturity date as disclosed under note 10 above.

18	SUBSEQUENT EVENTS

Convertible note funding

On February 3, 2021, the Company closed a transaction with Iroquois Master Fund Ltd., pursuant to which the Company received net proceeds of $199,500, after an original issue discount of $28,500 in exchange for the issuance of a $228,000 Senior Secured Convertible Note, bearing interest at 10% per annum and maturing on February 3, 2022, the note is convertible into shares of common stock at an initial conversion price of 0.045 per share, in addition, the Company issued a warrant exercisable for 5,066,667 shares of common stock at an initial exercise price of $0.05 per share.

On February 3, 2021, the Company closed a transaction with Mercer, pursuant to which the Company received net proceeds of $250,250, after an original issue discount of $35,750 in exchange for the issuance of a $286,000 Senior Secured Convertible Note, bearing interest at 10% per annum and maturing on February 3, 2022, the note is convertible into shares of common stock at an initial conversion price of 0.045 per share, in addition, the Company issued a warrant exercisable for 6,355,556 shares of common stock at an initial exercise price of $0.05 per share.

On February 3, 2021, the Company closed a transaction with Cavalry, pursuant to which the Company received net proceeds of $150,500, after an original issue discount of $21,500 in exchange for the issuance of a $172,000 Senior Secured Convertible Note, bearing interest at 10% per annum and maturing on February 3, 2022, the note is convertible into shares of common stock at an initial conversion price of 0.045 per share, in addition, the Company issued a warrant exercisable for 3,822,223 shares of common stock at an initial exercise price of $0.05 per share.

On February 16, 2021, the Company closed a transaction with Bellridge Capital LP., pursuant to which the Company received net proceeds of $180,250, after an original issue discount of $25,750 in exchange for the issuance of a $206,000 Senior Secured Convertible Note, bearing interest at 10% per annum and maturing on February 16, 2022, the note is convertible into shares of common stock at an initial conversion price of 0.045 per share, in addition, the Company issued a warrant exercisable for 4,577,778 shares of common stock at an initial exercise price of $0.05 per share.

On February 16, 2021, the Company closed a transaction with Bellridge Capital LP., pursuant to which the Company received net proceeds of $787,500, after an original issue discount of $112,500 in exchange for the issuance of a $900,000 Senior Secured Convertible Note, bearing interest at 10% per annum and maturing on February 16, 2022, the note is convertible into shares of common stock at an initial conversion price of 0.23 per share, in addition, the Company issued a warrant exercisable for 3,913,044 shares of common stock at an initial exercise price of $0.24 per share.

On February 16, 2021, the Company closed a transaction with Cavalry, pursuant to which the Company received net proceeds of $500,500, after an original issue discount of $71,500 in exchange for the issuance of a $572,000 Senior Secured Convertible Note, bearing interest at 10% per annum and maturing on February 16, 2022, the note is convertible into shares of common stock at an initial conversion price of 0.23 per share, in addition, the Company issued a warrant exercisable for 2,486,957 shares of common stock at an initial exercise price of $0.24 per share.

On February 16, 2021, the Company closed a transaction with Mercer, pursuant to which the Company received net proceeds of $500,500, after an original issue discount of $71,500 in exchange for the issuance of a $572,000 Senior Secured Convertible Note, bearing interest at 10% per annum and maturing on February 16, 2022, the note is convertible into shares of common stock at an initial conversion price of 0.23 per share, in addition, the Company issued a warrant exercisable for 2,486,957 shares of common stock at an initial exercise price of $0.24 per share.

Debt conversions

Between January 4, 2021 and February 3, 2021, the Company received conversion notices from Cavalry, converting the aggregate principal amount of $300,000 and accrued interest thereon of $16,639, relating to a convertible note entered into on July 1, 2020 into 9,046,826 shares of common stock at a conversion price of $0.035 per share, thereby extinguishing the note.

INNOVATIVE PAYMENT SOLUTIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

18	SUBSEQUENT EVENTS (continued)

Debt conversions (continued)

Between January 4, 2021 and February 9, 2021, the Company received conversion notices from Mercer, converting the aggregate principal amount of $400,000 and accrued interest thereon of $19,411, relating to a convertible note entered into on August 3, 2020 into 11,983,170 shares of common stock at a conversion price of $0.035 per share, thereby extinguishing the note.

Between January 5, 2021 and February 5, 2021, the Company received conversion notices from Iroquois Master Fund Ltd., converting the aggregate principal amount of $228,000 relating to a convertible note entered into on September 16, 2020 into 6,514,288 shares of common stock at a conversion price of $0.035 per share, the interest accrued on the note remains outstanding.

On January 15, 2021, the Company received a conversion notice from Mark Geist, converting the aggregate principal amount of $28,600 and accrued interest thereon of $561, relating to a convertible note entered into on October 20, 2020 into 833,172 shares of common stock at a conversion price of $0.035 per share, thereby extinguishing the note.

On February 6, 2021, the Company received a conversion notice from Bellridge Capital, LP. converting the aggregate principal amount of $286,000 and accrued interest thereon of $5,720, relating to a convertible note entered into on November 25, 2020 into 8,334,857 shares of common stock at a conversion price of $0.035 per share, thereby extinguishing the note.

Between February 8, 2021 and February 12, 2021, the Company received conversion notices from Cavalry, converting the aggregate principal amount of $300,000 and accrued interest thereon of $16,083, relating to a convertible note entered into on July 31, 2020 into 9,030,953 shares of common stock at a conversion price of $0.035 per share, thereby extinguishing the note.

On February 16, 2021, the Company received a conversion notice from Bellridge Capital, LP. converting the aggregate principal amount of $206,000, relating to a convertible note entered into on the same day into 4,577,778 shares of common stock at a conversion price of $0.045 per share, thereby extinguishing the note.

On February 18, 2021, the Company received a conversion notice from Cavalry, converting the aggregate principal amount of $114,000 and accrued interest thereon of $4,623, relating to a convertible note entered into on September 24, 2020 into 3,389,238 shares of common stock at a conversion price of $0.035 per share, thereby extinguishing the note.

On February 19, 2021, , the Company received a conversion notice from Iroquois Master Fund Ltd., converting the aggregate principal amount of $228,000 relating to a convertible note entered into on February 3, 2021 into 5,066,667 shares of common stock at a conversion price of $0.045 per share, the interest accrued on the note remains outstanding.

On February 22, 2021, the Company received a conversion notice from Cavalry, converting the aggregate principal amount of $100,000 and accrued interest thereon of $5,583, relating to a convertible note entered into on August 5, 2020 by Pinz and acquired by Cavalry on October 20, 2020, into 3,016,667 shares of common stock at a conversion price of $0.035 per share, the interest accrued on the note remains outstanding.

Debt Repayments

On February 16, 2021 and February 22, 2021, the Company repaid the aggregate principal sum of $286,000 and interest thereon of $1,033, owing on the convertible note it had entered into with Mercer on February 3, 2021, thereby extinguishing the note

On February 17, 2021, the Company repaid the aggregate principal sum of $172,000 owing on the convertible note it had entered into on February 3, 2021. The accrued interest of $669, remains outstanding.

Warrant proceeds

Between February 18, 2021 and March 9, 2021 warrants for 44,074,285 shares were exercised at an exercise price of $0.05 per share, for gross proceeds of $2,203,714.

INNOVATIVE PAYMENT SOLUTIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

18	SUBSEQUENT EVENTS (continued)

Related Party transactions

On February 22, 2021, the Board of Directors of the Company appointed William Corbett, its Chief Executive Officer and Interim Chief Financial Officer, as its Chairman of the Board and issued him a five-year warrant to purchase 20,000,000 shares of the Company’s common stock at an exercise price of $0.24. The Board also agreed to increase Mr. Corbett’s monthly base salary to $30,000 and to pay the independent directors of the Company an annual director’s fee of $12,000.

On February 22, 2021, the Board also awarded each of its directors, James Fuller and Andrey Novikov, options under the Company’s 2018 Stock Incentive Plan to purchase 208,333 shares of the Company’s common stock. The options are exercisable for a period of ten years from the date of grant, vest in full on the date of grant and have an exercise price of $0.24 per share.

Securities Purchase Agreements

On March 17, 2021, the Company, entered into Securities Purchase Agreements (the “SPAs”) with several institutional investors, pursuant to which the Company agreed to sell to the Investors in a private placement (i) 30,333,334 shares of its common stock (the “Shares”) and (ii) warrants (the “Warrants”) to purchase up to an aggregate of 15,166,667 shares of its common stock for gross proceeds of approximately $4,550,000. The combined purchase price for one share of common stock and associated Warrant is $0.15.

The Company intends to use the net proceeds primarily for development of the Company’s technology, digital payment platform and marketing, as well as for working capital and general corporate purposes.

The Warrants are exercisable for a period of five years from the date of issuance and have an exercise price of $0.15 per share, subject to adjustment as set forth in the Warrants for stock splits, stock dividends, recapitalizations and similar events. The Investors may exercise the Warrants on a cashless basis if after the six month anniversary of date of issuance the shares of common stock underlying the Warrants (the “Warrant Shares”) are not then registered pursuant to an effective registration statement. Each Investor has contractually agreed to restrict its ability to exercise the Warrants such that the number of shares of the Company’s common stock held by the Investor and its affiliates after such exercise does not exceed the beneficial ownership limitation set forth in the Warrants which may not exceed initially 4.99% or 9.99% of the Company’s then issued and outstanding shares of common stock.

In connection with the SPAs, the Company entered into Registration Rights Agreements (“RRAs”), dated March 11, 2021, with each of the Investors pursuant to which the Company is obligated to file a registration statement (the “Registration Statement”) with the SEC to register for resale the Shares and Warrant Shares within twenty days following the date upon which the Company files its Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and use all commercially reasonable efforts to have the Registration Statement declared effective by the SEC within sixty days after the Registration Statement is filed (or, in the event of a “full review” by the SEC, within seventy five days after the Registration Statement is filed). The Company will be obligated to pay certain liquidated damages to the investors if the Company fails to file the resale registration statement when required, fails to cause the Registration Statement to be declared effective by the SEC when required, of if the Company fails to maintain the effectiveness of the Registration Statement.

The SPAs and the RRAs contain customary representations, warranties, conditions and indemnification obligations of the parties, which were made only for purposes of such SPAs and RRAs as of specific dates and solely for the benefit of the parties. The SPAs and RRAs may be subject to limitations agreed upon by the contracting parties.

Pursuant to an engagement letter (the “Engagement Letter”), dated as of March 6, 2021, by and between the Company and H.C. Wainwright & Co., LLC (“Wainwright”), the Company engaged Wainwright to act as the Company’s exclusive placement agent in connection with the private placement. Pursuant to the engagement agreement, the Company agreed to pay Wainwright a cash fee of 8.0% of the gross proceeds raised by the Company in the private placement. The Company also agreed to pay Wainwright (i) a management fee equal to 1.0% of the gross proceeds raised in the private placement; (ii) $35,000 for non-accountable expenses and (iii) up to $50,000 for fees and expenses of legal counsel and other out-of-pocket expenses. In addition, the Company agreed to issue to Wainwright (or its designees) placement agent warrants (the “Placement Agent Warrants”) to purchase a number of shares equal to 8.0% of the aggregate number of Shares sold under the Purchase Agreement or warrants to purchase an aggregate of up to 2,426,667 shares of the Company’s common stock. The Placement Agent Warrants generally will have the same terms as the Warrants, except they will have an exercise price of $0.1875.

Other than disclosed above, the Company has evaluated subsequent events through the date the consolidated financial statements were available to be issued and has concluded that no such events or transactions took place that would require disclosure herein.

INNOVATIVE PAYMENT SOLUTIONS, INC.

102,204,552 SHARES OF COMMON STOCK

PROSPECTUS

April 26, 2021

Through and including May 21, 2021 (25 days after commencement of this offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.